As Filed with the Securities and Exchange Commission on February 2, 2011

Registration No. 333-171797

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S–1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Vermillion, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2835	33-0595156
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12117 Bee Caves Road, Building Two, Suite 100

Austin, TX 78738

(512) 519-0400

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Sandra A. Gardiner

Vice President and Chief Financial Officer

12117 Bee Caves Road, Building Two, Suite 100

Austin, TX 78738

(512) 519-0400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Robert A. Claassen, Esq. Jason R. Sanderson, Esq. Paul, Hastings, Janofsky & Walker LLP 1117 South California Avenue Palo Alto, CA 94304 (650) 320-1800	John D. Hogoboom, Esq. Lowenstein Sandler PC 65 Livingston Avenue Roseland, NJ 07068 (973) 597-2500

Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per Share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	4,600,000(1)	7.36(2)	$33,856,000	$3,930.68

(1)	Includes 500,000 shares of Common Stock that the underwriter may purchase from the Registrant and 100,000 shares of Common Stock that the underwriter may purchase from the selling stockholder to cover over-allotments, if any.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. The price per share and aggregate offering price are based upon the average of the high ($7.65) and low ($7.06) sales prices of the registrant’s common stock on January 31, 2011, as reported on the Nasdaq Global Market.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date, as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we and the selling stockholder are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2011

PRELIMINARY PROSPECTUS

4,000,000 Shares

VERMILLION, INC.

Common Stock

We are offering 4,000,000 shares of our common stock, par value $0.001 per share.

Our common stock trades in the Nasdaq Global Market under the symbol “VRML.” On February 1, 2011, the last reported sale price of our common stock on the Nasdaq Global Market was $7.20 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Us (before expenses)	$	$

We have granted to the underwriter an option to purchase up to 500,000 additional shares of our common stock, and the selling stockholder named in this prospectus has granted to the underwriter an option to purchase up to 100,000 additional shares of our common stock, to cover over-allotments, if any, within 30 days of the date of this prospectus. If the over-allotment option is exercised only in part, option shares shall be taken first from the selling stockholder and second from us. We will not receive any proceeds from any sales of shares by the selling stockholder.

The underwriter expects to deliver the shares of our common stock to purchasers on or about                     , 2011, through the book-entry facilities of The Depository Trust Company.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Roth Capital Partners

The date of this prospectus is                     , 2011.

i

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus. The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider prior to making an investment decision. You should read the entire prospectus carefully, including the “Risk Factors” section beginning on page 7 of this prospectus and the consolidated financial statements and notes thereto contained in this prospectus before making an investment decision. Unless the context otherwise requires, references to “Vermillion,” “we,” “us,” or “Company” refer to Vermillion, Inc. and its wholly owned subsidiaries.

Company Information

We are dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Our tests are intended to help guide decisions regarding patient treatment, which may include decisions to refer patients to specialists, to perform additional testing, or to assist in the selection of therapy. A distinctive feature of our approach is to combine multiple markers into a single, reportable index score that has higher diagnostic accuracy than its constituents. We concentrate our development of novel diagnostic tests in the fields of oncology, hematology, cardiology and women’s health, with the initial focus on ovarian cancer. We also intend to address clinical questions related to early disease detection, treatment response, monitoring of disease progression, prognosis and others through collaborations with leading academic and research institutions.

Our lead product, the OVA1™ ovarian tumor triage test (the “OVA1 Test”), was cleared by the United States Food and Drug Administration (the “FDA”) on September 11, 2009. The OVA1 Test addresses a clear unmet clinical need, namely the pre-surgical identification of women who are at high risk of having a malignant ovarian tumor. Numerous studies have documented the benefit of referral of these women to gynecologic oncologists for their initial surgery. Prior to the clearance of the OVA1 Test, no blood test had been cleared by the FDA for physicians to use in the presurgical management of ovarian adnexal masses. The OVA1 Test is a qualitative serum test that utilizes five well-established biomarkers and proprietary FDA-cleared software to determine the likelihood of malignancy in women with a pelvic mass for whom surgery is planned. The OVA1 Test was developed through large pre-clinical studies in collaboration with numerous academic medical centers encompassing over 2,500 clinical samples. The OVA1 Test was fully validated in a prospective multi-center clinical trial encompassing 27 sites reflective of the diverse nature of the clinical centers at which ovarian adnexal masses are evaluated. The results of the clinical trial demonstrated that the OVA1 Test, in conjunction with clinical evaluation, was able to identify 91.7% of the malignant ovarian tumors and to rule out malignancy negative predictive value (“NPV”) with 93.2% certainty. Recently, data were presented demonstrating the high sensitivity of the OVA1 Test for epithelial ovarian cancers (“EOC”); the OVA1 Test detected 95/96 EOC cases for a sensitivity of 99.0%, including 40/41 stage I and stage II EOC, for an overall sensitivity of 97.6% for early stage EOC, as compared to 65.9% for CA125 using the ACOG cutoffs. The improvement in sensitivity was even greater among premenopausal women; for the OVA1 Test, sensitivity for early stage EOC was 92.9% and for CA125, sensitivity was 35.7%. Overall, the OVA1 Test detected 76% of malignancies missed by CA125, including all advanced stage malignancies.

In addition to the OVA1 Test, we have development programs in other clinical aspects of ovarian cancer as well as in peripheral arterial disease. In the field of peripheral arterial disease, we have identified candidate biomarkers that may help to identify individuals at high risk for a decreased ankle-brachial index score, which is indicative of the likely presence of peripheral arterial disease (“PAD”). We have initiated an intended-use study to validate a multi-marker algorithm for the assessment of individuals at risk for PAD. This algorithm will be specifically directed at a primary care population in which the PAD blood test (“VASCLIR™”) is expected to be used. Subsequent to this study, we intend to discuss with the FDA the appropriate submission pathway, which may be pre-market approval (“PMA”), 510(k) clearance, or 510(k) de novo clearance. In the field of ovarian cancer, we have initiated pilot experiments intended to identify markers with high clinical specificity that may complement our current OVA1 Test. These experiments are investigational and we have not yet established a regulatory pathway for this potential product (OVA2™).

Current and former academic and research institutions that we have or have had collaborations with include the Johns Hopkins University School of Medicine; the University of Texas M.D. Anderson Cancer Center; University College London; the University of Texas Medical Branch; the Katholieke Universiteit Leuven; Clinic of Gynecology and Clinic of Oncology, Rigshospitalet, Copenhagen University Hospital; the Ohio State University Research Foundation; Stanford University; and the University of Kentucky.

The OVA1 Test is currently being offered by Quest. Under the terms of our strategic alliance agreement with Quest, as amended (most recently on November 10, 2010), Quest is required to pay us a fixed payment of $50 per OVA1 Test performed, as well as 33% of its “gross margin” from revenue from performing the OVA1 Test, as that term is defined in the strategic alliance agreement as amended. Quest is the exclusive clinical laboratory provider of the OVA1 Test in its exclusive territory, which includes the US, Mexico, Britain and India through September 11, 2014. Quest has the right to extend the exclusivity period for an additional year beyond September 11, 2014 on the same terms and conditions.

Recent Developments

Qualifying Therapeutic Discovery Project Program

On November 2, 2010, we received notice of an award of two grants for the aggregate sum of $489,000 under the Internal Revenue Service Qualifying Therapeutic Discovery Projects Grant Program for the OVA2TM and PAD programs. The grant relates to 2010 expenditures and was awarded to therapeutic or diagnostic discovery projects that show a reasonable potential to result in new therapies or diagnostic tests that treat areas of unmet medical need or that prevent, detect or treat chronic or acute diseases and conditions.

The Offering

Common stock offered	4,000,000 shares

Common stock to be outstanding after this offering (1)	14,416,085

Use of Proceeds	We expect that the net proceeds from this offering will be approximately $ (assuming a public offering price of $ per share, the average high and low sales prices of our common stock on 2011), after deducting the estimated underwriting discount and after deducting the estimated offering expenses payable by us (or $ if the underwriter’s over-allotment option is exercised in full). We expect to use the net proceeds from this offering to fund clinical trials of our diagnostic test for PAD, to develop additional diagnostic tests, to research and pursue our expansion into international markets, to pursue opportunities to diversify our product and service lines and offerings, and for other general corporate purposes.

In the event that the over-allotment option is exercised and the selling stockholder sells shares, we will not receive any of the proceeds received by the selling stockholder.

Risk Factors	See “Risk Factors” beginning on page 6 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our shares.

Nasdaq Global Market Trading Symbol	VRML

(1) The number of shares of common stock to be outstanding after this offering is based on 10,416,085 shares outstanding as of September 30, 2010 and excludes:

•	841,485 shares of our common stock issuable upon the exercise of options as of September 30, 2010;

•	231,951 shares of restricted stock granted to our directors as of September 30, 2010, 156,314 shares of which were issued to our directors during the fourth quarter of fiscal year 2010;

•	81,000 shares of our common stock issued to our directors as compensation during the fourth quarter of fiscal year 2010;

•	10,417 shares of restricted stock awards granted to our employees as of September 30, 2010, 4,165 shares of which were issued to our employees during the fourth quarter of fiscal year 2010;

•	415,782 shares of our common stock issuable upon the exercise of warrants as of September 30, 2010;

•	250,000 shares of our common stock reserved for issuance upon conversion of our senior convertible notes as of September 30, 2010;

•

1,102,683 shares of our common stock reserved for future issuance to employees, directors and consultants pursuant to our employee stock plans as of September 30, 2010, excluding the shares listed above; and

•	any options, warrants or shares of common stock issued after September 30, 2010, and any outstanding options or warrants that were exercised after September 30, 2010.

Unless otherwise indicated, all information in this prospectus assumes:

•	our 1-for-10 reverse stock split effective at the close of business on March 3, 2008; and

•	no exercise of the underwriter’s over-allotment option to purchase up to 500,000 additional shares from us, and up to 100,000 additional shares from the selling stockholder named in this prospectus.

Summary Consolidated Financial and Operating Data

The following table sets forth our historical consolidated financial and operating data as of and for each of the periods indicated, and should be read in conjunction with “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. We derived the selected consolidated financial data for the years ended December 31, 2007, 2008 and 2009 from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 2005 and 2006, and the consolidated balance sheet data as of December 31, 2005, 2006 and 2007 were derived from our audited consolidated financial statements that are not included in this prospectus. The summary consolidated financial data as of September 30, 2010, and for the nine months ended September 30, 2009 and 2010 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

Vermillion was originally incorporated in California on December 9, 1993, under the name Abiotic Systems. In March 1995, Abiotic Systems changed its corporate name to Ciphergen Biosystems, Inc., and subsequently on June 21, 2000, it reincorporated in Delaware. Under the name Ciphergen Biosystems, Inc., we had our initial public offering on September 28, 2000. On November 13, 2006, we sold the assets and liabilities of our protein research products and collaborative services business to Bio-Rad, which allowed us to focus on the development of our diagnostics tests. On August 21, 2007, Ciphergen Biosystems, Inc. changed its corporate name to Vermillion, Inc. Effective at the close of business on March 3, 2008, we effected a 1 for 10 reverse stock split of our common stock. Accordingly, all share and per share amounts were adjusted to reflect the impact of the 1 for 10 reverse stock split in this Form S-1.

On March 30, 2009, we filed a voluntary petition for relief under Chapter 11 of Title II of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). While under bankruptcy protection, we operated our business and managed our properties as debtors in possession. On January 22, 2010, pursuant to the terms of a confirmed plan, we emerged from bankruptcy.

Our historical results are not necessarily indicative of the results that may be expected for any future period. The results of operations data for the nine-month periods presented below are not necessarily indicative of the operating results for the entire year or any other future interim period. Financial information is in thousands, except per share data.

	Year Ended December 31,					Nine Months Ended September 30,
	2005	2006	2007	2008	2009	2009	2010
						(Unaudited)
Consolidated Statements of Operations Data:
Total revenue(1)	$27,246	$18,215	$44	$124	$—	$—	$830
Loss from operations(2)	(34,509)	(18,897)	(19,620)	(14,517)	(5,363)	(3,863)	(10,347)
Loss from continuing operations	(36,387)	(22,066)	(21,282)	(18,330)	(22,048)	(15,623)	(15,020)
Income from discontinued operations(3)	954	—	—	—	—	—	—
Net loss	$(35,433)	$(22,066)	$(21,282)	$(18,330)	$(22,048)	$(15,623)	$(15,020)
Basic and diluted loss per share:
Loss from continuing operations	$(1.13)	$(0.61)	$(4.47)	$(2.87)	$(3.31)	$(2.45)	$(1.45)
Income from discontinued operations	0.03	—	—	—	—	—	—

Net loss	$(1.10)	$(0.61)	$(4.47)	$(2.87)	$(3.31)	$(2.45)	$(1.45)

Weighted-average shares used to compute basic and diluted loss per common share	3,232	3,647	4,765	6,382	6,662	6,387	10,346

	December 31,					Sept. 30, 2010
	2005	2006	2007	2008	2009
						(Unaudited)
Consolidated Balance Sheets Data:
Cash and cash equivalents(4)	$25,738	$17,711	$7,617	$2,464	$3,440	$25,292
Investment in securities	2,240	—	8,875	—	—	—
Working capital (deficit)	27,130	12,994	8,534	(3,727)	(636)	13,019
Total assets	52,811	23,016	24,053	3,858	4,609	26,367
Long-term debt and capital lease obligations, including current portion	31,512	25,511	28,667	28,878	17,765	12,000
Total stockholders’ equity (deficit)	6,523	(9,901)	(11,462)	(29,068)	(27,317)	4,480

(1)	The decrease in revenue for the year ended December 31, 2007 compared to the same period in the prior year was due to our sale of the assets and liabilities of our protein research products and collaborative services business to Bio-Rad Laboratories, Inc. We did not begin to generate revenue from diagnostic products and related licensing until the year ended December 31, 2010.
(2)	The decrease in loss from operations from $14,517 for the year ended December 31, 2008 to $5,363 for the year ended December 31, 2009 was due primarily to the bankruptcy filing in March 2009 and the subsequent curtailment of operations and expenditures while under bankruptcy protection.
(3)	Income from discontinued operations in 2005 related to the final disposition of an escrow account from the sale of our BioSepra business, which was sold to Pall Corporation on November 30, 2004.
(4)	The increase in cash and cash equivalents from $3,440 at December 31, 2009 to $25,292 at September 30, 2010 was due to a private placement sale of 2,327,869 shares of our common stock for net proceeds of $42,800 in January 2010 as part of emerging from bankruptcy partially offset by operating and other expenses incurred during the nine months ended September 30, 2010 as well as the cash exercise of certain outstanding warrants.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors together with all of the other information contained in this prospectus, including our consolidated financial statements and the notes thereto, before deciding whether to invest in shares of our common stock. Each of these risks could harm our business, operating results, financial condition and/or growth prospects. As a result, the trading price of our common stock could decline and you might lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations.

Risks Related to Our Business

We expect to incur a net loss for fiscal 2010. If we are unable to generate significant product and licensing revenue in the future, we may never achieve profitability.

We have experienced significant operating losses each year since our inception and we expect to incur a net loss for fiscal year 2010. Our losses have resulted principally from costs incurred in research and development, sales and marketing, litigation, and general and administrative costs associated with our operations, bankruptcy and test development.

Our ability to commercialize the OVA1 Test and other potential diagnostic tests is heavily dependent on our strategic alliance with Quest.

Quest has an exclusive license to offer the OVA1 Test as a clinical laboratory test in the US, Mexico, Britain and India through September 11, 2014, which may be extended for an additional year beyond September 11, 2014. In addition, Quest is expected to have a similar exclusive license with respect to our VASCLIR™ test for a three year period following clearance by the FDA, as well as with respect to one additional test developed by us, if and to the extent, Quest exercises its development option with respect to any such test on or before October 7, 2012. Consequently, our ability to generate revenue from these tests in these regions is heavily dependent on Quest and its ability to market and offer these tests in its clinical laboratories.

We expect that for the foreseeable future nearly all of our revenue will be derived from Quest and will depend on the number of the OVA1 Tests performed by Quest and the reimbursement rate for performing those tests, all of which are outside of our control.

We expect that nearly all of our revenues for the foreseeable future will be derived through our strategic partnership with Quest and will be based on the number of the OVA1 Tests performed by Quest and the reimbursement rate received by Quest for those tests. On November 10th, 2010, we entered into an Amendment No. 4 to our Strategic Alliance Agreement with Quest (the “Amendment No. 4”). Under the terms of the Amendment, we are to be paid $50 for each OVA1 Test performed by Quest (the “fixed amount”), as well as 33% of Quest’s gross margin from performing the OVA1 Tests (the “variable amount”). In addition, Amendment No. 4 provides for a monthly payment by Quest to us of the fixed amount and the variable amount based on Quest’s average reimbursement per OVA1 Test in the previous month. Under the terms of Amendment No. 4, the payments received by us are subject to recalculation and adjustment, either up or down, on an annual basis within 60 days of the end of each calendar year based on Quest’s actual reimbursement history for that calendar year. Any amounts owed by us to Quest will be deducted against payments owed to us in future periods. The number of tests performed by Quest and the amount of reimbursements received by Quest in any given period will be largely outside of our control, and if Quest were to perform fewer tests or receive less reimbursement per test than expected, it could have a material adverse effect on our revenue and results of operations.

How we will recognize revenue under the Quest Strategic Alliance Agreement remains uncertain and is likely to change, which could adversely affect our revenue in future periods.

As described in more detail above, Amendment No. 4 changed the structure and calculation of the payments to be received by us from Quest relating to the OVA1 Test. Given our limited commercialization history with the

OVA1 Test, our lack of experience with the new payment terms contained in Amendment No. 4 and our inability to know or control Quest’s reimbursement rates for performing the OVA1 Test, it may be difficult for us to estimate the amount of the future variable payments and the size of any year-end adjustment. It is likely that we will be unable to recognize some or all of the revenue from the variable payments to be received from Quest until we are better able to estimate the final variable payment amounts and the magnitude and effect of the annual recalculation and adjustment mechanism. Accordingly, the amount of revenue we will be able to recognize in any quarter could vary significantly, and the method used to calculate that revenue could be subject to change. Any changes in the amount of revenue we are able to recognize or in the method used to calculate that revenue could adversely affect our revenue and results of operations in future periods.

We may need to raise additional capital for the Company in the future beyond what we raise in this offering, and if we are unable to secure adequate funds on terms acceptable to us, we may be unable to execute our business plan.

We believe that our current cash resources will be sufficient to meet our anticipated needs for the next 12 to 18 months. However, we may decide to raise additional capital beyond what we raise in this offering sooner in order to develop new or enhanced products or services, increase our efforts to discover biomarkers and develop them into diagnostic products, or acquire complementary products, businesses or technologies. We may seek to raise additional capital beyond what we raise in this offering through the issuance of equity or debt securities, or a combination thereof, in the public or private markets, or through a collaborative arrangement or sale of assets. Additional financing opportunities may not be available to us, or if available, may not be on favorable terms. The availability of financing opportunities will depend, in part, on market conditions, and the outlook for our business. Any future issuance of equity securities or securities convertible into equity could result in substantial dilution to our stockholders, and the securities issued in such a financing may have rights, preferences or privileges senior to those of our common stock. If we raise additional funds by issuing debt, we may be subject to limitations on our operations, through debt covenants or other restrictions. If we obtain additional funds through arrangements with collaborators or strategic partners, we may be required to relinquish rights to certain technologies or products that we might otherwise seek to retain. If adequate and acceptable financing is not available to us at the time that we seek to raise additional capital, our ability to execute our business plan successfully may be negatively impacted.

Substantial leverage and debt service obligations may adversely affect our consolidated cash flows.

As of September 30, 2010, we had $5,000,000 of outstanding principal of our 7.00% Convertible Senior Notes due 2011 (the “7.00% Notes”) and $7,000,000 outstanding under our secured line of credit with Quest.

Quest provided us with a $10,000,000 secured line of credit, which was forgivable based upon the achievement of certain milestones related to the development, regulatory approval and commercialization of certain diagnostic tests. As of our emergence from bankruptcy, certain milestones had been met and the principal balance of the secured line of credit was reduced to $7,000,000. We are in discussions with Quest regarding the achievement of an additional $1,000,000 forgiveness milestone related to the OVA1 Test under the terms of the Amended Strategic Alliance Agreement. The $7,000,000 secured line of credit is secured by our assets, and is senior to the outstanding $5,000,000 of the 7.00% Notes. As a result of this indebtedness, we have substantial principal and interest payment obligations. The degree to which we are leveraged could, among other things:

•	make it difficult for us to obtain financing for working capital, acquisitions or other purposes on favorable terms, if at all;

•	make us more vulnerable to industry downturns and competitive pressures; and

•	limit our flexibility in planning for or reacting to changes in our business.

Our ability to meet our debt service obligations will depend upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control. If we cannot meet our debt service obligation, it would have a material adverse effect on our consolidated financial position.

We may not succeed in developing additional diagnostic products, and, even if we do succeed in developing additional diagnostic products, the diagnostic products may never achieve significant commercial market acceptance.

Our success depends on our ability to continue to develop and commercialize diagnostic products. There is considerable risk in developing diagnostic products based on our biomarker discovery efforts, as candidate biomarkers may fail to validate results in larger clinical studies or may not achieve acceptable levels of clinical accuracy. If we do succeed in developing additional diagnostic tests with acceptable performance characteristics, we may not succeed in achieving significant commercial market acceptance for those tests. Our ability to successfully commercialize diagnostic products, including the OVA1 Test, will depend on several factors, including:

•	our ability to convince the medical community of the safety and clinical efficacy of our products and their advantages over existing diagnostic products;

•	our ability to further establish business relationships with other diagnostic or laboratory companies that can assist in the commercialization of these products in the US and globally; and

•

the scope and extent of the agreement by Medicare and third-party payers to provide full or partial reimbursement coverage for our products, which will affect patients’ willingness to pay for our products and will likely heavily influence physicians’ decisions to recommend or use our products.

These factors present obstacles to significant commercial acceptance of our existing and potential diagnostic products, for which we will have to spend substantial time and financial resources to overcome, and there is no guarantee that we will be successful in doing so. Our inability to do so successfully would prevent us from generating revenue from future diagnostic products.

The diagnostics space is competitive and we may not be able to compete successfully, which would adversely impact our ability to generate revenue.

Our principal competition currently comes from the many clinical options available to medical personnel involved in clinical decision making. For example, rather than ordering an OVA1 Test for a woman with an adnexal mass, obstetricians, gynecologists, and gynecologic oncologists may choose a different clinical option or none at all. If we are not able to convince clinicians that the OVA1 Test provides a significant improvement over current clinical practices, our ability to commercialize the OVA1 Test would be adversely affected. In addition, competitors, such as Fujirebio Diagnostics, Inc., Becton Dickinson, ArrayIt Corporation, Correlogic Systems, Inc., and Abbott Labs have publicly disclosed that they have been or are currently working on ovarian cancer diagnostic assays. Additionally, academic institutions periodically report new findings in ovarian cancer diagnostics that may have commercial value. Our failure to compete with any competitive diagnostic assays if and when commercialized could adversely affect our business.

We have priced the OVA1 Test at a point that recognizes the value-added by its increased sensitivity for ovarian malignancy. If others develop a test that is viewed to be similar to the OVA1 Test in efficacy but is priced at a lower point, we and/or our strategic partners may have to lower the price of the OVA1 Test in order to effectively compete, which would impact our margins and potential for profitability.

The commercialization of our diagnostic tests may be affected adversely by changing FDA regulations, and any delay by or failure of the FDA to approve our diagnostic tests submitted to the FDA may adversely affect our consolidated revenues, results of operations and financial condition.

The FDA cleared the OVA1 Test on September 11, 2009. To the extent we seek FDA 510(k) clearance or FDA pre-market approval for other diagnostic tests, any delay by or failure of the FDA to clear or approve those diagnostic tests may adversely affect our consolidated revenues, results of operations and financial condition.

If we or our suppliers fail to comply with FDA requirements, we may not be able to market our products and services and may be subject to stringent penalties; further improvements to our or our suppliers’ manufacturing operations may be required that could entail additional costs.

The commercialization of our products could be delayed, halted or prevented by applicable FDA regulations. If the FDA were to view any of our actions as non-compliant, it could initiate enforcement actions, such as a warning letter and possible imposition of penalties. In addition, analyte specific reagents (“ASRs”) that we may provide would be subject to a number of FDA requirements, including compliance with the FDA’s Quality System Regulations (“QSR”), which establish extensive requirements for quality assurance and control as well as manufacturing procedures. Failure to comply with these regulations could result in enforcement actions for us or our potential suppliers. Adverse FDA actions in any of these areas could significantly increase our expenses and limit our revenue and profitability. We will need to undertake steps to maintain our operations in line with the FDA’s QSR requirements. Some components of the OVA1 Test are manufactured by other companies and we are required to maintain supply agreements with these companies. If these agreements are not satisfactory to the FDA, we will have to renegotiate these agreements. Any failure to do so would have an adverse effect on our ability to commercialize the OVA1 Test. Our suppliers’ manufacturing facilities will be subject to periodic regulatory inspections by the FDA and other federal and state regulatory agencies. If and when we begin commercializing and assembling our products by ourselves, our facilities will be subject to the same inspections. We or our suppliers may not satisfy such regulatory requirements, and any such failure to do so would have an adverse effect on our commercialization efforts.

If we fail to continue to develop our technologies, we may not be able to successfully foster adoption of our products and services or develop new product offerings.

Our technologies are new and complex, and are subject to change as new discoveries are made. New discoveries and advancements in the diagnostic field are essential if we are to foster the adoption of our product offerings. Development of these technologies remains a substantial risk to us due to various factors, including the scientific challenges involved, our ability to find and collaborate successfully with others working in the diagnostic field, and competing technologies, which may prove more successful than our technologies.

If we fail to maintain our rights to utilize intellectual property directed to diagnostic biomarkers, we may not be able to offer diagnostic tests using those biomarkers.

One aspect of our business plan is to develop diagnostic tests based on certain biomarkers, which we have the right to utilize through licenses with our academic collaborators, such as the Johns Hopkins University School of Medicine, Stanford University, and the University of Texas M.D. Anderson Cancer Center. In some cases, our collaborators own the entire right to the biomarkers. In other cases, we co-own the biomarkers with our collaborators. If, for some reason, we lose our license to biomarkers owned entirely by our collaborators, we may not be able to use those biomarkers in diagnostic tests. If we lose our exclusive license to biomarkers co-owned by us and our collaborators, our collaborators may license their share of the intellectual property to a third party that may compete with us in offering diagnostic tests, which would materially adversely affect our consolidated revenues, results of operations and financial condition.

We have $7,000,000 outstanding from the secured line of credit provided by Quest. If we fail to achieve the milestones for the forgiveness of the secured line of credit set forth in our amended credit agreement with Quest, we will be responsible for full repayment of the secured line of credit on or before October 7, 2012.

As of September 30, 2010, we have $7,000,000 outstanding from the secured lined of credit in connection with the Strategic Alliance. Over a two-year period, we borrowed monthly increments of $417,000, totaling $10,000,000, and have paid all interest that was due. Funds from this secured line of credit were used for certain costs and expenses directly related to the Strategic Alliance, with forgiveness of the repayment obligations based upon our achievement of milestones related to the development, regulatory approval and commercialization of certain diagnostic tests. On October 7, 2009, the Strategic Alliance Agreement was amended to extend the term of the agreement to end on the earlier of (i) October 7, 2012 and (ii) the date on which Quest makes its third development election. On September 11, 2009, we announced our milestone achievement of clearing the OVA1 Test with the FDA and, effective after the emergence from bankruptcy, reduced our principal obligations under the Amended Strategic Alliance Agreement to $7,000,000. We are in discussions with Quest regarding the achievement of an additional $1,000,000 forgiveness milestone related to the OVA1 Test under the terms of the Amended Strategic Alliance Agreement. Should we fail to achieve the remaining milestones, we would be responsible for the repayment of the outstanding principal amount and any unpaid interest on the secured line of credit on or before October 7, 2012, which could materially adversely affect our consolidated results of operations and financial condition.

If a competitor infringes on our proprietary rights, we may lose any competitive advantage we may have as a result of diversion of our time, enforcement costs and the loss of the exclusivity of our proprietary rights.

Our success depends in part on our ability to maintain and enforce our proprietary rights. We rely on a combination of patents, trademarks, copyrights and trade secrets to protect our technology and brand. We have submitted a number of patent applications covering biomarkers that may have diagnostic or therapeutic utility. Our patent applications may or may not result in additional patents being issued.

If competitors engage in activities that infringe on our proprietary rights, our focus will be diverted and we may incur significant costs in asserting our rights. We may not be successful in asserting our proprietary rights, which could result in our patents being held invalid or a court holding that the competitor is not infringing, either of which would harm our competitive position. We cannot be sure that competitors will not design around our patented technology.

We also rely upon the skills, knowledge and experience of our technical personnel. To help protect our rights, we require all employees and consultants to enter into confidentiality agreements that prohibit the disclosure of confidential information. These agreements may not provide adequate protection for our trade secrets, knowledge or other proprietary information in the event of any unauthorized use or disclosure. If any trade secret, knowledge or other technology not protected by a patent were to be disclosed to or independently developed by a competitor, it could have a material adverse effect on our business, consolidated results of operations and financial condition.

If others successfully assert their proprietary rights against us, we may be precluded from making and selling our products or we may be required to obtain licenses to use their technology.

Our success depends on avoiding infringing on the proprietary technologies of others. If a third party were to assert claims that we are violating their patents, we might incur substantial costs defending ourselves in lawsuits against charges of patent infringement or other unlawful use of another’s proprietary technology. Any such lawsuit may not be decided in our favor, and if we are found liable, it may be subject to monetary damages or injunction against using the technology. We may also be required to obtain licenses under patents owned by third parties and such licenses may not be available to us on commercially reasonable terms, if at all.

Current and future litigation against us could be costly and time consuming to defend.

We are from time to time subject to legal proceedings and claims that arise in the ordinary course of business, such as claims brought by our clients in connection with commercial disputes, employment claims made by current or former employees, and claims brought by third parties alleging infringement on their intellectual property rights. In addition, we may bring claims against third parties for infringement on our intellectual property rights. Litigation may result in substantial costs and may divert our attention and resources, which may seriously harm our business, consolidated results of operations and financial condition.

An unfavorable judgment against us in any legal proceeding or claim could require us to pay monetary damages. In addition, an unfavorable judgment in which the counterparty is awarded equitable relief, such as an injunction, could have an adverse impact on our licensing and sublicensing activities, which could harm our business, consolidated results of operations and consolidated financial condition.

On July 9, 2007, Molecular Analytical Systems (“MAS”) filed a lawsuit in the Superior Court of California for the County of Santa Clara naming Vermillion and Bio-Rad Laboratories, Inc. (“Bio-Rad”) as defendants (the “State Court lawsuit”). Under the State Court lawsuit, MAS seeks an unspecified amount of damages and alleges, among other things, that Vermillion is in breach of its license agreement with MAS relating to the Company’s Surfaced Enhanced Laser Desorption/Ionization (“SELDI”) technology as a result of Vermillion’s entry into a sublicense agreement with Bio-Rad. Vermillion filed a petition to compel arbitration, which was denied in the trial court. Vermillion then filed its general denial and affirmative defenses on April 1, 2008. The Company and Bio-Rad thereafter appealed the denial of the motion to compel arbitration, which appeal had the effect of staying the State Court lawsuit, which stay was further extended in both the state trial and appellate courts when the Company filed for bankruptcy protection on March 30, 2009, a Voluntary Petition for Relief under Chapter 11 in the Bankruptcy Court. MAS filed a proof of claim on July 15, 2009, in connection with the Company’s bankruptcy proceedings. The proof of claim mirrored the MAS lawsuit and asserted that the Company breached the Exclusive License Agreement by transferring certain technologies to Bio-Rad without obtaining MAS’s consent. MAS listed the value of its claim as in excess of $5,000,000. On December 28, 2009, the Company objected to MAS's Proof of Claim in the Bankruptcy Court. On January 7, 2010, the Bankruptcy Court confirmed the Company’s Plan of Reorganization. Per the Court’s order confirming the Plan, the Company’s bankruptcy case will be closed when, along with other requirements, a final, non-appealable judgment is entered on MAS’s claims. After the Plan of Reorganization was confirmed, MAS filed a motion with the Bankruptcy Court asking it to abstain from hearing its proof of claim and asked the Bankruptcy Court to grant relief from the automatic stay so that MAS could proceed with the State Court lawsuit in California. Over our objection, the Bankruptcy Court granted that motion on March 16, 2010. Thereafter, the California Court of Appeal set oral argument on our appeal of the trial court order denying our motion to compel arbitration for June 17, 2010. The California Court of Appeals overturned the Superior Court’s decision in an opinion dated July 9, 2010, and ordered that the dispute be arbitrated before the Judicial Arbitration and Mediation Service (“JAMS”). MAS filed its demand for arbitration on September 15, 2010. The demand did not include any additional detail regarding MAS’s claims, and submitted the same complaint for unspecified damages that MAS filed in the Superior Court in 2007. JAMS has not yet set a schedule for resolution of MAS’s claims, and management cannot predict the ultimate outcome of this matter at this time.

Our failure to meet our purchase commitments pursuant to a manufacture and supply agreement with Bio-Rad could adversely affect our consolidated results of operations and financial condition.

We are a party to a manufacture and supply agreement with Bio-Rad, dated November 13, 2006, whereby we agreed to purchase from Bio-Rad the ProteinChip Systems and ProteinChip Arrays necessary to support our diagnostics efforts. Under the terms of the agreement, we were required to purchase a specified number of ProteinChip Systems and ProteinChip Arrays in each of the three years following the date of the agreement. Pursuant to a letter from us to Bio-Rad dated May 2, 2008, we exercised our right to terminate the agreement for convenience upon 180 days’ written notice. Consequently, termination of the agreement became effective on October 29, 2008. In our bankruptcy proceeding, Bio-Rad filed a claim for approximately $1,000,000. If we are unable to resolve this claim, it would have an adverse effect on our consolidated cash flows.

Because our business is highly dependent on key executives and employees, our inability to recruit and retain these people could hinder our business plans.

We are highly dependent on our executive officers and certain key employees. Our executive officers and key employees are employed at will by us. Any inability to engage new executive officers or key employees could impact operations or delay or curtail our research, development and commercialization objectives. To continue our research and product development efforts, we need people skilled in areas such as clinical operations, regulatory affairs, clinical diagnostics, biochemistry and information services. Competition for qualified employees is intense.

Our diagnostic efforts may cause us to have significant product liability exposure.

The testing, manufacturing and marketing of medical diagnostic tests entail an inherent risk of product liability claims. Potential product liability claims may exceed the amount of our insurance coverage or may be excluded from coverage under the terms of the policy. Our existing insurance will have to be increased in the future if we are successful at introducing new diagnostic products and this will increase our costs. In the event that we are held liable for a claim or for damages exceeding the limits of our insurance coverage, we may be required to make substantial payments. This may have an adverse effect on our consolidated results of operations, financial condition and cash flows, and may increase the volatility of our common stock price.

Business interruptions could limit our ability to operate our business.

Our operations, as well as those of the collaborators on which we depend, are vulnerable to damage or interruption from fire; natural disasters, including earthquakes; computer viruses; human error; power shortages; telecommunication failures; international acts of terror; and similar events. Although we have certain business continuity plans in place, we have not established a formal comprehensive disaster recovery plan, and our back-up operations and business interruption insurance may not be adequate to compensate it for losses we may suffer. A significant business interruption could result in losses or damages incurred by us and require us to cease or curtail our operations.

We have identified a material weakness in our internal control over financial reporting. If we fail to remediate any material weaknesses and maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could adversely affect our business, operating results, and financial condition.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. As disclosed within our Annual Report on Form 10-K for the period ended December 31, 2009, we have carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and former Interim Chief Accounting Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2009 and concluded that our disclosure controls and procedures were not effective because of a material weakness in internal control over financial reporting as of that date.

Following our filing of a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court on March 30, 2009, we did not maintain sufficient staff with the necessary experience in US GAAP to timely perform our controls procedures relating to the accounting and reporting processes. Specifically, we did not have sufficient accounting and reporting expertise necessary to make estimates requiring significant judgment or to record complex transactions in a manner necessary to facilitate the timely filing of all Forms required by the Exchange Act of 1934. As a result, we were not able to timely file our Forms 10-Q and 10-K in accordance with the Exchange Act’s rules and regulations. This control deficiency, if not corrected, could result in a material misstatement of our annual or interim consolidated financial statements that would not be prevented or detected on a timely basis. Therefore, management concluded, as of December 31, 2009, that this control deficiency constituted a material weakness and has taken steps to improve controls in this area.

Despite these steps, we may determine the material weakness that existed at December 31, 2009 has not yet been remediated and that other material weaknesses exist, which, if not remediated, may render us unable to detect in a timely manner misstatements that could occur in our financial statements in amounts that may be material.

Our testing, evaluation and conclusion on the effectiveness of our internal controls in place at December 31, 2010 will not be completed until sometime in early 2011. As a result, we have not yet made any conclusions, nor have we disclosed in any of our subsequent quarterly filings, the sufficiency of the actions taken in remediating the control deficiencies that led to the material weakness at December 31, 2009.

Legislative actions resulting in higher compliance costs are likely to adversely affect our future consolidated results of operations, financial position and cash flows.

Compliance with laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, and new regulations adopted by the SEC, are resulting in increased compliance costs. We, like all other public companies, are incurring expenses and diverting employees’ time in an effort to comply with Section 404 of the Sarbanes-Oxley Act of 2002. We have completed the process of documenting our systems of internal control and have evaluated our systems of internal control. Beginning with the year ended December 31, 2004, we have been required to assess continuously our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We expect to continue to devote the necessary resources, including internal and external resources, to support our assessment. In the future, if we identify one or more material weaknesses, or our independent registered public accounting firm is unable to attest that our report is fairly stated or to express an opinion on the effectiveness of our internal controls over financial reporting, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities. Compliance with these evolving standards will result in increased general and administrative expenses and may cause a diversion of our time and attention from revenue-generating activities to compliance activities.

The insurance coverage and reimbursement status of our OVA1 Test and future new tests is uncertain and failure to obtain or maintain adequate coverage and reimbursement for our OVA1 Test and future new tests could limit our ability to commercialize these tests and decrease our ability to generate revenue.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved diagnostic tests. The commercial success of our OVA1 Test and future new tests is substantially dependent on whether third-party coverage and reimbursement is available for the ordering of our tests by the medical profession for use by their patients. Medicare, Medicaid, health maintenance organizations, and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new diagnostic tests, and, as a result, they may not cover or provide adequate payment for our tests. Our OVA1 Test, and our future new tests, if approved by the FDA, could face declining revenues if competitor tests are perceived as providing a substantially equivalent clinical effect at a lower cost to the payor. They may not view our tests as cost-effective and reimbursement may not be available to consumers or may not be sufficient to allow our tests to be marketed on a competitive basis. Likewise, legislative or regulatory efforts to control or reduce healthcare costs or reform government healthcare programs could result in lower prices or rejection of our tests. Changes in coverage and reimbursement policies or healthcare cost containment initiatives that limit or restrict reimbursement for our tests may cause our revenue to decline.

Changes in healthcare policy could increase our costs and impact sales of and reimbursement for our tests.

In March 2010, President Barack Obama signed the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (collectively, the “PPACA”), which makes changes that are expected to significantly impact the pharmaceutical and medical device industries. Beginning in 2013, each medical device manufacturer will have to pay a sales tax in an amount equal to 2.3 percent of the price for which such manufacturer sells its medical devices. The PPACA also mandates a reduction in payments for clinical laboratory services paid under the Medicare Clinical Laboratory Fee Schedule of 1.75% for the years 2011 through 2015. This adjustment is in addition to a productivity adjustment to the Clinical Laboratory Fee Schedule. In addition to the PPACA, the impact of which cannot be predicted given its recent enactment and current lack of implementing regulations or interpretive guidance, a number of states are also contemplating significant reform of their healthcare policies. We cannot predict whether future healthcare initiatives will be implemented at the federal or state level, or the effect any future legislation or regulation will have on us. The taxes imposed by the new federal legislation may result in decreased profits to us, and lower reimbursements by payers for our tests, all of which may adversely affect our business.

We are subject to environmental laws and potential exposure to environmental liabilities.

We are subject to various international, federal, state and local environmental laws and regulations that govern our operations, including the handling and disposal of non-hazardous and hazardous wastes, the recycling and treatment of electrical and electronic equipment, and emissions and discharges into the environment. Failure to comply with such laws and regulations could result in costs for corrective action, penalties or the imposition of other liabilities. We are also subject to laws and regulations that impose liability and clean-up responsibility for releases of hazardous substances into the environment. Under certain of these laws and regulations, a current or previous owner or operator of property may be liable for the costs to remediate hazardous substances or petroleum products on or from its property, without regard to whether the owner or operator knew of, or caused, the contamination, as well as incur liability to third parties affected by such contamination. The presence of, or failure to remediate properly, such substances could adversely affect the value and the ability to transfer or encumber such property. Based on currently available information, although there can be no assurance, we believe that such costs and liabilities have not had and will not have a material adverse impact on our consolidated results of operations.

Risks Related to Owning our Stock

The liquidity and trading volume of our common stock may be low.

The liquidity and trading volume of our common stock has at times been low in the past and may again be low in the future. If the liquidity and trading volume were to fall, this could impact the trading price of our shares and adversely affect our ability to issue stock and for holders to obtain liquidity in their shares should they desire to sell.

Our stock price has been, and may continue to be, highly volatile, and an investment in our stock could suffer a decline in value.

The trading price of our common stock has been highly volatile and could continue to be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

•	Our emergence from bankruptcy under Chapter 11, and the risks, uncertainties and difficulties related thereto;

•	failure to significantly increase revenue;

•	actual or anticipated period-to-period fluctuations in financial results;

•	failure to achieve, or changes in, financial estimates by securities analysts;

•	announcements or introductions of new products or services or technological innovations by us or our competitors;

•	publicity regarding actual or potential discoveries of biomarkers by others;

•	comments or opinions by securities analysts or major stockholders;

•	conditions or trends in the pharmaceutical, biotechnology and life science industries;

•	announcements by us of significant acquisitions and divestitures, strategic partnerships, joint ventures or capital commitments;

•	developments regarding our patents or other intellectual property or that of our competitors;

•	litigation or threat of litigation;

•	additions or departures of key personnel;

•	limited daily trading volume; and

•	economic and other external factors, disasters or crises.

In addition, the stock market in general and the market for diagnostic technology companies, in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of our attention and our resources.

Anti-takeover provisions in our charter, bylaws and stockholder rights plan and under Delaware law could make a third party acquisition of the Company difficult.

Our certificate of incorporation, bylaws and stockholder rights plan contain provisions that could make it more difficult for a third party to acquire the Company, even if doing so might be deemed beneficial by our stockholders. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. We are also subject to certain provisions of Delaware law that could delay, deter or prevent a change in control of the Company. The rights issued pursuant to our stockholder rights plan will become exercisable the tenth day after a person or group announces acquisition of 15% or more of our common stock or announces commencement of a tender or exchange offer the consummation of which would result in ownership by the person or group of 15% or more of our common stock. If the rights become exercisable, the holders of the rights (other than the person acquiring 15% or more of our common stock) will be entitled to acquire, in exchange for the rights’ exercise price, shares of our common stock or shares of any company in which the Company is merged, with a value equal to twice the rights’ exercise price.

Because we do not intend to pay dividends, our stockholders will benefit from an investment in our common stock only if it appreciates in value.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend entirely upon any future appreciation. There is no guarantee that our common stock will appreciate in value or even maintain the price at which our investors purchased their shares.

We may need to sell additional shares of our common stock or other securities in the future to meet our capital requirements which could cause significant dilution.

As of September 30, 2010, we had 10,416,085 shares of our common stock outstanding and 1,102,683 shares of our common stock reserved for future issuance to employees, directors and consultants pursuant to our employee stock plans, which excludes 841,485 shares of our common stock that were subject to outstanding options. We granted 302,541 shares of restricted stock to the Directors pursuant to the Debtor’s Incentive Plan and 25,000 shares of restricted stock awards to certain employees pursuant to the 2010 Plan. These shares are subject to a vesting schedule of twenty-four months beginning June 22, 2009. In addition, as of September 30, 2010, warrants to purchase 415,782 shares of our common stock were outstanding at exercise prices ranging from $9.25 to $25.00 per share, with a weighted average exercise price of $17.59 per share. Also at September 30, 2010, there were 250,000 shares of our common stock reserved for issuance upon conversion of the 7.00% Notes.

The exercise or conversion of all or a portion of our senior notes, outstanding options and warrants, and the vesting of our restricted stock, would dilute the ownership interests of our stockholders. Furthermore, future sales of substantial amounts of our common stock in the public market, or the perception that such sales are likely to occur, could affect prevailing trading prices of our common stock and the value of the notes.

We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively or in ways with which you agree.

Our management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase the market price of our common stock.

Purchasers will experience immediate dilution in the book value per share of the common stock purchased in this offering.

The expected offering price of our common stock will be substantially higher than the net tangible book value per share of our outstanding common stock. As a result, based on our net tangible book value per share of $         as of September 30, 2010, investors purchasing shares in this offering would incur immediate dilution of $         per share of common stock purchased, based on an assumed public offering price of our common stock of $         per share, the average of the high and low sales prices of our common stock on                     , 2011. See “Dilution.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some statements in this prospectus are deemed forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. We claim the protection of such safe harbor, and disclaims any intent or obligation to update any forward-looking statement. You can identify these statements by forward-looking words such as “may”, “will”, “expect”, “intend”, “anticipate”, “believe”, “estimate”, “plan”, “could”, “should” and “continue” or similar words. These forward-looking statements may also use different phrases. We have based these forward-looking statements on management’s current expectations and projections about future events. Examples of forward-looking statements include the following statements:

•	projections of our future revenue, results of operations and financial condition;

•	anticipated efficacy of our products, product development activities and product innovations;

•	competition and consolidation in the markets in which we compete;

•	existing and future collaborations and partnerships;

•	the utility of biomarker discoveries;

•	our belief that biomarker discoveries may have diagnostic and/or therapeutic utility;

•	our plans to develop and commercialize diagnostic tests through our strategic alliance with Quest;

•	our ability to comply with applicable government regulations;

•	our ability to expand and protect our intellectual property portfolio;

•	anticipated future losses;

•	expected levels of expenditures;

•	expected market adoption of our diagnostic tests, including the OVA1 Test;

•	our ability to obtain reimbursement for our diagnostic tests, including the OVA1 Test;

•	forgiveness of the outstanding principal amounts of the secured line of credit by Quest;

•	accounting treatment of revenue from our agreement with Quest;

•	the period of time for which our existing financial resources, debt facilities and interest income will be sufficient to enable us to maintain current and planned operations; and

•	market risk of our investments.

These statements are subject to significant risks and uncertainties, including those identified in the section of this prospectus entitled “Risk Factors”, that could cause actual results to differ materially from those projected in such forward-looking statements due to various factors, including our ability to generate sales after completing development of diagnostic products; our ability to manage our operating expenses and cash resources consistently with our plans; our ability to secure adequate funds on acceptable terms to execute our business plan; our ability to develop and commercialize diagnostic products using both our internal and external research and development resources; our ability to obtain market acceptance of our OVA1 Test or future diagnostic products, including the risk that our products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for our products from third party payers such as private insurance companies and government insurance plans; our ability to successfully license or otherwise successfully partner with third parties to commercialize our products; our ability to obtain any regulatory approval for our future diagnostic products; and our ability to protect and promote our proprietary technologies. We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or that we do not fully control that could cause actual results to differ materially from those expressed or implied in our forward-looking statements.

USE OF PROCEEDS

We expect that the net proceeds from this offering will be approximately $         (assuming a public offering price of $         per share, the average of the high and low sales prices of our common stock on                     , 2011, after deducting the estimated underwriting discount and after deducting the estimated offering expenses payable by us (or $         if the underwriter’s over-allotment option is exercised in full). We expect to use the net proceeds from this offering to fund clinical trials for our diagnostic test for PAD, to develop additional diagnostic tests, to research and pursue our expansion into international markets, to pursue opportunities to diversify our product and service lines and offerings, and for general corporate purposes.

In the event that the over-allotment option is exercised and the selling stockholder sells shares, we will not receive any of the proceeds received by the selling stockholder.

MARKET FOR COMMON STOCK

Our common stock is traded on the Nasdaq Global Market under the symbol “VRML.”

On September 25, 2008, our common stock was delisted from and suspended from trading on the Nasdaq Capital Market as a result of our noncompliance with the listing criteria under Marketplace Rule 4310(c)(3). Upon delisting from the Nasdaq Capital Market, our common stock became immediately eligible for quotation and began trading over-the-counter (“OTC”) on Pink Quote, formerly known as Pink Sheets, electronic quotation system (“Pink Quote”) on September 25, 2008, under the ticker symbol “VRML.PK”. After a market maker’s application to trade our common stock on the OTC Bulletin Board was approved by the Financial Industry Regulatory Authority, our common stock began trading on the OTC Bulletin Board under the ticker symbol “VRML.OB” on October 10, 2008.

In connection to our March 30, 2009 filing for relief under the Bankruptcy Code in the Bankruptcy Court, our common stock began trading under the ticker symbol “VRMLQ.OB” on April 6, 2009. On April 20, 2009, our common stock began trading under the ticker symbol “VRMQE.OB” as a result of our becoming a delinquent filer of our required financial reports to the Securities and Exchange Commission under the National Association of Securities Dealers, Inc. (“NASD”) Rule 6530. After a 30-day grace period on May 20, 2009, our common stock was delisted from the OTC Bulletin Board for noncompliance with NASD Rule 6530. Upon delisting from the OTC Bulletin Board, our common stock became immediately eligible for quotation and began trading on Pink Quote under the ticker symbol “VRMLQ.PK” on May 20, 2009. On January 27, 2010, our common stock began trading under the symbol “VRML.PK” in connection with our emergence from bankruptcy under Chapter 11 of the United States Bankruptcy Code on January 22, 2010.

On July 6, 2010, the Nasdaq Stock Market LLC relisted our common stock on the Nasdaq Global Market.

The following sets forth the quarterly high and low trading prices as reported by the Nasdaq Global Market, Pink Quote and OTC Bulletin Board for the periods indicated. Any prices reflecting OTC quotations are based on quotations between dealers, which do not reflect retail mark-up, markdown or commissions, and do not necessarily represent actual transactions.

	Vermillion, Inc. Common Stock
	High	Low
Fiscal Year 2009
First Quarter	$0.90	$0.21
Second Quarter	$1.20	$0.02
Third Quarter	$14.00	$0.01
Fourth Quarter	$28.45	$9.56
Fiscal Year 2010
First Quarter	$34.00	$20.90
Second Quarter	$29.00	$10.95
Third Quarter	$13.50	$4.95
Fourth Quarter	$9.49	$4.53
Fiscal Year 2011
First Quarter (through February 1, 2011)	$9.25	$6.56

The closing price for our common stock on                     , 2011 was $        . As of December 31, 2010, there were approximately 64 holders of record of our common stock, excluding shares held in book-entry form through The Depository Trust Company, and we estimate that the number of beneficial owners of shares of our common stock was approximately 2,834 as of such date.

DIVIDEND POLICY

We have never paid or declared any dividend on our common stock and we do not anticipate paying cash dividends on our common stock in the foreseeable future. If we pay a cash dividend on our common stock, we also may be required to pay the same dividend on an as-converted basis on any outstanding preferred stock, warrants, convertible notes or other securities. Moreover, any preferred stock or other senior debt or equity securities to be issued and any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We intend to retain all available funds and any future earnings to fund the development and expansion of our business.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding at September 30, 2010.

Investors participating in this offering will incur immediate, substantial dilution. Our net tangible book value was $        , or $         per share of common stock at September 30, 2010. After giving effect to the sale by us of the shares of common stock offered hereby at an assumed public offering price of $         per share (the average of the high and low sales prices of our common stock on                      2011), and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at September 30, 2010, would have been $        , or $         per share of common stock. This represents an immediate increase in net tangible book value of $         per share of common stock to our existing stockholders and an immediate dilution of $         per share to the new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed public offering price per share	$
Net tangible book value per share at September 30, 2010	$
Increase in net tangible book value per share attributable to this offering	$

Pro forma as adjusted net tangible book value per share after the offering	$

Dilution per share to new investors	$

To the extent outstanding options and warrants are exercised, new investors will experience further dilution. Additionally, if the underwriter’s over-allotment option is exercised in full, our as adjusted net tangible book value at September 30, 2010 would have been $        , or $         per share of common stock, and the dilution to new investors purchasing shares in this offering would have been $         per share.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2010:

•	on an actual basis; and

•

on an as adjusted basis to reflect the estimated net proceeds from the sale by us of 4,000,000 shares of common stock, at an estimated public offering price of $             per share (the average of the high and low sales prices of our common stock on                     , 2011).

You should read the following table in conjunction with our consolidated financial statements and related notes, “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all included elsewhere in this prospectus.

	September 30, 2010
	Actual	As Adjusted
	(In thousands)
Long-term obligations:
Long-term debt owed to related party	$7,000		$7,000
Stockholders’ equity:
Common stock: $0.001 par value; 150,000,000 shares authorized; 10,416,085 shares issued and outstanding, actual; and 14,416,085 shares outstanding, as adjusted	10
Additional paid-in capital	299,124
Accumulated other comprehensive loss	(159)		(159)
Accumulated deficit	(294,495)		(294,495)
Total stockholders’ equity	4,480
Total capitalization	$11,480	$

The table above does not include:

•

1,630,095 shares of common stock issuable upon exercise of options and warrants, conversion of convertible notes or vesting of restricted stock units expected to remain outstanding after the completion of this offering;

•	1,102,683 additional shares of common stock reserved for future grants under our equity incentive plans currently in effect;

•	156,314 shares of restricted stock issued to our directors during the fourth quarter of fiscal year 2010;

•	81,000 shares of our common stock issued to our directors as compensation during the fourth quarter of fiscal year 2010;

•	4,165 shares of restricted stock issued to our employees during the fourth quarter of fiscal year 2010; and

•	500,000 additional shares of common stock subject to the underwriter’s over-allotment option.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 2007, 2008 and 2009, and the consolidated balance sheet data as of December 31, 2008 and 2009, were derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 2005 and 2006, and the consolidated balance sheet data as of December 31, 2005, 2006 and 2007, were derived from our audited consolidated financial statements that are not included in from this prospectus. The consolidated statements of operations data for the nine months ended September 30, 2009 and 2010, and the consolidated balance sheet data as of September 30, 2010, were derived from our unaudited interim consolidated financial statements that are included elsewhere in this prospectus. On March 30, 2009, we filed a voluntary petition in the Bankruptcy Court for relief under Chapter 11 of the Bankruptcy Code. We operated our business and managed our properties as debtors in possession while under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. On January 22, 2010, we emerged from bankruptcy protection.

Our historical results are not necessarily indicative of the results that may be expected for any future period. The results of operations data for the nine-month periods presented below are not necessarily indicative of the operating results for the entire year or any other future interim period. Financial information is in thousands, except per share data.

	Year Ended December 31,					Nine Months Ended September 30,
	2005	2006	2007	2008	2009	2009	2010
						(Unaudited)
Consolidated Statements of Operations Data:
Revenue:
Product	$18,350	$11,292	$—	$10	$—	$—	$159
License	—	—	—	—	—	—	671
Service	8,896	6,923	44	114	—	—	—

Total revenue(1)	27,246	18,215	44	124	—	—	830

Cost of revenue:
Product	9,372	5,818	—	4	—	—	25
Service	4,321	3,520	28	20	—	—	—
Total cost of revenue(2)	13,693	9,338	28	24	—	—	25

Gross profit	13,553	8,877	16	100	—	—	805

Operating expenses:
Research and development	13,196	11,474	8,321	5,289	2,346	1,515	2,797
Sales and marketing	18,009	12,568	2,067	2,019	455	420	1,751
General and administrative	14,404	10,661	10,858	7,309	2,562	1,928	6,604
Goodwill impairment(3)	2,453	—	—	—	—	—	—

Total operating expenses	48,062	34,703	21,246	14,617	5,363	3,863	11,152

Gain on sale of instrument business(4)	—	6,929	1,610	—	—	—	—

Loss from operations(5)	(34,509)	(18,897)	(19,620)	(14,517)	(5,363)	(3,863)	(10,347)
Loss on extinguishment of debt(6)	—	(1,481)	—	—	—	—	—
Interest income	839	843	734	399	28	21	25
Interest expense	(1,993)	(2,254)	(2,302)	(2,035)	(1,691)	(1,375)	(375)
(Loss) gain on investments in auction rate securities(7)	—	—	—	(2,176)	—	—	58
Change in fair value and exercise of warrants, net(8)	—	—	—	—	(12,106)	(9,473)	4,427
Debt conversion costs	—	—	—	—	(819)	—	(141)
Reorganization items—related party incentive plan(9)	—	—	—	—	—	—	(6,932)
Reorganization items(10)	—	—	—	—	(2,066)	(935)	(1,641)
Other income (expense), net	(717)	(125)	69	(41)	(20)	13	(94)

Loss from continuing operations before income taxes	(36,380)	(21,914)	(21,119)	(18,370)	(22,037)	(15,612)	(15,020)
Income tax benefit (expense) from continuing operations	(7)	(152)	(163)	40	(11)	(11)	—

Loss from continuing operations	(36,387)	(22,066)	(21,282)	(18,330)	(22,048)	(15,623)	(15,020)
Discontinued operations:
Gain from sale of operations, net of tax(11)	954	—	—	—	—	—	—

Income from discontinued operations	954	—	—	—	—	—	—

Net loss	$(35,433)	$(22,066)	$(21,282)	$(18,330)	$(22,048)	$(15,623)	$(15,020)

Basic and diluted income (loss) per share:
Loss from continuing operations	$(1.13)	$(0.61)	$(4.47)	$(2.87)	$(3.31)	$(2.45)	$(1.45)
Income from discontinued operations	0.03	—	—	—	—	—	—

Net loss per common share	$(1.10)	$(0.61)	$(4.47)	$(2.87)	$(3.31)	$(2.45)	$(1.45)

Shares used to compute basic and diluted loss per common share	3,232	3,647	4,765	6,382	6,662	6,387	10,346

	December 31,					Sept. 30, 2010
	2005	2006	2007	2008	2009
				(Debtor-in-Possession)		(Unaudited)
Consolidated Balance Sheets Data:
Cash and cash equivalents(12)	$25,738	$17,711	$7,617	$2,464	$3,440	$25,292
Investment in securities	2,240	—	8,875	—	—	—
Working capital (deficit)	27,130	12,994	8,534	(3,727)	(636)	13,019
Total assets	52,811	23,016	24,053	3,858	4,609	26,367
Long-term debt and capital lease obligations, including current portion	31,512	25,511	28,667	28,878	17,765	12,000
Total stockholders’ equity (deficit)	6,523	(9,901)	(11,462)	(29,068)	(27,317)	4,480

(1)	The decrease in revenue for the year ended December 31, 2007 compared to the same period in the prior year was due to our sale of the assets and liabilities of our protein research products and collaborative services business to Bio-Rad Laboratories, Inc. We did not begin to generate revenue from diagnostic products and related licensing until the year ended December 31, 2010.
(2)	The decrease in cost of revenue for the year ended December 31, 2007 compared to the same period in the prior year was due to our sale of the assets and liabilities of our protein research products and collaborative services business to Bio-Rad Laboratories, Inc. in November 2006 in order to concentrate our resources on developing clinical protein biomarker diagnostic products and services. The decrease in cost of revenue was consistent with the decrease in revenue for the same period.
(3)	The goodwill impairment of $2,453 for the year ended December 31, 2005 was recognized for Ciphergen Biosystems KK due to lower than expected operating results and cash flows throughout 2005 and based on revised forecasted results. The fair value of Ciphergen Biosystems KK was estimated using expected discounted cash flows.
(4)	The gain on sale of instrument business for the year ended December 31, 2006 and 2007 was due to our sale of the assets and liabilities of our protein research products and collaborative services business to Bio-Rad Laboratories, Inc. in November 2006.
(5)	The decrease in loss from operations from $14,517 for the year ended December 31, 2008 to $5,363 for the year ended December 31, 2009 was due primarily to our bankruptcy filing in March 2009 and the subsequent curtailment of operations and expenditures while under bankruptcy protection.
(6)	The loss on extinguishment of debt of $1,481 for the year ended December 31, 2006 represents the expensing of $868 of unamortized debt discount and $613 of unamortized prepaid offering costs related to the exchange of $27,500 of our 4% convertible senior notes due September 1, 2008 for $16,500 of 7% convertible notes and $11,000 in cash.
(7)	Loss on investment in auction rate securities was due to an other-than-temporary charge on investments available-for-sale of $2,176 for the year ended December 31, 2008.
(8)	Effective January 1, 2009, the adoption of the new accounting guidance resulted in the reclassification of certain outstanding warrants from stockholders’ deficit to liability, which further required remeasurement at the end of each reporting period. This resulted in the change in fair value and exercise of warrants for the year ended December 31, 2009 and for the nine months ended September 30, 2009 and 2010.
(9)	Reorganization items for the related party incentive plan for the nine months ended September 30, 2010 amounted to $6,932. We paid $5,000 in cash and accrued $1,932 for the value of the vested portions of restricted stock under the Debtor’s Incentive Plan prior to our emergence from bankruptcy.
(10)	Reorganization items include professional advisory fees and other costs directly associated with our bankruptcy proceeding.
(11)	Income from discontinued operations in 2005 related to the final disposition of an escrow account from the sale of our BioSepra business, which was sold to Pall Corporation on November 30, 2004.
(12)	The increase in cash and cash equivalents from $3,440 at December 31, 2009 to $25,292 at September 30, 2010 was due to a private placement sale of 2,327,869 shares of our common stock for net proceeds of $42,800 in January 2010 as part of emerging from bankruptcy partially offset by operating and other expenses incurred during the nine months ended September 30, 2010 as well as the cash exercise of certain outstanding warrants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus. The following discussion includes certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those referred to in the forward-looking statements as a result of various factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

Vermillion was originally incorporated in California on December 9, 1993, under the name Abiotic Systems. In March 1995, Abiotic Systems changed its corporate name to Ciphergen Biosystems, Inc., and subsequently on June 21, 2000, it reincorporated in Delaware. Under the name Ciphergen Biosystems, Inc., we had our initial public offering on September 28, 2000. On November 13, 2006, we sold the assets and liabilities of our protein research products and collaborative services business to Bio-Rad, which allowed us to focus on the development of our diagnostics tests. On August 21, 2007, Ciphergen Biosystems, Inc. changed its corporate name to Vermillion, Inc. Effective at the close of business on March 3, 2008, we effected a 1 for 10 reverse stock split of our common stock. Accordingly, all share and per share amounts were adjusted to reflect the impact of the 1 for 10 reverse stock split in this Form S-1.

We are dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Our tests are intended to help guide decisions regarding patient treatment, which may include decisions to refer patients to specialists, to perform additional testing, or to assist in the selection of therapy. A distinctive feature of our approach is to combine multiple markers into a single, reportable index score that has higher diagnostic accuracy than its constituents. We concentrate our development of novel diagnostic tests in the fields of oncology, hematology, cardiology and women’s health, with the initial focus on ovarian cancer. We also intend to address clinical questions related to early disease detection, treatment response, monitoring of disease progression, prognosis and others through collaborations with leading academic and research institutions.

Management (“we”, “us” or “our”) concentrates its development of novel diagnostic tests in the fields of oncology, hematology, cardiology and women’s health, with the initial focus on ovarian cancer. We also intend to address clinical questions related to early disease detection, treatment response, monitoring of disease progression, prognosis and others through collaborations with leading academic and research institutions such as our strategic alliance agreement with Quest.

On March 30, 2009, we filed for relief under Chapter 11 of the Bankruptcy Code. We emerged from bankruptcy protection on January 22, 2010, pursuant to the terms of a January 5, 2010 order entered by the Bankruptcy Court approving our Second Amended Plan of Reorganization under Chapter 11.

Our lead product, the OVA1 Test, was cleared by the FDA on September 11, 2009. The OVA1 Test addresses a clear unmet clinical need, namely the pre-surgical identification of women who are at high risk of having a malignant ovarian tumor. Numerous studies have documented the benefit of referral of these women to gynecologic oncologists for their initial surgery. Prior to the clearance of the OVA1 Test, no blood test had been cleared by the FDA for physicians to use in the pre-surgical management of ovarian adnexal masses. The OVA1 Test is a qualitative serum test that utilizes five well-established biomarkers and proprietary FDA-cleared software to determine the likelihood of malignancy in women with a pelvic mass for whom surgery is planned. The OVA1 Test was developed through large pre-clinical studies in collaboration with numerous academic medical centers encompassing over 2,500 clinical samples. The OVA1 Test was fully validated in a prospective multi-center clinical trial encompassing 27 sites reflective of the diverse nature of the clinical centers at which ovarian adnexal masses are evaluated. The results of the clinical trial demonstrated that the OVA1 Test, in conjunction with clinical evaluation, was able to identify 91.7% of the malignant ovarian tumors and to rule out malignancy NPV with 93.2% certainty. Recently, data were presented demonstrating the high sensitivity of the OVA1 Test for epithelial ovarian cancers (“EOC”); the OVA1 Test detected 95/96 EOC cases for a sensitivity of 99.0%, including 40/41 stage I and stage II EOC, for an overall sensitivity of 97.6% for early stage EOC, as compared to 65.9% for CA125 using the ACOG cutoffs. The improvement in sensitivity was even greater among premenopausal women; for the OVA1 Test, sensitivity for early stage EOC was 92.9% and for CA125, sensitivity was 35.7%. Overall, the OVA1 Test detected 76% of malignancies missed by CA125, including all advanced stage malignancies.

In addition to the OVA1 Test, we have development programs in other clinical aspects of ovarian cancer as well as in peripheral arterial disease. In the field of peripheral arterial disease, we have identified candidate biomarkers that may help to identify individuals at high risk for a decreased ankle-brachial index score, which is indicative of the likely presence of PAD. We have initiated an intended-use study to validate a multi-marker algorithm for the assessment of individuals at risk for PAD.

Current and former academic and research institutions that we have or have had collaborations with include the Johns Hopkins University School of Medicine; the University of Texas M.D. Anderson Cancer Center; University College London; the University of Texas Medical Branch; the Katholieke Universiteit Leuven; Clinic of Gynecology and Clinic of Oncology, Rigshospitalet, Copenhagen University Hospital; the Ohio State University Research Foundation; Stanford University; and the University of Kentucky.

The OVA1 Test is currently being offered by Quest. Under the terms of our strategic alliance agreement with Quest, as amended, Quest is required to pay us a fixed payment of $50 per OVA1 Test performed, as well as 33% of its “gross margin” from revenue from performing the OVA1 Test, as that term is defined in the strategic alliance agreement as amended. Quest is the exclusive clinical laboratory provider of the OVA1 Test in its exclusive territory, which includes the US, Mexico, Britain and India through September 11, 2014. Quest has the right to extend the exclusivity period for an additional year beyond September 11, 2014 on the same terms and conditions.

Reorganization Basis of Presentation

Our consolidated financial statements at December 31, 2008 and 2009 and for the three years ended December 31, 2009 have been prepared in accordance with ASC 852, “Reorganization” (ASC 852) and on a going-concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. On March 30, 2009, we filed for relief in the Bankruptcy Court under Chapter 11 of the Bankruptcy Code. While in bankruptcy, we operated our business and managed our properties as debtor in possession while under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. On January 22, 2010, we emerged from bankruptcy protection.

Recent Developments

The OVA1 Test was launched on March 9, 2010 by Quest under the terms of the Strategic Alliance Agreement at a list price of $650.00 for each OVA1 Test. On March 11, 2010, the Medicare contractor Highmark Medicare Services announced that it would cover the OVA1 Test in its reimbursement program. On May 10, 2010, Quest notified us that Highmark Medicare Services is adjudicating to Quest the OVA1 Test claims in the amount of $516.25 for each OVA1 Test. We recognized product revenue for 1,592 tests from product launch through September 30, 2010. The remaining 1,628 performed tests have been recorded as deferred revenue on the consolidated balance sheet. It will not be easy for us to estimate revenues from Quest during the early period of the OVA1 Test’s commercial availability. As we enhance our ability to estimate reimbursements, we will be in a position to recognize revenues in better alignment with the actual performance of the test.

On June 9, 2010, we announced that the European Patent Office had issued a Decision to Grant patent number 1,493,741 entitled “Use of biomarkers for detecting ovarian cancer.” On June 29, 2010, we announced that the United States Patent and Trademark Office had issued a notice of allowance of a patent entitled “Biomarkers for Alzheimer’s disease.” The issuance of these patents provides important validation of our biomarker patent strategy and the increasing breadth of our patent portfolio is an important corporate asset. Additionally, the issuance of the European patent will help support our commercialization efforts in Europe.

On July 23, 2010, we announced the relocation of our corporate headquarters from Fremont, California to Austin, Texas. We will continue to operate research and development, regulatory and quality operations in California. All other functions will be conducted at the Austin office.

On September 20, 2010, we announced that the OVA1 Test was CE marked, a requirement for marketing the test in the European Union. The OVA1 Test has satisfied all certification requirements to complete its declaration of conformity.

On October 25, 2010, we announced that Fred Ueland, M.D., Associate Professor of Gynecologic Oncology at the University of Kentucky’s Markey Cancer Center, and principal investigator of the multi-center OVA1 clinical trial, presented data demonstrating the high sensitivity of the OVA1 Test at the 13th Annual International Gynecologic Cancer Society Meeting being held in Prague, October 23-26, 2010.

Dr. Ueland’s presentation demonstrated that the OVA1 Test had sensitivity for ovarian cancer of 92.5%, as compared to 68.9% for CA125 using cutoffs established in the American College of Obstetricians and Gynecologists (the “ACOG”) criteria for adnexal mass evaluation and 77.0% for CA125 using cutoffs in the modified ACOG criteria. Additionally, the OVA1 Test detected 23/24 stage I EOC and 17/17 stage II EOC, for an overall sensitivity of 97.6% for early stage EOC, as compared to 65.9% for CA125 using the ACOG cutoffs. The improvement in sensitivity was even greater among premenopausal women; for the OVA1 Test, sensitivity for early stage EOC was 92.9% and for CA125, sensitivity was 35.7%. Overall, the OVA1 Test detected 76% of malignancies missed by CA125, including all advanced stage malignancies.

On November 2, 2010, we received notice of an award of two grants for the aggregate sum of $489,000 under the Internal Revenue Service Qualifying Therapeutic Discovery Projects Grant Program for our OVA2™ and PAD programs. The grant relates to 2010 expenditures and was awarded to therapeutic or diagnostic discovery projects that show a reasonable potential to result in new therapies or diagnostic tests that address areas of unmet medical need or that prevent, detect or treat chronic or acute diseases and conditions.

On November 10, 2010, we entered into Amendment No. 4 (the “Amendment”) to the Strategic Alliance Agreement with Quest. Pursuant to the Amendment, Quest will have the exclusive right to commercialize the OVA1 Test for up to three additional years from the period as specified in the Strategic Alliance Agreement. The Amendment also establishes royalties, fees, and other payments related to the performance of the OVA1 Test. Quest will pay us a fixed payment of $50 per OVA1 Test performed, as well as 33% of its “gross margin,” as the term is defined in the Amendment.

On January 5, 2011, we announced preliminary financial results that an estimated 6,155 OVA1 Tests had been performed from the launch on March 9, 2010 through December 31, 2010. In addition, we announced our cash and cash equivalents totaled approximately $22,800,000 at December 31, 2010.

On January 11, 2011, we announced that the United States Patent and Trademark Office (“USPTO”) has issued patent number 7,867,719 entitled “Beta-2 microglobulin as a biomarker for peripheral artery disease” to us. The patent claims are directed to Beta-2 microglobulin and biomarker combinations that include Beta-2 microglobulin for the diagnosis and management of peripheral artery disease and to the measurement of the biomarkers by a variety of methods, including mass spectrometry and immunoassay. The studies underlying the patent were conducted with John P. Cooke, M.D., Ph.D., a Professor and Associate Director of the Stanford

Cardiovascular Institute at Stanford University School of Medicine. Dr. Cooke is a founder and past President of the Society for Vascular Medicine, and an author of over 350 scientific articles in vascular medicine and biology.

Results of Operations

Nine Months Ended September 30, 2010 Compared to Nine Months Ended September 30, 2009

The following table sets forth selected summary financial and operating data of Vermillion for the nine months ended September 30, 2010 and 2009:

	Nine Months Ended September 30,		Increase (Decrease)
(dollars in thousands)	2010	2009	Amount	%
Revenue:
Product revenue	$159	$—	$159	—
License revenue	671	—	671	—

Total revenue	830	—	830	—

Cost of revenue:
Product	25	—	25	—

Total cost of revenue	25	—	25	—

Gross profit	805	—	805	—

Operating expenses:
Research and development	2,797	1,515	1,282	85
Sales and marketing	1,751	420	1,331	317
General and administrative	6,604	1,928	4,676	243

Total operating expenses	11,152	3,863	7,289	189

Loss from operations	(10,347)	(3,863)	(6,484)	168
Interest income	25	21	4	19
Interest expense	(375)	(1,375)	1,000	(73)
Change in fair value and gain from exercise of warrants, net	4,427	(9,473)	13,900	(147)
Reorganization items	(1,641)	(935)	(706)	76
Reorganization items—related party incentive plan	(6,932)	—	(6,932)	—
Debt conversion costs	(141)	—	(141)	—
Other income (expense), net	(36)	13	(49)	(377)

Loss before income taxes	(15,020)	(15,612)	592	(4)
Income tax benefit (expense)	—	(11)	11	(100)

Net loss	$(15,020)	$(15,623)	$603	(4)

Product Revenue. Product revenue was $159,000 for the nine months ended September 30, 2010 compared to none for the same period in 2009. We recognized 1,592 OVA1 Tests as product revenue for the nine months ended September 30, 2010 compared to none for the same period in 2009. As we enhance our ability to estimate reimbursements, we will be in a position to recognize revenues in better alignment with the actual performance of the test.

License Revenue. License revenue was $671,000 for the nine months ended September 30, 2010 compared to none for the same period in 2009. Under the terms of our secured line of credit with Quest, $3,000,000 principal was forgiven upon the achievement of FDA approval for the OVA1 Test. This amount is recognized as license revenue straight-lined over the 2.5-year period of sales exclusivity Quest received beginning on the OVA1 Test commercialization date of March 9, 2010.

Cost of Product Revenue. Product cost of sales was $25,000 for the nine months ended September 30, 2010 compared to none for the same period in 2009.

Research and Development Expenses. Research and development expenses increased by $1,282,000, or 85%, for the nine months ended September 30, 2010 compared to the same period in 2009. This increase included a $698,000 increase in stock-based compensation, a $298,000 increase in personnel-related expenses due to the increase in headcount after our emergence from bankruptcy and a $130,000 increase in collaboration costs partially offset by a $155,000 decrease in depreciation expense. Stock-based compensation expense increased to $788,000 for the nine months ended September 30, 2010 compared to $90,000 for the same period in 2009.

Sales and Marketing Expenses. Sales and marketing expenses increased by $1,331,000, or 317%, for the nine months ended September 30, 2010 compared to the same period in 2009. The increase was primarily due to a $781,000 increase in personnel and personnel-related expenses, reflecting the addition of fifteen sales and marketing employees in the nine months ended September 30, 2010, and a $410,000 increase in trade show, advertising and marketing expenses related to the commercialization launch of our OVA1 Test.

General and Administrative Expenses. General and administrative expenses increased by $4,676,000, or 243%, for the nine months ended September 30, 2010 compared to the same period in 2009. The increase was primarily due to a $1,028,000 increase in audit and tax related services, a $1,570,000 increase in legal expenses, a $349,000 increase in consulting and other outside service expenses, and a $322,000 increase in personnel-related expenses. Personnel, consulting, legal, audit and tax related expenses increased due to significant efforts to bring current all periodic reports required by the Exchange Act. Stock-based compensation expense was $338,000 and $240,000 for the nine months ended September 30, 2010 and 2009, respectively. Under the terms of the Debtor’s Incentive Plan, we also incurred $2,209,000 as related party incentive expenses during the nine months ended September 30, 2010 for the value of the vested portions of restricted stock issued.

Interest Income and Expense. Interest income increased by $4,000, or 19%, for the nine months ended September 30, 2010, compared to the same period in 2009. Interest expense decreased by $1,000,000, or 73%, for the nine months ended September 30, 2010, compared to the same period in 2009. Interest expense in both periods consisted largely of interest related to our convertible senior notes and related party long-term debt; however, total debt outstanding at September 30, 2010 was $12,000,000 compared to $29,000,000 at September 30, 2009.

Change in Fair Value and Gain from Exercise of Warrants, Net. The change in fair value and gain from exercise of warrants of $4,427,000 for the nine months ended September 30, 2010 was primarily due to the change in our stock price at March 31, 2010 to September 30, 2010. Effective January 1, 2009, the adoption of the new accounting guidance resulted in the reclassification of certain outstanding common stock warrants from stockholders’ deficit to liability, which further required re-measurement at the end of each reporting period.

Reorganization Items and Related Party Inventive Plan. Reorganization items for the nine months ended September 30, 2010 totaled $1,641,000 compared to $935,000 for the same period in 2009. Reorganization items include professional advisory fees and other costs directly associated with our activities while under bankruptcy protection. Reorganization items—related party incentive plan for the nine months ended September 30, 2010 amounted to $6,932,000. We paid $5,000,000 in cash and accrued $1,932,000 for the value of the vested portions of restricted stock under the Debtor’s Incentive Plan prior to our emergence from bankruptcy.

Debt Conversion Costs. Debt conversion costs for the nine months ended September 30, 2010 totaled $141,000 compared to none for the same period in 2009.

Other Income (Expense), Net. Net other expense was $36,000 for the nine months ended September 30, 2010 compared to $13,000 of income for the same period in 2009. Other expense for the nine months ended September 30, 2010 was partially offset by a $58,000 realized gain on sale of investment.

Income Tax Expense. There was no income tax benefit or expense for the nine months ended September 30, 2010 compared to income tax expense of $11,000 for the same period in 2009. Income tax expense was due to foreign income taxes.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

The following table sets forth selected summary financial and operating data of Vermillion for the years ended December 31, 2009 and 2008:

	Year Ended December 31,		Increase (Decrease)
	2009	2008	Amount	%
Revenue:
Product	$—	$10	$(10)	(100)
Service	—	114	(114)	(100)

Total revenue	—	124	(124)	(100)

Cost of revenue:
Product	—	4	(4)	(100)
Service	—	20	(20)	(100)

Total cost of revenue	—	24	(24)	(100)

Gross profit	—	100	(100)	(100)

Operating expenses:
Research and development	2,346	5,289	(2,943)	(56)
Sales and marketing	455	2,019	(1,564)	(77)
General and administrative	2,562	7,309	(4,747)	(65)

Total operating expenses	5,363	14,617	(9,254)	(63)

Loss from operations	(5,363)	(14,517)	(9,154)	63

Interest income	28	399	(371)	(93)
Interest expense	(1,691)	(2,035)	344	(17)
Loss on investment in auction rate securities	—	(2,176)	2,176	(100)
Change in fair value and exercise of warrants, net	(12,106)	—	(12,106)	—
Debt conversion costs	(819)	—	(819)	—
Reorganization items	(2,066)	—	(2,066)	—
Other income (expense), net	(20)	(41)	21	(51)

Loss before income taxes	(22,037)	(18,370)	(3,667)	20
Income tax benefit (expense)	(11)	40	(51)	(128)

Net loss	$(22,048)	(18,330)	$(3,718)	20

Product Revenue. There was no product revenue for the year ended December 31, 2009. Product revenue of $10,000 was generated from the sales of thrombotic thrombocytopenic purpura (“TTP”) test component material to The Ohio State University Research Foundation (“OSU”) for the year ended December 31, 2008.

Service Revenue. There was no service revenue for the year ended December 31, 2009. Service revenue for the year ended December 31, 2008, consisted of $66,000 received from a consortium supported by the European Union for advanced molecular diagnostics research performed, and $48,000 from support services provided to a customer in accordance with a consortium agreement, which expired on March 31, 2008.

Cost of Product Revenue. There was no cost of product revenue for the year ended December 31, 2009. Cost of product revenue related to sales of TTP test component material to OSU was $4,000 for the year ended December 31, 2008.

Cost of Service Revenue. There was no cost of service revenue for the year ended December 31, 2009. Cost of service revenue for the year ended December 31, 2008 were costs associated with support services provided to a customer in accordance with a consortium agreement, which expired on March 31, 2008.

Research and Development Expenses. Research and development expenses decreased by $2,943,000, or 56%, to $2,346,000 for the year ended December 31, 2009, from $5,289,000 for the same period in 2008. This decrease was primarily due to the reduction in employee headcount to one at December 31, 2009, from four at December 31, 2008, and, correspondingly, salaries, payroll taxes, employee benefits and stock-based compensation decreased by $685,000, and travel expenses decreased by $64,000. Additionally, collaboration costs decreased by $621,000 due to the completion of the whole blood specimen collection for the OVA1 Test 510(k) pre-market notification application by our clinical research organization; other professional services decreased by $260,000; materials and supplies used in the development of new products decreased by $230,000 due to the completion of the OVA1 Test clinical trials; depreciation and loss on disposal of assets decreased by $592,000; and occupancy costs decreased by $448,000 primarily due to the reduction of rent expense related to our move into a smaller principal facility on July 1, 2008. Stock-based compensation expense included in research and development expenses was $219,000 and $120,000 for the years ended December 31, 2009 and 2008, respectively.

Sales and Marketing Expenses. Sales and marketing expenses decreased by $1,564,000, or 77%, to $455,000 for the year ended December 31, 2009, from $2,019,000 for the same period in 2008. This decrease was primarily due to lower occupancy costs as a result of the reduction of rent expense related to our move into a smaller principal facility on July 1, 2008, by $418,000; payroll and related expenses by $697,000; outside services by $138,000; and travel expenses by $160,000. Stock-based compensation expense included in sales and marketing expenses was $24,000 and $93,000 for the years ended December 31, 2009 and 2008, respectively.

General and Administrative Expenses. General and administrative expenses decreased by $4,747,000, or 65%, to $2,562,000 for the year ended December 31, 2009, from $7,309,000 for the same period in 2008. The decrease was primarily due to $408,000 in payroll and related expenses; $1,212,000 in legal services, $917,000 in other professional services; $793,000 in accounting and auditing fees; $114,000 in travel expenses; $922,000 in contingency relating to a contract dispute; $243,000 in depreciation and related expenses, and $218,000 in occupancy costs. The decrease was offset by an accrual of $696,000 for related party severances, and an increase in other operating expenses of $117,000. Stock-based compensation expense included in general and administrative expenses was $328,000 and $423,000 for the years ended December 31, 2009 and 2008, respectively.

Interest Income and Expense. Interest income was $28,000 for the year ended December 31, 2009, compared to $399,000 for the same period in 2008. Interest income decreased primarily due to lower interest yields and the reduction of investments available-for-sale and money market funds. Interest expense was $1,691,000 for the year ended December 31, 2009, compared to $2,035,000 for the same period in 2008. Interest expense in both periods consisted largely of interest related to our convertible senior notes and borrowings from Quest. Interest expense included the amortization of the beneficial conversion feature associated with the 4.50% convertible senior notes and underwriter fees associated with the 7.00% convertible senior notes, which amounted to $150,000 and $211,000 for the years ended December 31, 2009 and 2008, respectively.

Loss on investment in auction rate securities. There were no losses related to investments available-for-sale for the year ended December 31, 2009. Loss on investment in auction rate securities was due to an other-than-temporary charge on investments available-for-sale of $2,176,000 for the year ended December 31, 2008.

Change in Fair Value and Gain from Exercise of Warrants, Net. The change in fair value of warrants was $20,062,000 for the year ended December 31, 2009 as a result of warrant revaluations. Warrant exercise gain was $7,956,000 for the year ended December 31, 2009. Effective January 1, 2009, the adoption of the new accounting guidance resulted in the reclassification of certain outstanding warrants from stockholders’ deficit to liability, which further required remeasurement at the end of each reporting period.

Debt Conversion Costs. Debt conversion costs were $819,000 for the year ended December 31, 2009. During the year ended December 31, 2009, we entered into exchange agreements with the 4.5% and 7.0% Note holders that included a more favorable conversion rate compared to the original conversion rates under the terms of the 4.5% and 7.0% Notes.

Reorganization items. Reorganization items were $2,066,000 for the year ended December 31, 2009. Reorganization items are expenses directly attributed to our Chapter 11 reorganization process such as advisory and professional service fees of $1,770,000 and expenses relating to the debtor-in-possession financing of $203,000. See Note 2 to our consolidated financial statements for a summary of these costs.

Other Income (Expense), Net. Net other expense was $20,000 for the year ended December 31, 2009, compared to $41,000 for the same period in 2008.

Income Tax Benefit (Expense). Income tax expenses were $11,000 for the year ended December 31, 2009. Income taxes were a benefit of $40,000 for the year ended December 31, 2008. The income tax benefit was due to foreign income tax refunds.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

The following table sets forth selected summary financial and operating data of Vermillion for the years ended December 31, 2008 and 2007:

	Year Ended December 31,		Increase (Decrease)
	2008	2007	Amount	%
Revenue:
Product	$10	$—	$10	—
Service	114	44	70	159

Total revenue	124	44	80	182

Cost of revenue:
Product	4	—	4	—
Service	20	28	(8)	(29)

Total cost of revenue	24	28	(4)	(14)

Gross profit	100	16	84	525

Operating expenses:
Research and development	5,289	8,321	(3,032)	(36)
Sales and marketing	2,019	2,067	(48)	(2)
General and administrative	7,309	10,858	(3,549)	(33)

Total operating expenses	14,617	21,246	(6,629)	(31)

Gain on sale of instrument business	—	1,610	(1,610)	(100)

Loss from operations	(14,517)	(19,620)	(5,103)	(26)

Interest income	399	734	(335)	(46)
Interest expense	(2,035)	(2,302)	(267)	(12)
Loss on investments in auction rate securities	(2,176)	—	2,176	—
Other income (expense), net	(41)	69	(110)	(159)

Loss before income taxes	(18,370)	(21,119)	(2,749)	(13)
Income tax benefit (expense)	40	(163)	(203)	(125)

Net loss	$(18,330)	$(21,282)	$(2,952)	(14)

Product Revenue. Product revenue of $10,000 was generated from the sales of TTP test component material to OSU for the year ended December 31, 2008. There was no product revenue for the year ended December 31, 2007.

Service Revenue. Service revenue increased to $114,000 for the year ended December 31, 2008, from $44,000 for the same period in 2007. Service revenue for the year ended December 31, 2008, consisted of $66,000 received from a consortium supported by the European Union for advanced molecular diagnostics research performed, and $48,000 from support services provided to a customer in accordance with a consortium agreement, which expired on March 31, 2008. Service revenue of $44,000 for the year ended December 31, 2007, was from support services provided to a customer in accordance with a consortium agreement, which expired on March 31, 2008.

Cost of Product Revenue. Cost of product revenue related to sales of TTP test component material to OSU was $4,000 for the year ended December 31, 2008. There was no cost of product revenue for the year ended December 31, 2007.

Cost of Service Revenue. Cost of service revenue decreased to $20,000 for the year ended December 31, 2008, from $28,000 for the same period in 2007. Cost of service revenue were costs associated with support services provided to a customer in accordance with a consortium agreement, which expired on March 31, 2008.

Research and Development Expenses. Research and development expenses decreased by $3,032,000, or 36%, to $5,289,000 for the year ended December 31, 2008, from $8,321,000 for the same period in 2007. This decrease was primarily due to the reduction in employee headcount to 4 at December 31, 2008, from 14 at December 31, 2007, and, correspondingly, salaries, payroll taxes, employee benefits and stock-based compensation decreased by $937,000, and travel expenses decreased by $99,000. Additionally, collaboration costs decreased by $1,258,000 due to the completion of our collaboration obligations to University College London and UCL Biomedica Plc, and the completion of the whole blood specimen collection for the OVA1 Test 510(k) pre-market notification application by our clinical research organization; materials and supplies used in the development of new products decreased by $512,0000 due to the completion of the OVA1 Test clinical trials; and occupancy costs decreased by $480,000 primarily due to the reduction of rent expense related to our move into a smaller principal facility on July 1, 2008. These decreases were offset by an increase in loss in disposal of assets of $318,000, which reflects the disposal of research equipment resulting from our move into a smaller principal facility. Stock-based compensation expense included in research and development expenses was $120,000 and $167,000 for the year ended December 31, 2008 and 2007, respectively.

Sales and Marketing Expenses. Sales and marketing expenses decreased by $48,000, or 2%, to $2,019,000 for the year ended December 31, 2008, from $2,067,000 for the same period in 2007. This decrease was primarily due to lower occupancy costs as a result of the reduction of rent expense related to our move into a smaller principal facility on July 1, 2008, by $84,000; materials by $42,000; and equipment costs by $33,000. These decreases were offset by an increase in salaries, payroll taxes, employee benefits and stock-based compensation of $117,000 due to the higher number of senior level positions during the year ended December 31, 2008, compared to the year ended December 31, 2007, which were counteracted by the reduction in employee headcount to 3 at December 31, 2008, from 5 at December 31, 2007. As a result stock-based compensation expense included in sales and marketing expenses was $93,000 and $88,000 for the years ended December 31, 2008 and 2007, respectively.

General and Administrative Expenses. General and administrative expenses decreased by $3,549,000, or 33%, to $7,309,000 for the year ended December 31, 2008, from $10,858,000 for the same period in 2007. The decrease was primarily due to the reduction in employee headcount to 6 at December 31, 2008, from 11 at December 31, 2007, and, correspondingly, salaries, payroll taxes, employee benefits and stock-based compensation decreased by $1,704,000; travel expenses decreased by $162,000; and other operating expenses by $109,000. The year ended December 31, 2007, included $600,000 for the settlement of the Health Discovery

Corporation lawsuit. Additionally, legal fees decreased by $742,000, which reflects the legal work related to the filing of new patent applications and the maintenance of existing patents, Health Discovery Corporation lawsuit and reexamination certificate confirming United States Patent No. 6,734,022 during the year ended December 31, 2007; accounting and audit fees decreased by $190,000, which reflects the reduction of accounting and audit work corresponding to the reduced operations of us, offset by work performed during the year ended December 31, 2008, on the post effective amendments on Form S-1 and Form S-3 related to the registration of the August 29, 2007, private placement offering of our common stock and warrants; other professional services decreased by $490,000 due to costs incurred in connection with our name change made during the year ended December 31, 2007, and the reduction of costs to support the finance area; equipment costs increased by $690,000 primarily due to a contingency relating to a contract dispute; and occupancy costs decreased by $245,000 primarily due to the reduction of rent expense related to our move into a smaller principal facility on July 1, 2008. Stock-based compensation expense included in general and administrative expenses was $423,000 and $623,000 for the years ended December 31, 2008 and 2007, respectively.

Gain on Sale of Instrument Business. Gain on sale of the Instrument Business of $1,610,000 for the year ended December 31, 2007, resulted from the receipt of $2,000,000 from Bio-Rad related to the United States Patent and Trademark Office issuance of the reexamination certificate of the United States Patent No. 6,734,022 on October 23, 2007, offset by a $390,000 post-closing adjustment related to the Instrument Business Sale.

Interest Income and Expense. Interest income was $399,000 for the year ended December 31, 2008, compared to $734,000 for the same period in 2007. Interest income decreased primarily due to lower interest yields and the reduction of investments available-for-sale and money market funds. Interest expense was $2,035,000 for the year ended December 31, 2008, compared to $2,302,000 for the same period in 2007. Interest expense in both periods consisted largely of interest related to our convertible senior notes and borrowings from Quest. Interest expense included the amortization of the beneficial conversion feature associated with the 4.50% convertible senior notes and underwriter fees associated with the 7.00% convertible senior notes, which amounted to $211,000 and $239,000 for the years ended December 31, 2008 and 2007, respectively.

Loss on investment in auction rate securities. Loss on investment in auction rate securities was due to an other-than-temporary charge on investments available-for-sale of $2,176,000 for the year ended December 31, 2008. There were no losses related to investments available-for-sale for the year ended December 31, 2007.

Other Income (Expense), Net. Net other expense was $41,000 for the year ended December 31, 2008, compared to net other income of $69,000 for the same period in 2007.

Income Tax Benefit (Expense). Income taxes were a benefit of $40,000 for the year ended December 31, 2008, compared to an expense of $163,000 for the same period in 2007. The income tax benefit was due to adjustments and foreign taxes.

Liquidity and Capital Resources

From our inception through September 30, 2010, we have financed our operations principally with $230,300,000 from the sales of products and services to customers and $229,560,000 of net proceeds from debt and equity financings. This includes net proceeds of $92,400,000 from our initial public offering on September 28, 2000; net proceeds of $26,900,000 from our Series E Preferred Stock financing in March 2000; net proceeds of $15,000,000 from the sale of 6,225,000 shares of our common stock and a warrant for 2,200,000 shares of our common stock to Quest Diagnostics on July 22, 2005; and net proceeds of $18,200,000 in connection with our sale of assets and liabilities of the Instrument Business and 3,086,420 shares of common stock to Bio-Rad on November 13, 2006. In connection with the strategic alliance agreement dated July 22, 2005, with Quest Diagnostics, we have drawn $10,000,000 from this secured line of credit as of September 30, 2010, solely to fund certain development activities related to our strategic alliance. Drawings under this secured line of credit bear interest at the prime rate plus 0.5%, payable monthly. We also received net proceeds of $27,000,000 from the sale of our BioSepra® business on November 24, 2004, and an additional $1,000,000 held in an interest-bearing escrow account for one year after the sale and $21,000 of related interest on December 1, 2005. We received $20,600,000 in gross proceeds from the private placement of 24,513,092 shares of our common stock and warrants to purchase 20,531,470 shares of our common stock on August 29, 2007. On January 7, 2010, in connection with the Plan of Reorganization, we also completed a private placement sale of 2,327,869 shares of our common stock for net proceeds of $42,800,000. We believe that our current cash resources will be sufficient to meet our anticipated needs for the next 12 to 18 months.

Cash and cash equivalents as of September 30, 2010 and December 31, 2009, were $25,292,000 and $3,440,000, respectively. On September 30, 2010, working capital was $13,019,000, and on December 31, 2009, working capital deficit was $636,000. The increase in working capital for the nine months ended September 30, 2010, was principally due to net proceeds of $42,782,000 in connection with our January 2010 private placement, partially offset by cash used in operating activities of $18,504,000. Cash, cash equivalents and short-term investments at December 31, 2009 were $3,440,000 compared to $2,464,000 at December 31, 2008. Working deficit at December 31, 2009 was $636,000 compared to $3,727,000 at December 31, 2008. The decrease in working capital deficit was principally due to net proceeds of $3,651,000 for issuance of common stock from the exercise of common stock warrants. Long-term debt and capital lease balances at December 31, 2009 totaled $17,765,000 compared to $28,878,000 at December 31, 2008, largely due to issuance of common stock upon conversion of principal and interest on senior convertible notes totaling $13,051,000.

Net cash used in operating activities was $18,504,000 for the nine months ended September 30, 2010, resulting primarily from operating losses incurred as adjusted for a change in fair value of warrants and warrant exercises of $4,427,000 and non-cash license revenues of $671,000, partially offset by $141,000 debt issuance costs, $103,000 depreciation and amortization, $1,177,000 stock-based compensation expense and $4,141,000 accrued incentive plan with related parties. Net cash used in operating activities also decreased by $3,944,000 of cash from changes in operating assets and liabilities mainly driven by the $3,859,000 reorganization items. Net cash used in operating activities was $3,114,000 in 2009 compared to $15,440,000 in 2008. Less cash was used in operating activities in 2009 as compared to 2008 due primarily to the Bankruptcy filing in March 2009 and subsequent curtailment of operations. Net cash used in operating activities was $15,440,000 in 2008 compared to $20,268,000 in 2007. Less cash was used in operating activities in 2008 as compared to 2007 due primarily to a larger operating loss in 2007 compared to 2008 and the adjustment for the gain on sale of instrument business of $1,610,000. Cash used in operating activities was mainly to fund payroll and operating expenses.

Net cash used in investing activities was $300,000 for the nine months ended September 30, 2010, primarily due to the proceeds from sale of investments of $465,000 partially offset by the purchase of property and equipment for $170,000. Net cash provided by investing activities was $42,000 in 2009 compared to $10,323,000 in 2008. Net cash provided by investing activities in 2008 primarily resulted from proceeds from sales of investments of $14,458,000 partially offset by purchases of investments of $4,100,000. Net cash provided by investing activities was $10,323,000 in 2008 compared to net cash used in investing activities of $11,684,000 in 2007. Net cash used in investing activities in 2007 included purchases of investments of $19,175,000 partially offset by proceeds from sales of investments of $6,300,000 and proceeds from sale of instrument business of $2,000,000.

Net cash provided by financing activities was $40,050,000 for the nine months ended September 30, 2010, which resulted primarily from net proceeds of $42,782,000 in connection with our January 2010 private placement, offset by $2,195,000 in repayments of the 4.50% Notes and $400,000 of the debtor-in-possession financing with Quest. Net cash provided by financing activities was $4,051,000 in 2009 compared to $3,000 in 2008. Net cash provided by financing activities in 2009 primarily resulted from net proceeds from stock warrant exercises of $3,651,000 and proceeds from debtor-in-possession loan financing of $400,000. Net cash provided by financing activities was $3,000 in 2008 compared to $21,910,000 in 2007. Net cash provided by financing activities in 2007 included proceeds from a private offering of common stock and common stock warrants, net of issuance costs and registration fees, of $18,927,000 and proceeds from a loan from Quest of $2,917,000. At December 31, 2009, we had an accumulated deficit of $279,475,000.

Our consolidated financial statements were prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have incurred significant net losses and negative cash flows from operations since inception. At September 30, 2010, we had an accumulated deficit of $294,495,000. To become profitable in the near future, we may need to complete development of additional key diagnostic tests, obtain FDA approval and successfully commercialize those products in addition to the OVA1 Test. Our ability to continue to meet our obligations and to achieve our business objectives is dependent upon, among other things, raising additional capital or generating sufficient revenue in excess of costs. We may seek to raise additional funding from various possible sources, including the public equity market, private financings, sales of assets, collaborative arrangements and debt. If we raise additional capital through the issuance of equity securities or securities convertible into equity, stockholders will experience dilution, and such securities may have rights, preferences or privileges senior to those of the holders of our common stock or convertible senior notes. If we raise additional funds by issuing debt, we may be subject to limitations on our operations, through debt covenants or other restrictions. If we obtain additional funds through arrangements with collaborators or strategic partners, we may be required to relinquish our rights to certain technologies or products that we might otherwise seek to retain.

There can be no assurance that we will be able to obtain such financing, or obtain it on acceptable terms. If we are unable to obtain financing on acceptable terms, we may be unable to execute our business plan, we could be required to reduce the scope of or eliminate our sales and marketing and research and development activities or not be able to pay our convertible senior notes.

The following summarizes our contractual obligations at September 30, 2010, and the effect such obligations are expected to have on our liquidity and cash flow in future periods (in thousands).

		Three Months Ending December 31,
	Total	2010	2011	2012	Thereafter
Loan from Quest Diagnostics Inc.(1)	$7,000	$—	$—	$7,000	$—
Interest payable on loan from Quest Diagnostics Inc.(2)	531	66	263	202	—
Convertible senior notes	5,000	—	5,000	—	—
Interest payable on convertible senior notes(2)	183	50	133	—	—
Noncancelable collaboration obligations(3)	1,126	113	450	450	113
Noncancelable operating lease obligations	230	33	129	67	1
Purchase obligations	—	—	—	—	—

Total contractual obligations	$14,070	$262	$5,975	$7,719	$114

(1)	Principal amounts, not including interest.
(2)	Based on outstanding principal balance and interest rate as of September 30, 2010.
(3)	The following are non-cancelable collaboration obligations: Research collaboration agreement with the Johns Hopkins University School of Medicine; Rigshospitalet, Copenhagen University Hospital; The Ohio State University Research Foundation; and Stanford University.

Off Balance Sheet Arrangements

As of September 30, 2010, we had no off-balance sheet arrangements that are reasonably likely to have a current or future material effect on our consolidated financial condition, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe that it is important to have an understanding of certain policies, along with the related estimates that we are required to make in recording our financial transactions, in order to have a complete picture of our financial condition. In addition, in arriving at these estimates, we are required to make complex and subjective judgments, many of which include a high degree of uncertainty. The following is a discussion of these critical accounting policies and significant estimates related to these policies.

Fair Value of Investments

We classify all of our marketable securities as available-for-sale. We carry these investments at fair value, based upon the levels of inputs described below. The amortized cost of securities in this category is adjusted for amortization of premiums and accretions of discounts to maturity. Such amortization is included in interest income. Realized gains and losses are recorded in our statement of operations.

We review the impairment of our investments on a quarterly basis in order to determine the classification of the impairment as “temporary” or “other-than-temporary”. Beginning January 1, 2009, if the fair value of a debt security is less than its amortized cost, we assess whether the impairment is other-than-temporary. An impairment is considered other-than-temporary if: (i) we have the intent to sell the security; (ii) it is more likely than not that we will be required to sell the security before recovery of the entire amortized cost basis; or (iii) we do not expect to recover the entire amortized cost basis of the security. If an impairment is considered other than temporary based on condition (i) or (ii) described above, the entire difference between the amortized cost and the fair value of the debt security is recognized in earnings. If an impairment is considered other than temporary based on condition (iii) described above, the amount representing credit losses (defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis of the debt security) will be recognized in earnings and the amount relating to all other factors will be recognized in other comprehensive loss. Prior to January 1, 2009, declines in the fair value of debt securities deemed to be other-than-temporary were reflected in earnings as realized losses. Once an other-than-temporary impairment is recorded, a new cost basis in the investment is established.

We adopted ASC 820, “Fair Value and Measurements,” in the first quarter of 2008. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Our short-term investments primarily utilize broker quotes in a non-active market for valuation of these securities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

ASC 820 requires us to maximize the use of observable inputs and minimize the use of unobservable inputs. If a financial instrument uses inputs that fall in different levels of the hierarchy, the instrument will be categorized based upon the lowest level of input that is significant to the fair value calculation. Our financial assets measured at fair value on a recurring basis include securities available for sale. Securities available for sale include money market funds and auction rate securities in private placements of credit linked notes.

Fair Value of Warrants

Prior to January 1, 2009, common stock warrants were recorded in stockholders equity in accordance with ASC 815, “Derivatives and Hedging” and ASC 825, “Financial instruments.” However in June 2008, the Financial Accounting Standards Board (“FASB”) issued new guidance now codified in ASC 815 that clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which would qualify for classification as a liability. The new guidance was effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of the new guidance on January 1, 2009, resulted in the reclassification of certain of our outstanding warrants from stockholders’ deficit to liability and a cumulative effect of change in accounting principle on our accumulated deficit. In addition, the stock warrants are required to be fair valued at each reporting period, with the changes in fair value recognized in our consolidated statement of operations. We fair value the warrants using a Black Scholes valuation model. Since the outstanding common stock warrants are fair valued at the end of each reporting period, any change in the underlying assumptions to the Black Scholes valuation model, including the volatility and price of our common stock, may have a significant impact on our consolidated financial statements. We recorded a change in fair value of warrants and warrant exercise gain of $12,106,000 for the year ended December 31, 2009. We recorded a change in fair value of warrants and warrant exercise gain of $4,427,000 for the nine months ended September 30, 2010.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs consist primarily of payroll and related costs, materials and supplies used in the development of new products, and fees paid to third parties that conduct certain research and development activities on our behalf. Software development costs incurred in the research and development of new products are expensed as incurred until technological feasibility is established.

Stock-Based Compensation

We account for stock options and stock purchase rights related to our 2000 Stock Plan (the “2000 Plan”) and 2000 Employee Stock Purchase Plan (the “2000 ESPP”) under the provisions of ASC 718 which requires the recognition of the fair value of stock-based compensation. The fair value of stock options and ESPP shares was estimated using a Black-Scholes option valuation model. This model requires the input of subjective assumptions in implementing ASC 718 including expected stock price volatility, expected life and estimated forfeitures of each award. The fair value of equity-based awards is amortized over the vesting period of the award, and we have elected to use the straight-line method of amortization. Due to the limited amount of historical data available to us, particularly with respect to stock-price volatility, employee exercise patterns and forfeitures, actual results could differ from our assumptions.

We account for equity instruments issued to non-employees in accordance with the provisions of ASC 718 and ASC 505, “Equity.” As a result, the non-cash charge to operations for non-employee options with vesting or other performance criteria is affected each reporting period by changes in the estimated fair value of our common stock. The two factors which most affect these changes are the price of the common stock underlying stock options for which stock-based compensation is recorded and the volatility of the stock price. If our estimates of the fair value of these equity instruments change, it would have the effect of changing compensation expenses.

Contingencies

We account for contingencies in accordance with ASC 450 Contingencies (“ASC 450”). ASC 450 requires that an estimated loss from a loss contingency shall be accrued when information available prior to issuance of the financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and when the amount of the loss can be reasonably estimated. Accounting for contingencies such as legal and contract dispute matters requires us to use our judgment. We believe that our accruals for these matters are adequate. Nevertheless, the actual loss from a loss contingency might differ from our estimates.

Income Taxes

Our income tax policy records the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying balance sheets, as well as operating loss and tax credit carry forwards. We have recorded a full valuation allowance to reduce our deferred tax assets, as based on available objective evidence; it is more likely than not that the deferred tax assets will not be realized. In the event that we were to determine that we would be able to realize our deferred tax assets in the future, an adjustment to the deferred tax assets would increase net income in the period such determination was made.

Product Revenue

We derive our revenues from product sales of the OVA1 Test. Our product revenues for tests performed are recognized when the following revenue recognition criteria are met: (1) persuasive evidence that an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured. Prior to meeting all of these revenue recognition criteria for tests performed during the period, we recognize deferred revenue on the consolidated balance sheet.

License Revenue

Under the terms of the secured line of credit with Quest, portions of the borrowed principal amounts may be forgiven upon our achievement of certain milestones relating to the development, regulatory approval and commercialization of certain diagnostic tests (see Note 4). We account for forgiveness of principal debt balances as license revenues over the term of the exclusive sales period that Quest receives upon commercialization of an approved diagnostic test. We recognize license revenue straight-line over the 2.5-year period of Quest’s sales exclusivity beginning on the OVA1 Test commercialization date of March 9, 2010.

Recent Accounting Pronouncements

In June 2009, Accounting Standards Codification (“ASC”) ASC 105 Generally Accepted Accounting Principles (“ASC 105”) was issued. ASC 105 became the single official source of authoritative, nongovernmental generally accepted accounting principles (“GAAP”) in the United States. The historical GAAP hierarchy was eliminated and the ASC became the only level of authoritative GAAP, other than guidance issued by the Securities and Exchange Commission. Our accounting policies were not affected by the conversion to ASC. However, references to specific accounting standards in the footnotes to our consolidated financial statements have been changed to refer to the appropriate section of ASC.

In April 2009, FASB issued ASC 825 Financial Instruments (“ASC 825”) and ASC 270 Interim Reporting or (“ASC 270”). ASC 825 and ASC 270 requires us to disclose on a quarterly basis, providing quantitative and qualitative information about fair value estimates for all financial instruments not measured in the Consolidated Balance Sheets at fair value. ASC 825 and ASC 270 are effective for interim periods ending after June 15, 2009. We have adopted the provisions of ASC 825 and ASC 270 effective the first quarter of fiscal 2009. The adoption of this guidance did not have a material impact on our consolidated financial statements.

In April 2009, FASB issued ASC 320 Investments—Debt and Equity Securities (“ASC 320”). ASC 320 modifies the other-than-temporary impairment guidance for debt securities through increased consistency in the timing of impairment recognition and enhanced disclosures related to the credit and noncredit components of impaired debt securities that are not expected to be sold. In addition, increased disclosures are required for both debt and equity securities regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. ASC 320 is effective for interim and annual reporting periods that end after June 15, 2009, and early adoption is permitted. We have adopted the provisions of ASC 320 on January 1, 2009. We have considered the guidance provided by ASC 320 in our determination of impairment, and have determined that the impact was not material.

In October 2009, the FASB issued Accounting Standards Update 2009-13, Revenue Recognition (Topic 605): “Multiple Deliverable Revenue Arrangements—A Consensus of the FASB Emerging Issues Task Force”. This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available. We will be required to apply this guidance prospectively for revenue arrangements entered into or materially modified after January 1, 2011; however, earlier application is permitted. We have not determined the impact that this update may have on our consolidated financial statements.

In January 2010, the FASB issued updated guidance related to fair value measurements and disclosures, which requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and to describe the reasons for the transfers. The adoption of the updated guidance did not have a material impact on our consolidated results of operations or financial condition.

Interest Rate Sensitivity

As of September 30, 2010, our cash and cash equivalents were held primarily in money market accounts. We believe that, in the near term, we will maintain our available funds in money market accounts.

The primary objective of our investment activities is to preserve principal, maintain proper liquidity to meet operating needs and maximize yields. Our investment policy, which has been approved by our Board of Directors, specifies credit quality standards for our investments and limits the amount of credit exposure to any single issue, issuer or type of investment.

Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our available funds for investment. Except for our secured line of credit with Quest Diagnostics, we have no long-term debt subject to floating rate interest. If interest rates were to increase by 1%, our annual interest expense would increase by $70,000. We do not plan to use derivative financial instruments in our investment portfolio.

Foreign Currency Exchange Risk

We have a foreign subsidiary, Ciphergen Biosystems KK, of which the functional currency is the Japanese yen. Accordingly, the accounts of this operation are translated from the Japanese yen to the United States dollar using the current exchange rate in effect at the balance sheet date for the balance sheet accounts, and using the average exchange rate during the period for revenue and expense accounts. The effects of translation are recorded to accumulated other comprehensive loss of stockholders’ deficit.

The accounts of all other foreign operations are remeasured to the United States dollar, which is the functional currency. Accordingly, all monetary assets and liabilities of these foreign operations are translated into

United States dollars at current period-end exchange rates, and non-monetary assets and related elements of expense are translated using historical rates of exchange. Income and expense elements are translated to United States dollars using average exchange rates in effect during the period. Gains and losses from the foreign currency transactions of these subsidiaries are recorded to interest and other expense, net in the consolidated statement of operations. The net tangible assets of our non-United States operations, excluding intercompany debt, were $43,000 at September 30, 2010.

We did not enter into any forward contracts during the nine months ended September 30, 2010. Although we will continue to monitor our exposure to currency fluctuations, we cannot provide assurance that exchange rate fluctuations will not harm our business in the future.

Controls and Procedures

Evaluation of disclosure controls and procedures

Our senior management is responsible for establishing and maintaining a system of disclosure controls and procedures (as defined in Rule 13a-15e and 15d-15e under the Exchange Act) designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer’s management, including its principal executive officer or officers and principal financial officer or officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. Management, including our Chief Executive Officer and Chief Financial Officer, performed an evaluation of our disclosure controls and procedures as defined under the Exchange Act as of December 31, 2009. Based on this evaluation and the identification of material weakness in our internal control over financial reporting as described below, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were not effective as of December 31, 2009.

Material Weakness in Internal Control over Financial Reporting

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

Specifically, in connection with our March 30, 2009 filing for bankruptcy protection, we reduced our headcount to three employees, only one of which was a non-managerial accounting employee. Specifically, we did not have sufficient accounting and reporting expertise necessary to make estimates requiring significant judgment or to record complex transactions in a manner necessary to facilitate the timely filing of all Forms required by the Exchange Act of 1934. As a result, we did not file on a timely basis our Forms 10-Q which became due during the bankruptcy period and the Forms 10-K for the years ended December 31, 2008 and 2009 in accordance with the Securities Exchange Act of 1934. This control deficiency, if not corrected, could result in a material misstatement of our annual or interim consolidated financial statements that would not be prevented or detected on a timely basis. Therefore, management concluded, as of December 31, 2009, that this control deficiency constituted a material weakness.

Management’s Plan for Remediation

During the year ending December 31, 2010, we have been involved in efforts to restore and maintain an effective internal control environment. In February 2010, as part of this process, we hired an Interim Vice President, Finance & Chief Accounting Officer and engaged independent contractors, some of whom were former employees of the Company, to perform an extensive review of fiscal 2008 and 2009 transactions and prepare financial statements for the years then ended in accordance with generally accepted accounting principles. In May 2010, we filed our past-due Forms 10-Qs and 10-Ks to become compliant with the Securities and Exchange Act of 1934. We have hired a Vice President and Chief Financial Officer, a Corporate Controller and two full-time accounting staff. In addition, we are restoring, updating and re-implementing our internal control processes and procedures to reflect our existing operations. Specifically, we have:

(1)	re-established our entity level controls;

(2)	re-instituted procedures to address segregation of duties;

(3)	incorporated the level of management oversight and review of the financial statements and corresponding SEC filings that was originally contemplated in our internal control system; and

(4)	hired management that we believe has the necessary expertise to make estimates requiring significant judgment, to record complex transactions and to facilitate the timely filing of SEC documents.

Our testing, evaluation and conclusion on the effectiveness of our internal controls in place at December 31, 2010 will not be completed until sometime in early 2011. As a result, we have not yet made any conclusions, nor have we disclosed in any of our subsequent quarterly filings, the sufficiency of the actions taken in remediating the control deficiencies that led to the material weakness at December 31, 2009.

Inherent limitations on the controls of financial reporting

Internal control over financial reporting has inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting also can be circumvented by collusion or improper management override. Because of such limitations, there is a risk that material misstatements will not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process. Therefore, it is possible to design into the process safeguards to reduce, though not eliminate, this risk.

BUSINESS

Company Overview

We are dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Our tests are intended to help guide decisions regarding patient treatment, which may include decisions to refer patients to specialists, to perform additional testing, or to assist in the selection of therapy. A distinctive feature of our approach is to combine multiple markers into a single, reportable index score that has higher diagnostic accuracy than its constituents. We concentrate our development of novel diagnostic tests in the fields of oncology, hematology, cardiology and women’s health, with the initial focus on ovarian cancer. We also intend to address clinical questions related to early disease detection, treatment response, monitoring of disease progression, prognosis and others through collaborations with leading academic and research institutions.

Our lead product, the OVA1 Test, was cleared by the FDA on September 11, 2009. The OVA1 Test addresses a clear unmet clinical need, namely the pre-surgical identification of women who are at high risk of having a malignant ovarian tumor. Numerous studies have documented the benefit of referral of these women to gynecologic oncologists for their initial surgery. Prior to the clearance of the OVA1 Test, no blood test had been cleared by the FDA for physicians to use in the pre-surgical management of ovarian adnexal masses. The OVA1 Test is a qualitative serum test that utilizes five well-established biomarkers and proprietary FDA-cleared software to determine the likelihood of malignancy in women with a pelvic mass for whom surgery is planned. The OVA1 Test was developed through large pre-clinical studies in collaboration with numerous academic medical centers encompassing over 2,500 clinical samples. The OVA1 Test was fully validated in a prospective multi-center clinical trial encompassing 27 sites reflective of the diverse nature of the clinical centers at which ovarian adnexal masses are evaluated. The results of the clinical trial demonstrated that the OVA1 Test, in conjunction with clinical evaluation, was able to identify 91.7% of the malignant ovarian tumors and to rule out malignancy NPV with 93.2% certainty. Recently, data were presented demonstrating the high sensitivity of the OVA1 Test for epithelial ovarian cancers (“EOC”); the OVA1 Test detected 95/96 EOC cases for a sensitivity of 99.0%, including 40/41 stage I and stage II EOC, for an overall sensitivity of 97.6% for early stage EOC, as compared to 65.9% for CA125 using the ACOG cutoffs. The improvement in sensitivity was even greater among premenopausal women; for the OVA1 Test, sensitivity for early stage EOC was 92.9% and for CA125, sensitivity was 35.7%. Overall, the OVA1 Test detected 76% of malignancies missed by CA125, including all advanced stage malignancies.

In addition to the OVA1 Test, we have development programs in other clinical aspects of ovarian cancer as well as in peripheral arterial disease. In the field of peripheral arterial disease, we have identified candidate biomarkers that may help to identify individuals at high risk for a decreased ankle-brachial index score, which is indicative of the likely presence of PAD. We have initiated an intended-use study to validate a multi-marker algorithm for the assessment of individuals at risk for PAD. This algorithm will be specifically directed at a primary care population in which the VASCLIR test is expected to be used. Subsequent to this study, Vermillion intends to discuss with the FDA the appropriate submission pathway, which may be PMA, 510(k) clearance, or 510(k) de novo clearance. We have also initiated pilot experiments intended to identify markers with high clinical specificity that may complement our current OVA1 Test. These experiments are investigational and we have not yet established a regulatory pathway for this potential product (OVA2™).

Current and former academic and research institutions that we have or have had collaborations with include the Johns Hopkins University School of Medicine; the University of Texas M.D. Anderson Cancer Center; University College London; the University of Texas Medical Branch; the Katholieke Universiteit Leuven; Clinic of Gynecology and Clinic of Oncology, Rigshospitalet, Copenhagen University Hospital; the Ohio State University Research Foundation; Stanford University; and the University of Kentucky.

On July 22, 2005, we entered into the Strategic Alliance Agreement with Quest. The Strategic Alliance Agreement was set to expire on the earlier of (i) the three-year anniversary of the agreement, which was July 22, 2008, and (ii) the date on which Quest commercializes three diagnostic tests. On July 21, 2008, the Strategic

Alliance Agreement was amended to extend the term of the agreement to end on the earlier of (i) September 1, 2008 and (ii) the date on which Quest commercializes three diagnostic tests. On October 24, 2008, the Strategic Alliance Agreement was amended to extend the term of the agreement to end on the earlier of (i) September 1, 2009 and (ii) the date on which Quest makes its third development election. Subsequently on October 7, 2009, the Strategic Alliance Agreement was amended to extend the term of the agreement to end on the earlier of (i) October 7, 2012 and (ii) the date on which Quest makes its third development election. To date, Quest has selected only two diagnostic tests, which are VASCLIR and the OVA1 Test, to commercialize. We achieved the milestone provision in the secured line of credit agreement with Quest for FDA clearance of the first diagnostic test kit when the OVA1 Test was approved by the FDA in September 2009. On November 10, 2010, the Strategic Alliance Agreement was further amended to give Quest the exclusive right to commercialize the OVA1 Test for up to three additional years from the period as specified in the Strategic Alliance Agreement and to establish royalties, fees, and other payments related to the performance of the OVA1 Test. While we were under Chapter 11 bankruptcy protection, we had not paid accrued interest on the secured line of credit and were therefore in default. In January 2010, we emerged from bankruptcy and cured the default upon payment of accrued interest, and as a result of the cure, the principal on the secured line of credit was reduced by $3,000,000 to $7,000,000. No additional amounts have been forgiven through December 2010. We are in discussions with Quest regarding the achievement of an additional $1,000,000 forgiveness milestone related to the OVA1 Test under the terms of the Strategic Alliance Agreement.

We were originally incorporated in California on December 9, 1993, under the name Abiotic Systems. In March 1995, we changed our corporate name to Ciphergen Biosystems, Inc. and in May 2000, we reincorporated in Delaware. We had our initial public offering in September 2000. On November 13, 2006, we sold assets and liabilities of our protein research tools and collaborative services business, referred to herein as the Instrument Business, to Bio-Rad Laboratories, Inc., referred to herein as Bio-Rad, in order to concentrate our resources on developing clinical protein biomarker diagnostic products and services. On August 21, 2007, we changed our corporate name to Vermillion, Inc.

On March 30, 2009, we filed for relief under Chapter 11 of the Bankruptcy Code. We emerged from bankruptcy protection on January 22, 2010 pursuant to the terms of a January 5, 2010 order entered by the bankruptcy court approving our Second Amended Plan of Reorganization.

The OVA1 Test was launched on March 9, 2010 by Quest under the terms of the Strategic Alliance Agreement at a list price of $650.00 for each OVA1 Test. On March 11, 2010, the Medicare contractor Highmark Medicare Services announced that it would cover the OVA1 Test in its reimbursement program. On May 10, 2010, Quest notified us that Highmark Medicare Services is adjudicating to Quest the OVA1 Test claims in the amount of $516.25 for each OVA1 Test. On September 20, 2010, we announced that the OVA1 Test was CE marked, a requirement for marketing the test in the European Union. The OVA1 Test has satisfied all certification requirements to complete its declaration of conformity.

The Diagnostics Market

The economics of healthcare demand improved allocation of resources. Improved allocation of resources can be derived through disease prevention, early detection of disease leading to early intervention, and diagnostic tools that can triage patients to more appropriate therapy and intervention. According to the May 2009 In Vitro Diagnostics Market Analysis 2009-2024 report, the worldwide market for in vitro diagnostics (“IVDs”) in 2008 was approximately $40.0 billion. Visiongain predicts that the market will generate nearly $60.0 billion in 2014.

We have chosen to concentrate primarily in the areas of oncology, hematology, cardiology and women’s health. Demographic trends suggest that, as the population ages, the burden from these diseases will increase and the demand for quality diagnostic, prognostic and predictive tests will increase. In addition, these areas generally lack quality diagnostic tests and, therefore, we believe patient outcomes can be significantly improved by the development of novel diagnostic tests.

Our focus on translational proteomics enables us to address the market for novel diagnostic tests that simultaneously measure multiple protein biomarkers. A protein biomarker is a protein or protein variant that is present at greater or lesser concentrations in a disease state versus a normal condition. Conventional protein tests measure a single protein biomarker whereas most diseases are complex. We believe that efforts to diagnose cancer and other complex diseases have failed in large part because the disease is heterogeneous at the causative level (i.e., most diseases can be traced to multiple potential etiologies) and at the human response level (i.e., each individual afflicted with a given disease can respond to that ailment in a specific manner).

Consequently, measuring a single protein biomarker when multiple protein biomarkers may be altered in a complex disease is unlikely to provide meaningful information about the disease state. We believe that our approach of monitoring and combining multiple protein biomarkers using a variety of analytical techniques will allow us to create diagnostic tests with sufficient sensitivity and specificity about the disease state to aid the physician considering treatment options for patients with complex diseases.

Ovarian Cancer

Background. Commonly known as the “silent killer”, ovarian cancer leads to approximately 15,000 deaths each year in the United States. Approximately 20,000 new ovarian cancer cases are diagnosed each year, with the majority of the patients in the late stages of the disease in which the cancer has spread beyond the ovary. Unfortunately, ovarian cancer patients in the late stages of the disease have a poor prognosis, which leads to the high mortality rates. According to the American Cancer Society, when ovarian cancer is diagnosed at its earliest stages, the patient has a 5-year survival rate of 93%. Ovarian cancer patients have up to a 90% cure rate following surgery and/or chemotherapy if detected in stage 1. However, only 19% of ovarian cancer patients are diagnosed before the tumor has spread outside the ovary. For ovarian cancer patients diagnosed in the late-stages of the disease, the 5-year survival rate falls to 18%.

While the diagnosis of ovarian cancer in its earliest stages greatly increases the likelihood of survival from the disease, another factor that predicts survival from ovarian cancer is the specialized training of the surgeon who operates on the ovarian cancer patient. Numerous studies have demonstrated that treatment of malignant ovarian tumors by specialists such as gynecologic oncologists or at specialist medical centers improves outcomes for women with these tumors. Published guidelines from the Society of Gynecologic Oncologists (the “SGO”) and the ACOG recommend referral of women with malignant ovarian tumors to specialists. Unfortunately, today, only about one third of women with these types of tumors are operated on by specialists, in part because of inadequate tests and procedures that can identify such malignancies with high sensitivity. Accordingly, an unmet clinical need is a diagnostic test that can provide adequate predictive value to stratify patients with a pelvic mass into those with a high risk of invasive ovarian cancer versus those with a low risk of ovarian cancer, which is essential for improving overall survival in patients with ovarian cancer.

Although ovarian adnexal tumors are relatively common, malignant tumors are less so. Screening studies have indicated that the prevalence of ovarian adnexal tumors in postmenopausal women can be as high as 5 percent. Ovarian adnexal tumors are thought to be even more common in premenopausal women, but there are more non-persistent, physiologic ovarian tumors in this demographic. Using census estimates of 110 million women over the age of 18 and a 5% prevalence rate, this implies that over five million women are experiencing ovarian adnexal tumors at any given time. Although many of these do not present to the physician or are not concerning enough to warrant surgery, those that do require evaluation of the likelihood of malignancy and could potentially benefit from the use of the OVA1 Test.

The ACOG and the SGO have issued guidelines to help physicians evaluate ovarian adnexal tumors for malignancy. These guidelines take into account menopausal status, CA125 levels, and physical and imaging findings. However, these guidelines have notable shortcomings because of their reliance on tools with certain weaknesses. Most notably, the CA125 blood test, which is cleared by the FDA only for monitoring for recurrence of ovarian cancer, is absent in up to 50% of early stage ovarian cancer cases. Moreover, CA125 can be elevated in diseases other than ovarian cancer, including benign ovarian tumors and endometriosis. These shortcomings limit the CA125 blood test’s utility in distinguishing benign from malignant ovarian tumors or for use in detection of early stage ovarian cancer. Transvaginal ultrasound is another diagnostic modality used with patients with ovarian tumors. Attempts at defining specific morphological criteria that can aid in a benign versus malignant diagnosis have led to the morphology index and the risk of malignancy index, with reports of 40-70% predictive value. However, ultrasound interpretation can be variable and dependent on the experience of the operator. Accordingly, the ACOG and SGO guidelines perform only modestly in identifying early stage ovarian cancer and malignancy in pre-menopausal women. Efforts to improve detection of cancer by lowering the cutoff for CA125 (the “Modified ACOG/SGO Guidelines”) provide only a modest benefit, since CA125 is absent in certain types of epithelial ovarian cancer and is poorly detected in early stage ovarian cancer.

Clinical Development. To address this clear unmet clinical need, we initiated an ovarian cancer biomarker discovery program. In August 2004, we, along with collaborators at JHU, UCL and M.D. Anderson, reported in a Cancer Research paper the discovery of three biomarkers that, when combined with CA125, provided higher diagnostic accuracy for early stage ovarian cancer than other biomarkers, including CA125 alone. The three biomarkers that we reported in the August 2004 Cancer Research paper formed the basis of an expanded panel of biomarkers that together have demonstrated risk stratification value in a series of studies involving over 2,500 clinical samples from more than five clinical sites. Data presented at the June 2006 Annual Meeting of the American Society of Clinical Oncology demonstrated the portability of this biomarker panel among different clinical groups, indicating its potential validity across various testing populations. Data presented at the March 2007 Annual Meeting of the SGO described results from a cohort study. We were able to demonstrate in 525 consecutively sampled women, a significant increase in the positive predictive value using its biomarker panel over the baseline level. This translates into the potential to enrich the concentration of ovarian cancer cases referred to the gynecologic oncologist by more than twofold.

OVA1™ Ovarian Tumor Triage Test. In January, 2007, we commenced our multi-center prospective clinical trial to demonstrate the clinical performance and utility of our OVA1 Test, which was developed based on the studies described above. The clinical study population came from institutions with primary care physicians, gynecologists (“non-GO”), and/or gynecologic oncologists (“GO”). The clinical study subject enrollment centers were representative of institutions where ovarian tumor subjects potentially undergo a gynecologic examination. The specimens were collected at 27 demographically mixed sites that included large and small medical centers (universities/community hospitals), clinics that specialize in women’s health, small gynecology/obstetrics groups, gynecology/oncology practices, and HMO groups. The performance of the OVA1 Test was determined based on 516 evaluable subjects who underwent surgery to remove a documented ovarian tumor and for whom a pathology result was available. Physicians were asked, based on the information they had, which included physical, radiologic, and laboratory results, whether they believed the patient had cancer (“Clinical Assessment”). Physicians were not provided with the OVA1 Test score in making this determination. After surgery, the specimen was examined by a surgical pathologist per routine clinical practice. The ability of physicians to predict malignancy without the OVA1 Test was compared to the ability of physicians with the OVA1 Test (“Dual Assessment”) to predict malignancy. With Dual Assessment, which included the OVA1 Test, 80.0% of cancers missed by clinician impression alone were detected. Dual Assessment, which included the OVA1 Test, had greater sensitivity and negative predictive value than Clinical Assessment alone and the metrics of clinical performance were 91.7% and 93.2%, respectively. We obtained FDA clearance of the OVA1 Test on September 11, 2009. The OVA1 Test is the first and only FDA-cleared test to be used in the pre-surgical evaluation of ovarian adnexal tumors.

Results from the clinical trial were presented at the 2010 Annual Meeting of the SGO. One presentation demonstrated that the ACOG/SGO guidelines detected only 77% of ovarian malignancies and that the Modified ACOG/SGO Guidelines improved detection to only 80%. Moreover, detection of early stage ovarian cancer was only 47%. A second presentation demonstrated that the OVA1 Test, in conjunction with clinical impression, improved detection of malignancy to 92% from 72% using clinical impression alone among patients evaluated by non-gynecologic oncologists. Among these patients, detection of stage I ovarian cancer was 79%.

Additional results from the clinical trial were presented at the 2010 International Gynecologic Cancer Society (IGCS) meeting. This presentation reported that the OVA1 Test had sensitivity for ovarian cancer of 92.5%, as compared to 68.9% for CA125 using cutoffs established in the ACOG criteria for adnexal mass evaluation and 77.0% for CA125 using cutoffs in the modified ACOG criteria. Additionally, data were presented demonstrating the high sensitivity of the OVA1 Test for EOC; the OVA1 Test detected 95/96 EOC cases for a sensitivity of 99.0%, including 40/41 stage I and stage II EOC, for an overall sensitivity of 97.6% for early stage EOC, as compared to 65.9% for CA125 using the ACOG cutoffs. The improvement in sensitivity was even greater among premenopausal women; for the OVA1 Test, sensitivity for early stage EOC was 92.9% and for CA125, sensitivity was 35.7%. Overall, the OVA1 Test detected 76% of malignancies missed by CA125, including all advanced stage malignancies.

Health economic analysis indicates that anticipated benefits of the OVA1 Test include 1) more appropriate referrals of women with high risk of malignancy to a gynecologic oncologist and fewer referrals of women at low risk of malignancy; 2) fewer second surgeries as a result of an initial surgery by a generalist on a woman with a malignant tumor; 3) reduced need for a backup surgeon (i.e. specialist) during a surgery by a generalist; 4) more appropriate and efficient administration of intraperitoneal chemotherapy; 5) longer survival, associated with better quality of life. Studies directed at demonstrating these benefits are currently being planned.

Other ovarian cancer indications. We have a research and license agreement with JHU to evaluate markers that provide improved specificity in the detection of ovarian cancer. Candidate markers are currently being assessed in small, pilot sample sets. Markers demonstrating high specificity will then be assessed in larger, clinical samples sets. It is anticipated that pilot results of these studies will be reported in early 2011 at a major cancer meeting. Additionally, we have a research and license agreement with Rigshospitalet (Copenhagen). Data have been generated that show that a certain combination of markers can separate ovarian cancer patients into those with good prognosis from those with poor prognosis. These results have been submitted for publication and a patent application has been filed.

Peripheral Arterial Disease

Peripheral arterial disease (“PAD”) represents atherosclerosis of the lower extremities and is generally reflective of systemic atherosclerotic disease and is therefore a risk factor for adverse cardiac events such as myocardial infarction and stroke. This disease affects between 8-12 million Americans, and the number of people diagnosed with PAD is expected to increase concurrently with the rising number of people diagnosed with diabetes. The American Heart Association and the American College of Cardiology have identified three demographics at risk for PAD: smokers 50 years of age or older; diabetics 50 years of age or older; and the elderly 70 years of age or older. Collectively, this represents tens of millions of Americans.

PAD is most commonly diagnosed using the ankle-brachial index (“ABI”), which is performed using a handheld Doppler. Blood pressures are measured in the arm and at the ankles and the ratio (ankle/arm) is calculated. Non-affected individuals should have a ratio of 0.9 or greater, while individuals with a ratio of less than 0.9 are defined as having PAD. Although the ABI has good sensitivity and specificity for PAD, its implementation into routine clinical practice has been hampered by poor physician adoption, generally because of the need to utilize special equipment by a specially trained technician and the need to have the patient lie supine prior to the administration of this test. Additionally, studies have shown that the ABI is often performed incorrectly. Therefore, a blood test that can be more routinely implemented would be beneficial in identifying people at increased risk for PAD.

In collaboration with Dr. John Cooke at Stanford, we have performed both an initial discovery study and a first validation study that has resulted in the identification blood markers that could assist in the diagnosis of PAD. These findings form the basis of a novel blood diagnostic test for PAD.

The results of these studies, including the publication of two blood markers for PAD, were published in the August 2007 on-line issue of the peer-reviewed journal Circulation, which is published by the American Heart Association (the “AHA”). Independent validation of these initial findings was subsequently published in the peer-reviewed journal Vascular Medicine in 2008. This study, which encompassed 540 individuals, confirmed the elevation of the two biomarkers in subjects with PAD. Moreover, the study showed that a panel of markers improved the identification of subjects with PAD and was complementary to available data, including the AHA risk score. In this study, subjects with a moderate AHA risk score but elevated PAD biomarker score had almost an 8 times increased likelihood of having PAD than if they had a normal PAD biomarker score.

We have initiated an intended-use study to validate a multi-marker algorithm for the assessment of individuals at risk for PAD. This algorithm will be specifically directed at a primary care population in which the VASCLIR test is expected to be used. We have engaged the Colorado Prevention Center (CPC) to perform this trial with us. CPC is a renowned Academic Research Organization that has a focus in cardiovascular clinical trials and is led by Dr. William Hiatt, who is currently the Novartis Foundation endowed professor for cardiovascular research in the Department of Medicine, University of Colorado Denver School of Medicine with appointments in cardiology and geriatrics and a clinical focus in vascular medicine. Subsequent to this study, we intend to discuss with the FDA the appropriate submission pathway, which may be PMA, 510(k) clearance, or 510(k) de novo clearance. Quest has accepted the PAD test as a development program under the terms of the Amended Strategic Alliance Agreement.

Commercialization

We expect to commercialize and sell diagnostic tests (which may consist of reagents and/or proprietary software) in one or both of two phases. One phase, referred to as the laboratory developed test (“LDT”) phase, will involve the sale of certain reagents (which may be in the form of proprietary software) to certain customers coupled with the grant to such customer of a sublicense to utilize the reagent in a laboratory-developed test using the methodology covered by the relevant license(s) obtained from our collaborators. An LDT would comprise multiple reagents (such as assay test kits, software, or other reagents), some of which would be supplied by Vermillion, and would be utilized by clinical laboratories to develop and perform “home brew” laboratory tests in laboratories federally regulated under the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”). In the other phase, referred to as the IVD phase, we plan to sell FDA-cleared devices (which may comprise multiple reagents such as assay test kits, software, or other reagents).

Quest is a significant stockholder of us. On July 22, 2005, Vermillion and Quest entered into a Strategic Alliance Agreement to develop and commercialize up to three diagnostic tests from our product pipeline (the “Strategic Alliance”). The Strategic Alliance Agreement was set to expire on the earlier of (i) the three-year anniversary of the agreement, which was July 22, 2008, and (ii) the date on which Quest commercializes three diagnostic tests. On July 21, 2008, Vermillion and Quest amended the Strategic Alliance Agreement to extend the term of the agreement to end on the earlier of (i) September 1, 2008 and (ii) the date on which Quest commercializes the three diagnostic tests. On October 24, 2008, Vermillion and Quest amended the Strategic Alliance Agreement to extend the term of the agreement to end on the earlier of (i) September 1, 2009 and (ii) the date on which Quest makes its third development election. On October 7, 2009, Vermillion and Quest amended the Strategic Alliance Agreement to extend the term of the agreement to end on the earlier of (i) October 7, 2012 and (ii) the date on which Quest makes its third development election. On October 7, 2009, Vermillion and Quest amended the strategic alliance agreement to extend the term of the agreement to end on the earlier of (i) October 7, 2012 and (ii) the date on which Quest commercializes the three diagnostic tests. To date, Quest has selected only two diagnostic tests, which are VASCLIR and the OVA1 Test, to commercialize. On November 10, 2010, Vermillion and Quest further amended the Strategic Alliance Agreement (the Strategic Alliance Agreement and the July 21, 2008, October 24, 2008, October 7, 2009 and November 10, 2010 amendments are collectively referred to as the “Amended Strategic Alliance Agreement”) to give Quest the exclusive right to commercialize the OVA1 Test for a certain period of time and to establish royalties, fees, and other payments related to the performance of the OVA1 Test. Pursuant to the Amended Strategic Alliance Agreement, Quest will have the non-exclusive right to commercialize each of the tests other than the OVA1 Test on a worldwide basis, with exclusive commercialization rights in each exclusive territory, as this term is defined in the Amended Strategic Alliance Agreement, beginning on the date each test is first commercialized and ending on the third anniversary of the date that such test is cleared or approved by the FDA. As part of the Strategic Alliance, there is a royalty arrangement under which Quest will pay royalties to us based on fees earned by Quest for applicable diagnostic services, and we will pay royalties to Quest based on our revenue from applicable diagnostic products.

Customers

In the United States, the IVD market can be segmented into three major groups: clinical reference laboratories, the largest of which are Quest and Laboratory Corporation of America; hospital laboratories; and physician offices. Initially, substantially all of our revenue in the United States will be generated through clinical reference laboratories, and Quest will be the major customer. We will attempt to penetrate hospital laboratories and physician offices, when appropriate. Outside the United States, laboratories may become customers, either directly with us or via distribution relationships established between us and authorized distributors.

Research and Development

Our research and development efforts center on the discovery and validation of biomarkers and combinations of biomarkers that can be developed into diagnostic assays. We do this predominantly through collaborations we have established with academic institutions such as JHU, Rigshospitalet, and Stanford as well as through contract research organizations (“CRO’s”) such as PrecisionMed and the Colorado Prevention Center.

Scientific Background

Genes are the hereditary coding system of living organisms. Genes encode proteins that are responsible for cellular functions. The study of genes and their functions has led to the discovery of new targets for drug development. Industry sources estimate that, within the human genome, there are approximately 30,000 genes. Although the primary structure of a protein is determined by a gene, the active structure of a protein is frequently altered by interactions with additional genes or proteins. These subsequent modifications result in hundreds of thousands of different proteins. In addition, proteins may interact with one another to form complex structures that are ultimately responsible for cellular functions.

Genomics allows researchers to establish the relationship between gene activity and disease. However, many diseases are manifested not at the genetic level, but at the protein level. The complete structure of modified proteins cannot be determined by reference to the encoding gene alone. Thus, while genomics provides some information about diseases, it does not provide a full understanding of disease processes. We are focused on converting recent advances in proteomics into clinically useful diagnostic tests.

Relationship Between Proteins and Diseases

The entire genetic content of any organism, known as its genome, is encoded in strands of deoxyribonucleic acid (“DNA”). Cells perform their normal biological functions through the genetic instructions encoded in their DNA, which results in the production of proteins. The process of producing proteins from DNA is known as gene expression or protein expression. Differences in living organisms result from variability in their genomes, which can affect the types of genes expressed and the levels of gene expression. Each cell of an organism expresses only approximately 10% to 20% of the genome. The type of cell determines which genes are expressed and the amount of a particular protein produced. For example, liver cells produce different proteins from those produced by cells found in the heart, lungs, skin, etc. Proteins play a crucial role in virtually all biological processes, including transportation and storage of energy, immune protection, generation and transmission of nerve impulses and control of growth. Diseases may be caused by a mutation of a gene that alters a protein directly or indirectly, or alters the level of protein expression. These alterations interrupt the normal balance of proteins and create disease symptoms. A protein biomarker is a protein or protein variant that is present in a greater or lesser amount in a disease state versus a normal condition. By studying changes in protein biomarkers, researchers may identify diseases prior to the appearance of physical symptoms. Historically, researchers discovered protein biomarkers as a byproduct of basic biological disease research, which resulted in the validation by researchers of approximately 200 protein biomarkers that are being used in commercially available clinical diagnostic products.

Limitations of Existing Diagnostic Approaches

The IVD industry manufactures and distributes products that are used to detect thousands of individual components present in human derived specimens. However, the vast majority of these assays are used specifically to identify single protein biomarkers. The development of new diagnostic products has been limited by the complexity of disease states, which may be caused or characterized by several or many proteins or post-translationally modified protein variants. Diagnostic assays that are limited to the detection of a single protein often have limitations in clinical specificity (true negatives) and sensitivity (true positives) due to the complex nature of many diseases and the inherent biological diversity among populations of people. Diagnostic products that are limited to the detection of a single protein may lack the ability to detect more complex diseases, and thus produce results that are unacceptable for practical use. The heterogeneity of disease and of the human response to disease often underlies the shortcoming of single biomarkers to diagnose and predict many diseases accurately.

Our Solution

Our studies, particularly in ovarian cancer, have given us a better understanding of both the disease pathophysiology and the host response. By using multiple biomarkers, we are able to better characterize the disease and host response heterogeneity. In addition, by examining specific biomarkers with greater resolution, for example, post-translational modifications, we believe we can improve the specificity of our diagnostic biomarkers because these modifications reflect both the pathophysiology and host response. This is accomplished using novel protein analysis tools coupled with multivariate statistical analysis software to identify combinations of specific biomarkers leading to commercialization of disease-specific assays.

We are applying translational proteomics research, development tools, and methods to analyze biological information in an attempt to discover associations between proteins, protein variants, protein-protein interaction and diseases. We intend to develop new diagnostic tests based on known and newly identified protein markers to help physicians predict an individual’s predisposition for a disease in order to better characterize, monitor progression of and select appropriate therapies for such disease. Our goal is to develop novel diagnostic tests that address unmet medical needs, particularly in stratifying patients according to the risk of developing a disease, having a disease or failing a specific therapy for a disease.

The following table is a summary of certain diagnostic issues and our solution:

Issue	Solution
Heterogeneity of disease	Emphasis on multi-biomarker panels

Poorly validated biomarkers	Expertise in study design incorporating internal and external validation Large multi-site studies

Addressing the Heterogeneity of Disease

Our strategy is to create a diagnostics paradigm that is based on risk stratification, multiple-biomarker testing and information integration. This strategy is based on the belief that any specific disease is heterogeneous and, therefore, relying on a single disease biomarker to provide a simple “yes-no” answer is likely to fail. We believe that efforts to diagnose cancer and other complex diseases have failed in large part because the disease is heterogeneous at the causative level, meaning that most diseases can be traced to multiple potential etiologies, and at the human response level, meaning that each individual afflicted with a given disease can respond to that ailment in a specific manner. Consequently, diagnosis, disease monitoring and treatment decisions can be challenging. This heterogeneity of disease and difference in human response to disease and/or treatment underlies the shortcomings of single biomarkers to predict and identify many diseases. A better understanding of heterogeneity of disease and human response is necessary for improved diagnosis and treatment of many diseases.

Validation of Biomarkers Through Proper Study Design

Analysis of peer-reviewed publications reveals almost daily reports of novel biomarkers or biomarker combinations associated with specific diseases. Few of these are used clinically. As with drug discovery, preliminary research results fail to canvass sufficient variation in study populations or laboratory practices and, therefore, the vast majority of candidate biomarkers fail to be substantiated in subsequent studies. Recognizing that validation is the point at which most biomarkers fail, our strategy is to reduce the attrition rate between discovery and clinical implementation by building validation into the discovery process. Biomarkers fail to validate for a number of reasons, which can be broadly classified into pre-analytical and analytical factors. Pre-analytical factors include study design that does not mimic actual clinical practice, inclusion of the wrong types of control individuals and demographic bias (usually seen in studies in which samples are collected from a single institution). Analytical factors include poor control over laboratory protocols, inadequate randomization of study samples and instrumentation biases (for example, higher signal early in the experimental run compared to later in the experimental run). Finally, the manner in which the data are analyzed can have a profound impact on the reliability of the statistical conclusions.

When designing clinical studies, we begin with the clinical question, since this drives the downstream clinical utility of the biomarkers. With the starting point of building validation into the discovery process, we design our studies to include the appropriate cases and control groups. We further incorporate an initial validation component even within the discovery component. We place an emphasis on multi-institutional studies, inclusion of clinically relevant controls, using qualified and trained operators to run assays and collect data. For example, in an August 2004 cancer research paper, which describes the first three biomarkers in the ovarian cancer panel, there were more than 600 specimen samples taken from five hospitals that were analyzed. In the development of its OVA1 Test, we analyzed more than 2,500 samples from five additional medical centers prior to initiating our prospective ovarian clinical study for submission to the FDA. Additionally to date, we have examined over 600 samples in our PAD program. In analyzing the complex proteomics data, we take a skeptical view of statistical methodologies, choosing to use a variety of approaches and looking for concordance between approaches, taking the view that biomarkers deemed significant by multiple statistical algorithms are more likely to reflect biological conditions than mathematical artifacts.

Through biomarker discovery efforts conducted predominantly from 2000 through 2007, we have amassed a portfolio of candidate biomarkers identified in retrospective sample sets. Our research and development efforts are now mostly focused on validating these biomarkers in prospective studies. During the period from 2007 through 2008, we conducted a multi-center prospective clinical trial to determine the clinical performance of our OVA1 Test, which was submitted to the FDA on June 19, 2008, and cleared by the FDA on September 11, 2009. We have additional markers for ovarian cancer that we plan to evaluate and validate. Additionally, we have several biomarkers for PAD that we are beginning to assess prospectively in an intended-use study. Results from this study are expected in the second half of 2011.

We are also evaluating in-licensing opportunities for biomarkers in relevant disease areas. This approach requires less infrastructure and internal resources than establishing and maintaining an internal platform-driven biomarker discovery program. Additionally, it allows us to be platform-agnostic and potential biomarkers for in-licensing could be proteins, genes, or other types of analytes.

Our research and development expenses were $5,289,000, $2,346,000 and $2,797,000 for the years ended December 31, 2008, 2009 and the nine months ended September 30, 2010, respectively.

Commercial Operations

Upon clearance of the OVA1 Test, we initiated efforts directed at building a commercial infrastructure, including hiring of sales and marketing expertise and contracting with reimbursement specialists. To date, we have a total of thirteen direct sales representatives. These sales representatives work closely with colleagues at Quest to identify opportunities for communicating the benefits of the OVA1 Test to general gynecologists and gynecologic oncologists alike. Additionally, we have hired a Corporate Director of Reimbursement to develop and implement strategies towards effective reimbursement. Our success will also depend on our ability to penetrate markets outside of the United States. Towards that end, on September 20, 2010, we announced that the OVA1 Test was CE marked, a requirement for marketing the test in the European Union. The OVA1 Test has satisfied all certification requirements to complete its declaration of conformity.

Reimbursement

In the United States, revenue for diagnostic tests comes from several sources, including third-party payers such as insurance companies and government healthcare programs, such as Medicare and Medicaid. On March 12, 2010, we announced that Highmark Medicare Services, the Medicare contractor that has jurisdiction over claims submitted by Quest for the OVA1 Test, will cover the OVA1 Test. On May 10, 2010, Quest notified us that Highmark Medicare Services is adjudicating to Quest the OVA1 claims in the amount of $516.25 for each OVA1 Test. This local coverage determination (“LCD”) from Highmark Medicare Services essentially provides national coverage for patients enrolled in Medicare as well as Medicare Advantage health plans. The Company and Quest Diagnostics have worked together to obtain coverage and reimbursement from private payers across the country. As of January 1, 2011, 12 independent BlueCross BlueShield plans, representing more than 22 million lives, provide coverage for the OVA1 Test. In total, including Medicare and other private payers, approximately 68 million patients have access and coverage for the OVA1 Test. The Company and Quest are pursuing coverage from additional payers.

Competition

The diagnostics industry in which we operate is competitive and evolving. There is intense competition among healthcare, biotechnology and diagnostics companies attempting to discover candidates for potential new diagnostic products. These companies may:

•	develop new diagnostic products in advance of us or our collaborators;

•	develop diagnostic products that are more effective or cost-effective than those developed by us or our collaborators;

•	obtain regulatory clearance or approval of their diagnostic products more rapidly than us or our collaborators; or

•	obtain patent protection or other intellectual property rights that would limit the ability to develop and commercialize, or a customers’ ability to use our or our collaborators’ diagnostic products.

We compete with companies in the United States and abroad that are engaged in the development and commercialization of novel biomarkers that may form the basis of novel diagnostic tests. These companies may develop products that are competitive with and/or perform the same or similar to the products offered by us or our collaborators, such as biomarker specific reagents or diagnostic test kits. Also, clinical laboratories may offer testing services that are competitive with the products sold by us or our collaborators. For example, a clinical laboratory can either use reagents purchased from manufacturers other than us or use its own internally developed reagents to make diagnostic tests. If clinical laboratories make tests in this manner for a particular disease, they could offer testing services for that disease as an alternative to products sold by us used to test for the same disease. The testing services offered by clinical laboratories may be easier to develop and market than test kits developed by us or our collaborators because the testing services are not subject to the same clinical validation requirements that are applicable to FDA-cleared or approved diagnostic test kits.

Properties

Our principal facility is located in Austin, Texas. The following chart indicates the facilities that we lease, the location and size of each facility and its designated use.

Location	Approximate Square Feet	Primary Functions	Lease Expiration Date
Austin, Texas	4,218 sq. ft.	Marketing, sales and administrative offices	2012

Mountain View, California	2,442 sq. ft.	Research and development, clinical and regulatory offices	2012

Intellectual Property

Our intellectual property includes a portfolio of owned, co-owned or licensed patents and patent applications. As of September 30, 2010, our patent portfolio included 53 issued United States patents, 95 pending United States patent applications, and numerous pending patent applications and issued patents outside the United States. These patents and patent applications are directed to several areas of technology important to our business, including SELDI technology, diagnostic applications, protein biochips, instrumentation, software and biomarkers. The issued patents covering the SELDI and mass spectrometry technologies expire at various times from 2012 to 2025. Pursuant to the Instrument Business Sale, we entered into a cross license agreement with Bio-Rad pursuant to which we retained the right to commercially exploit those proprietary rights, including SELDI technology, in the clinical diagnostics market. The clinical diagnostics market includes laboratories engaged in the research and development and/or manufacture of diagnostic tests using biomarkers, commercial clinical laboratories, hospitals and medical clinics that perform diagnostic tests. We have been granted exclusive rights to commercialize the proprietary rights in the clinical diagnostics market during a five-year exclusivity period that ends on November 13, 2011. After the end of the five-year period, Bio-Rad will share exclusive rights with us. Bio-Rad and we each have the right to engage in negotiations with the other party for a license to any improvements in the proprietary rights created by the other party.

We own, licenses or hold options to license the patents related to biomarkers developed using SELDI technology. As of September 30, 2010, we were maintaining 31 diagnostic patent application families. These include applications in the areas of cancer, cardiovascular disease, infectious disease, neurodegenerative disease and women’s health. On March 31, 2009, we were issued patent number 7,510,842, “Biomarker for ovarian and endometrial cancer: hepcidin”. On October 20, 2009, we were issued patent number 7,605,003, “Use of biomarkers for detecting ovarian cancer”. On June 29, 2010, we announced that the USPTO has issued a notice of allowance of a patent entitled “Biomarkers for Alzheimer’s disease” to us. On January 11, 2011, we announced that the United States Patent and Trademark Office (USPTO) has issued patent number 7,867,719 entitled “Beta-2 microglobulin as a biomarker for peripheral artery disease” to us. The patent claims are directed to Beta-2 microglobulin and biomarker combinations that include Beta-2 microglobulin for the diagnosis and management of peripheral artery disease and to the measurement of the biomarkers by a variety of methods, including mass spectrometry and immunoassay.

Outstanding material patents for the OVA1 Test are described in the table below:

Territory	General Subject Matter	Expiration Date
United States	Use of biomarkers for detecting ovarian cancer	8/7/2025

Under the terms of a research collaboration agreement with the Johns Hopkins University School of Medicine (“JHU”), we were required to pay JHU $600,000, $618,000 and $637,000 for the years ending December 31, 2008, 2009 and 2010, respectively. In June 2010, the research collaboration agreement was amended by extending the term and reducing the payments to $300,000 for 2010, $400,000 for 2011, $400,000 for 2012 and $100,000 for 2013. In conjunction with the amendment, JHU forgave the previously outstanding amounts we owed of $623,000, which we recognize as a reduction to research and development expenses straight line over the term of the amended agreement. Collaboration costs under the JHU collaboration were $68,000 and $275,000 for the three and nine months ended September 30, 2010, respectively, and $154,000 and $462,000 for the three and nine months ended September 30, 2009, respectively. Collaboration costs under the JHU collaboration are included in research and development expenses. In addition, under the terms of the amended research collaboration agreement, we are required to pay the greater of 4% royalties on net sales of diagnostic tests using the assigned patents or annual minimum royalties of $50,000. Other institutions and companies from which Vermillion holds options to license intellectual property related to biomarkers or is a co-inventor on applications include UCL, M.D. Anderson, UK, OSU, McGill University (Canada), Eastern Virginia Medical School, Aaron Diamond AIDS Research Center, UTMB, Goteborg University (Sweden), University of Kuopio (Finland), The Katholieke Universiteit Leuven (Belgium) and Rigshospitalet.

In connection with the Instrument Business Sale, Vermillion sublicensed to Bio-Rad certain rights to the core SELDI technology for use outside of the clinical diagnostics field. Vermillion retained exclusive rights to the license rights for use in the field of clinical diagnostics for a five-year period, after which the license will be co-exclusive in this field. The rights to the SELDI technology are derived through royalty-bearing sublicenses from Molecular Analytical Systems, Inc. (“MAS”). MAS holds an exclusive license to patents directed to the SELDI technology from the owner, Baylor College of Medicine. MAS granted certain rights under these patents to its wholly owned subsidiaries, IllumeSys Pacific, Inc. and Ciphergen Technologies, Inc. in 1997. We obtained further rights under the patents in 2003 through sublicenses and assignments executed as part of the settlement of a lawsuit between Vermillion, MAS, LumiCyte and T. William Hutchens. Together, the sublicenses and assignments provide all rights to develop, make and have made, use, sell, import, market and otherwise exploit products and services covered by the patents throughout the world in all fields and applications, both commercial and non-commercial. The sublicenses carry the obligation to pay MAS a royalty equal to 2% of revenues recognized between February 21, 2003, and the earlier of (i) February 21, 2013, or (ii) the date on which the cumulative payments to MAS have reached $10,000,000 (collectively, the “Sublicenses”). Under Vermillion’s sublicense with Bio-Rad, Bio-Rad agreed to pay the royalties directly to MAS under the license rights.

On July 10, 2007, Vermillion entered into a license and settlement agreement with Health Discovery Corporation (“HDC”) pursuant to which Vermillion licensed more than 25 patents covering HDC’s support vector machine technology for use with SELDI technology. Under the terms of the HDC Agreement, Vermillion receives a worldwide, royalty-free, non-exclusive license for life sciences and diagnostic applications of the technology and has access to any future patents resulting from the underlying intellectual property in conjunction with use of SELDI systems. Pursuant to the HDC Agreement, we paid $200,000 to HDC upon entry into the agreement on July 13, 2007, $100,000 three months following the date of the agreement on October 9, 2007, and $150,000 twelve months following the date of the agreement on July 9, 2008. The remaining $150,000 payable under the HDC Agreement, which was due twenty-four months following the date of the agreement and payable as of December 31, 2008, was subsequently paid on January 22, 2010. The HDC Agreement settled all disputes between HDC and us.

Manufacturing

We are the manufacturer of the OVA1 Test. Components of the OVA1 Test include reagents for each of the component assays as well as the OvaCalc™ software. Because we do not directly manufacture the component assays, we are required to maintain supply agreements with manufacturers of each of the assays. As part of our Quality Systems, reagent lots for these assays are tested to ensure they meet specifications required for inclusion in the OVA1 Test. Only reagent lots determined by us as having met these specifications are permitted for use in the OVA1 Test.

Environmental Matters

Medical Waste

We have been subject to licensing and regulation under federal, state and local laws relating to the handling and disposal of medical specimens and hazardous waste as well as to the safety and health of laboratory employees. We formerly operated laboratories located in each of our former facilities in Fremont, California, the last lease for which expired on August 31, 2010. Our laboratories were operated in material compliance with applicable federal and state laws and regulations relating to disposal of all laboratory specimens. We utilized outside vendors for disposal of specimens. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from these materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. We could be subject to damages in the event of an improper or unauthorized release of, or exposure of individuals to, hazardous materials. In addition, claimants may sue us for injury or contamination that results from our use, or the use by third parties, of these materials, and our liability may exceed our total assets. Compliance with environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development or production efforts.

Occupational Safety

In addition to its comprehensive regulation of safety in the workplace, the Federal Occupational Safety and Health Administration has established extensive requirements relating to workplace safety for healthcare employers whose workers may be exposed to blood-borne pathogens such as HIV and the hepatitis virus. These regulations, among other things, require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations and other measures designed to minimize exposure to chemicals and transmission of the blood-borne and airborne pathogens. Although we believe that we are currently in compliance in all material respects with such federal, state and local laws, failure to comply could subject us to denial of the right to conduct business, fines, criminal penalties and other enforcement actions.

Specimen Transportation

Regulations of the Department of Transportation, the International Air Transportation Agency, the Public Health Service and the Postal Service apply to the surface and air transportation of clinical laboratory specimens.

Legal Proceedings

On July 9, 2007, Molecular Analytical Systems (“MAS”) filed a lawsuit in the Superior Court of California for the County of Santa Clara naming Vermillion and Bio-Rad Laboratories, Inc. (“Bio-Rad”) as defendants (the “State Court lawsuit”). Under the State Court lawsuit, MAS seeks an unspecified amount of damages and alleges, among other things, that we are in breach of our license agreement with MAS relating to our Surfaced Enhanced Laser Desorption/Ionization (“SELDI”) technology as a result of our entry into a sublicense agreement with Bio-Rad. We filed a petition to compel arbitration, which was denied in the trial court. We then filed our general denial and affirmative defenses on April 1, 2008. The Company and Bio-Rad thereafter appealed the denial of the motion to compel arbitration, which appeal had the effect of staying the State Court lawsuit, which stay was further extended in both the state trial and appellate courts when we filed on March 30, 2009, a Voluntary

Petition for Relief under Chapter 11 in the Bankruptcy Court. MAS filed a proof of claim on July 15, 2009, in connection with our Chapter 11 bankruptcy proceeding. The proof of claim mirrored the MAS lawsuit and asserted that we breached the Exclusive License Agreement by transferring certain technologies to Bio-Rad without obtaining MAS’s consent. MAS listed the value of its claim as in excess of $5,000,000. On December 28, 2009, we objected to MAS’s Proof of Claim in the Bankruptcy Court. On January 7, 2010, the Bankruptcy Court confirmed our Plan of Reorganization. Per the Court’s order confirming the Plan, our bankruptcy case will be closed when, along with other requirements, a final, non-appealable judgment is entered on MAS’s claims. After the Plan of Reorganization was confirmed, MAS filed a motion with the Bankruptcy Court asking it to abstain from hearing its proof of claim and asked the Bankruptcy Court to grant relief from the automatic stay so that MAS could proceed with the State Court lawsuit in California. Over our objection, the Bankruptcy Court granted that motion on March 15, 2010. Thereafter, the California Court of Appeal set oral argument on our appeal of the trial court order denying our motion to compel arbitration for June 17, 2010. The California Court of Appeals overturned the Superior Court’s decision in an opinion dated July 9, 2010, and ordered that the dispute be arbitrated before the Judicial Arbitration and Mediation Service (“JAMS”). MAS filed its demand for arbitration on September 15, 2010. The demand did not include any additional detail regarding MAS’s claims, and submitted the same complaint for unspecified damages that MAS filed in the Superior Court in 2007. JAMS has not yet set a schedule for resolution of MAS’s claims, and management cannot predict the ultimate outcome of this matter at this time.

In addition, from time to time, we are involved in legal proceedings and regulatory proceedings arising out of our operations. We established reserves for specific liabilities in connection with legal actions that it deems to be probable and estimable. Other than as disclosed above, we are not currently a party to any proceeding, the adverse outcome of which would have a material adverse effect on our financial position or results of operations.

Government Regulation

General

Our activities related to diagnostic products are, or have the potential to be, subject to regulatory oversight by the FDA under provisions of the Federal Food, Drug and Cosmetic Act and regulations thereunder, including regulations governing the development, marketing, labeling, promotion, manufacturing and export of our products. Failure to comply with applicable requirements can lead to sanctions, including withdrawal of products from the market, recalls, refusal to authorize government contracts, product seizures, civil money penalties, injunctions and criminal prosecution.

The Food, Drug and Cosmetic Act requires that medical devices introduced to the United States market, unless exempted by regulation, be the subject of either a pre-market notification clearance, known as a 510(k) clearance or 510(k) de novo clearance, or a PMA. Some of our potential future clinical products may require a 510(k) or 510(k) de novo clearance, while others may require a PMA. With respect to devices reviewed through the 510(k) process, we may not market a device until an order is issued by the FDA finding our product to be substantially equivalent to a legally marketed device known as a predicate device. A 510(k) submission may involve the presentation of a substantial volume of data, including clinical data. The FDA may agree that the product is substantially equivalent to a predicate device and allow the product to be marketed in the United States. On the other hand, the FDA may determine that the device is not substantially equivalent and require a PMA, or require further information, such as additional test data, including data from clinical studies, before it is able to make a determination regarding substantial equivalence. By requesting additional information, the FDA can delay market introduction of our products.

If the FDA indicates that a PMA is required for any of our potential future clinical products, the application will require extensive clinical studies, manufacturing information and likely review by a panel of experts outside the FDA. Clinical studies to support either a 510(k) submission or a PMA application would need to be conducted in accordance with FDA requirements. Failure to comply with FDA requirements could result in the FDA’s refusal to accept the data or the imposition of regulatory sanctions.

Even in the case of devices like analyte specific reagents (“ASRs”), which may be exempt from 510(k) clearance or PMA approval requirements, the FDA may impose restrictions on marketing. Our potential future ASR products may be sold only to clinical laboratories certified under the CLIA to perform high complexity testing. In addition to requiring approval or clearance for new products, the FDA may require approval or clearance prior to marketing products that are modifications of existing products or the intended uses of these products. We cannot assure that any necessary 510(k) clearance or PMA approval will be granted on a timely basis, or at all. Delays in receipt of or failure to receive any necessary 510(k) clearance or PMA approval, or the imposition of stringent restrictions on the labeling and sales of our products, could have a material adverse effect on us.

Our suppliers’ manufacturing facilities are, and, if and when we begins commercializing and manufacturing our products ourselves, our manufacturing facilities will be, subject to periodic and unannounced inspections by the FDA and state agencies for compliance with Quality System Regulations (“QSRs”). Additionally, the FDA will generally conduct a pre-approval inspection for PMA devices. Although we believe that we and our suppliers will be able to operate in compliance with the FDA’s QSRs for ASRs, we cannot assure that we or our suppliers will be in or be able to maintain compliance in the future. We have never been subject to an FDA inspection and cannot assure that we will pass an inspection, if and when it occurs. If the FDA believes that we or our suppliers are not in compliance with applicable laws or regulations, the FDA can issue a Form 483 List of Observations, warning letter, detain or seize our products, issue a recall notice, enjoin future violations and assess civil and criminal penalties against us. In addition, approvals or clearances could be withdrawn under certain circumstances.

Any customers using our products for clinical use in the United States may be regulated under CLIA, which is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualifications, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The regulations promulgated under CLIA establish three levels of diagnostic tests—namely, waived, moderately complex and highly complex—and the standards applicable to a clinical laboratory depend on the level of the tests it performs. Medical device laws and regulations are also in effect in many of the countries in which we may do business outside the United States. These range from comprehensive device approval requirements for some or all of our potential future medical device products, to requests for product data or certifications. The number and scope of these requirements are increasing. In addition, products which have not yet been cleared or approved for domestic commercial distribution may be subject to the FDA Export Reform and Enhancement Act of 1996 (“FDERA”).

United States Food and Drug Administration Regulation of Cleared Tests

Once granted, a 510(k) clearance or PMA approval may place substantial restrictions on how our device is marketed or to whom it may be sold. All devices cleared by the FDA are subject to continuing regulation by the FDA and certain state agencies. We are required to set forth and adhere to a Quality Policy and other regulations. Additionally, we may be subject to inspection by federal and state regulatory agencies. Non-compliance with these standards can result in, among other things, fines, injunctions, civil penalties, recalls, total or partial suspension of production. Labeling and promotional activities are subject to scrutiny by the FDA, which prohibits the marketing of medical devices for unapproved uses.

As a medical device manufacturer, we are also required to register and list our products with the FDA. In addition, we are required to comply with the FDA’s QSRs, which require that our devices be manufactured and records be maintained in a prescribed manner with respect to manufacturing, testing and control activities. Further, we are required to comply with FDA requirements for labeling and promotion. For example, the FDA prohibits cleared or approved devices from being promoted for uncleared or unapproved uses. In addition, the medical device reporting regulation requires that we provide information to the FDA whenever evidence reasonably suggests that one of our devices may have caused or contributed to a death or serious injury, or where a malfunction has occurred that would be likely to cause or contribute to a death or serious injury if the malfunction were to recur.

Foreign Government Regulation of our Products

We intend to obtain regulatory approval in other countries to market our tests. Each country maintains its own regulatory review process, tariff regulations, duties and tax requirements, product standards, and labeling requirements. We have retained the services of the Emergo Group and TUV SUD America Inc. to assist in our efforts to satisfy the regulatory requirements necessary for commercialization in Europe.

Employees

As of March 31, 2009, in connection with the our voluntary petition for relief (the “Bankruptcy Filing”) under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court and in an effort to conserve cash, we reduced our staff to three full-time employees, including two employees in research and development and one employee in general and administrative. As of December 31, 2009, we had two full-time employees, including one employee in research and development and one employee in general and administrative. Additionally, we had engaged as independent contractors several former employees and executive management members.

Subsequently on September 11, 2009, we received clearance of our OVA1 Test 510(k) Pre-Market Application Notification from the FDA. On November 24, 2009, we filed our Plan of Reorganization and Disclosure Statement with the Bankruptcy Court, which was amended on December 3, 2009. The Second Amended Plan of Reorganization was approved by our unsecured creditors, and ultimately by the Bankruptcy Court on January 7, 2010. We emerged from bankruptcy protection on January 22, 2010. As part of the Second Amended Plan of Reorganization, we completed a private placement sale of 2,327,869 shares of our common stock for gross proceeds of $43,050,000 to a group of investors. In connection with these events, we increased our staff to 25 full-time employees worldwide as of September 30, 2010, including 15 in sales and marketing, three in research and development and seven in general and administrative departments. We also had an additional two individuals engaged as independent contractors. None of our employees are covered by a collective bargaining agreement. We believe that our relations with our employees are good. Our success will depend in large part on our ability to attract and retain skilled and experienced employees.

Code of Ethics for Executive Officers

We have adopted a Code of Ethics for Executive Officers. We publicize the Code of Ethics for Executive Officers by posting the policy on our website, www.vermillion.com. We will disclose on our website any waivers of, or amendments to, our Code of Ethics.

Information About Us

We file annual reports, quarterly reports, special reports, proxy and information statements, and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any material we file with the SEC at the SEC’s Public Reference Room located at the following address:

100 F Street, NE

Washington, DC 20549

You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

In addition, we make available free of charge under the Investors Relation section of our website, www.vermillion.com, the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we have electronically filed such material with or furnished it to the SEC. The information contained on our website is not incorporated by reference in this prospectus and should not be considered a part of this prospectus. You may also obtain these documents free of charge by submitting a written request for a paper copy to the following address:

Investor Relations

12117 Bee Caves Road, Building Two, Suite 100

Austin, TX 78738

MANAGEMENT

Directors and Executive Officers

Our Board of Directors currently consists of six members. Our President and Chief Executive Officer, Vice President and Chief Financial Officer and Senior Vice President and Chief Science Officer, are employed pursuant to employment agreements.

The following table sets forth the names and positions of our current directors and executive officers and their ages:

Name	Age	Position
Gail S. Page	55	Director, President and Chief Executive Officer
Sandra A. Gardiner	45	Vice President and Chief Financial Officer
Eric T. Fung, M.D., Ph.D.	41	Senior Vice President and Chief Science Officer
William Creech	58	Vice President of Sales and Marketing
Ashish Kohli	42	Vice President of Corporate Strategy
James S. Burns	64	Director
John F. Hamilton	66	Director
Peter S. Roddy	51	Director
Carl Severinghaus	58	Director
William C. Wallen, Ph.D.	67	Director

Set forth below is a brief description of the business experience of our directors and executive officers.

Gail S. Page has been our director since December 2005. Ms. Page joined us in January 2004 as President of our Diagnostics Division and an Executive Vice President, and was promoted to President and Chief Operating Officer of Vermillion in August 2005. Subsequently, Ms. Page became our President and Chief Executive Officer in December 2005 and served in this capacity until her resignation on March 27, 2009 due to our bankruptcy proceeding. In connection with our emergence from bankruptcy, Ms. Page was reappointed as our Chief Executive Officer on February 1, 2010. From October 2000 to January 2003, Ms. Page was Executive Vice President and Chief Operating Officer of Luminex Corporation. From 1988 to 2000, Ms. Page held various senior level management positions with Laboratory Corporation of America (“LabCorp”). In 1993, Ms. Page was named Senior Vice President, Office of Science and Technology at LabCorp, responsible for the management of scientific affairs in addition to the diagnostics business segment. Additionally, from 1995 to 1997, Ms. Page headed the Cytology and Pathology Services business unit for LabCorp. From 1988 to 2000, Ms. Page was a member of the Scientific Advisory Board at LabCorp and chaired the committee from 1993 to 1997. Prior to her years at LabCorp and its predecessor, Roche Biomedical, Ms. Page worked in various functions in the academic field and the diagnostics industry. Ms. Page received her A.S. in Medical Technology in combination with a Cardiopulmonary Technology Diploma from the University of Florida. Ms. Page also completed an executive management course at the Kellogg School of Management at Northwestern University. The Board of Directors has determined that based upon Ms. Page’s intimate knowledge of our business and extensive experience in the management and development of biotechnology companies, she has the qualifications and skills to serve as a member of our Board of Directors. In addition, Ms. Page’s role as our Chief Executive Officer gives her strong knowledge of our strategy, markets, competitors and operations. She also brings significant experience in the sales, marketing and commercialization of diagnostic products.

Sandra A. Gardiner has been Vice President and Chief Financial Officer since May 2010. Prior to joining us, Ms. Gardiner served as Chief Financial Officer of Bend Research Inc., a company that specializes in the definition, advancement, development and commercialization of pharmaceutical and health science technologies, since March 2009. In April 2009, she was elected to Bend Research Inc.’s board of directors. From 2004 through 2008, Ms. Gardiner served as Chief Financial Officer and Corporate Secretary of Lipid Sciences, Inc.,

responsible for all decision-making authority for all financial and administrations functions for this development- stage biotechnology company, which is engaged in research and development of products and processes to treat cardiovascular disease and viral infections. She also held positions at Cardima, Inc. and Comac and began her biotechnology career in 1988 with Advanced Cardiovascular Systems, formerly a division of Guidant, holding several positions in the Internal Audit, Accounting and Finance departments. Ms. Gardiner received her Bachelor of Science in Managerial Economics from the University of California at Davis.

Eric T. Fung, M.D., Ph.D. joined us in May 2000 as a lead scientist in the newly formed Biomarker Discovery Centers. He was promoted to Vice President of Medical and Clinical Affairs and Chief Scientific Officer in June 2006. Dr. Fung resigned from us on March 19, 2009 and worked as a consultant to us from September 2009 to January 2010. Dr. Fung was reappointed as the our Senior Vice President and Chief Science Officer in February 2010. Prior to joining us, Dr. Fung was a Howard Hughes sponsored researcher at Stanford University. Dr. Fung has anatomic pathology training from Stanford Medical School and obtained his M.D. and Ph.D. degrees from the Johns Hopkins University School of Medicine. He graduated with a B.S. with honors from the California Institute of Technology. Dr. Fung has held an Adjunct Assistant Professor position in the Department of Pathology at the Johns Hopkins University School of Medicine.

William Creech joined us in March 2010 as Vice President of Sales and Marketing. Prior to joining us, Mr. Creech served as Principal of WBC Consulting, where he provided strategic and tactical consulting services to clients in the medical devices industry, and as Vice President of Sales and Marketing at Capitol Vial, Inc. and Vice President of Corporate Accounts at Apogent. Mr. Creech has also held various sales and sales management positions at Chiron, Ciba Corning/Chiron Diagnostics, and Abbott Diagnostics. Mr. Creech is a veteran of the United States Army and graduated with a B.S. from Florida Southern College.

Ashish Kohli joined us in September 2010 as Vice President of Corporate Strategy and is responsible for investor relations, international expansion and business development. Prior to joining us, Mr. Kohli served as a Buy-Side Equity Analyst at Columbia Wanger Asset Management from July 2005 to June 2010. From 2000 through 2005, he worked at William Blair & Company, the first three years as a Sell-Side Equity Associate, and the last two years as a Sell-Side Equity Analyst. Previously, he held an Emerging Markets Debt Analyst position at Brinson Partners, Inc. Mr. Kohli received his Master of Business Administration from Texas Tech University and his Bachelor of Science in Computer Engineering and Bachelor of Science in Biochemistry from McMaster University in Hamilton, Ontario.

James S. Burns has been our director since June 2005. Mr. Burns is currently President, Chief Executive Officer and director of AssureRx, Health, Inc., a personalized medicine company which specializes in pharmacogenetics for neuropsychiatric disorders. Prior to joining AssureRx, Health, Inc., Mr. Burns was the President and Chief Executive Officer of EntreMed, Inc. from June 2004 to December 2008, and a director from September 2004 to December 2008. Mr. Burns was a co-founder and, from 2001 to 2003, served as President and as Executive Vice President of MedPointe, Inc., a specialty pharmaceutical company that develops, markets and sells branded prescription pharmaceuticals. From 2000 to 2001, Mr. Burns served as a founder and Managing Director of MedPointe Capital Partners, a private equity firm that led a leveraged buyout to form MedPointe Pharmaceuticals. Previously, Mr. Burns was a founder, Chairman, President and Chief Executive Officer of Osiris Therapeutics, Inc., a biotech company developing therapeutic stem cell products for the regeneration of damaged or diseased tissue. Mr. Burns has also been Vice Chairman of HealthCare Investment Corporation and a founding General Partner of Healthcare Ventures L.P., a venture capital partnership specializing in forming companies building around new pharmaceutical and biotechnology products; Group President at Becton Dickinson and Company, a multidivisional biomedical products company; and Vice President and Partner at Booz & Company, Inc., a multinational consulting firm. Mr. Burns is a director of Symmetry Medical Inc. (NYSE: SMA), a supplier of products and services to orthopedic and other medical device companies, and a director of the International BioResources Group and the American Type Culture Collection (ATCC). Mr. Burns received his B.S. and M.S. in Biological Sciences from the University of Illinois, and M.B.A. from DePaul University. Our Board of Directors has determined that based upon Mr. Burns’ extensive experience in the diagnostics industry, current and prior directing and management experience and education, he has the qualifications and skills to serve as a member of our Board of Directors.

John F. Hamilton has been our director since April 2008. From 1997 until his retirement in 2007, Mr. Hamilton served as Vice President and Chief Financial Officer of Depomed, Inc. Mr. Hamilton began his career in international banking with The Philadelphia National Bank and Crocker National Bank, and went on to hold senior financial positions at several biopharmaceutical companies including Glyko, Inc., which is now BioMarin Pharmaceuticals, and Chiron Corporation. Mr. Hamilton sits on the regional Board of Directors of the Association of Bioscience Financial Officers, and is past-president of the Treasurers Club of San Francisco. Mr. Hamilton received his M.B.A. from the University of Chicago and B.A. in International Relations from the University of Pennsylvania. Our Board of Directors has determined that based upon Mr. Hamilton’s extensive experience in finance and capital markets gained through his education and his senior financial positions at various biopharmaceutical companies, he has the qualifications and skills to serve as a member of our Board of Directors. Mr. Hamilton also brings to the Board significant strategic and financial expertise and leadership experience.

Peter S. Roddy was appointed to our Board of Directors and Audit Committee on February 18, 2010. Mr. Roddy has served as Vice President and Chief Financial Officer of Pain Therapeutics, Inc. since July 2004, and as its Chief Financial Officer since November 2002. From 1990 to 2002, Mr. Roddy held a variety of senior management positions at COR Therapeutics, Inc. (now part of Takeda Pharmaceutical Company Limited), a biopharmaceutical company, including Senior Vice President, Finance and Chief Financial Officer between 2000 and 2002. Prior to 1990, Mr. Roddy held a variety of positions at Price Waterhouse & Company, Hewlett Packard Company and MCM Laboratories, Inc. Mr. Roddy received his B.S. in Business Administration from the University of California, Berkeley. Our Board of Directors has determined that based upon Mr. Roddy’s extensive experience in the life science industry, including relevant experience as an executive officer and chief financial officer, as well as experience at a major accounting firm, he has the qualifications and skills to serve as a member of the Company’s Board of Directors and Chairman of the Audit Committee.

Carl Severinghaus was appointed to our Board of Directors on March 3, 2010 and serves as our Compensation Committee Chairman. In addition, he is a member of our Audit Committee and Nominating and Governance Committee. Mr. Severinghaus has held the position of President of Tecan Americas since 2009. He is responsible for the sales and operations for the Americas Sales Regions, including U.S., Canada, and South America. From 2007 to 2008, he was Senior Vice President of International Sales, responsible for the worldwide sales and operations of the direct and OEM sales channels. Since 2007, he has served as a member to the Executive Committee of Tecan, an internal Board responsible for implementing the Board of Directors’ worldwide strategies and goals. He was President and General Manager of Tecan from 1999 to 2006, and Vice President of Sales and National Sales Manager from 1991 to 1998. Prior to joining Tecan, he held National Sales Manager position at American Monitor Corporation from 1980 to 1991. Mr. Severinghaus received his Bachelor of Fine Arts degree in Communications and Public Speaking from Drake University in 1974. He is a member of the Analytical & Life Science Systems Association, the Association for Laboratory Science, and the American Association for Clinical Chemistry. The Board of Directors of the Company has determined that based upon Mr. Severinghaus’ demonstrated executive level management and commercial operations skills, both domestically and internationally, he has the qualifications and skills to serve as a member of the Company’s Board of Directors and a key member of the Board’s Audit, Compensation, and Nominating and Governance Committees.

William C. Wallen, Ph.D. has been our director since February 2010 and serves as Chairman of the Company’s Nominating and Governance Committee. Additionally, he is a member of our Audit Committee and Compensation Committee, and served on our Scientific Advisory Board from April 2006 until February 2010 when he joined the Board of Directors. Dr. Wallen served as the Senior Vice President and Chief Scientific Officer of IDEXX Laboratories, Inc. (“IDEXX”) beginning September 2003, and retired from IDEXX on March 3, 2010. Commencing in December 2008, Dr. Wallen took on the position of leading its infectious disease product manufacturing operations. Dr. Wallen led IDEXX’s pharmaceutical products business from September 2003 until IDEXX sold certain product lines and restructured that business in 2008. Prior to joining IDEXX, Dr. Wallen held various positions with Bayer Corporation, most recently as Senior Vice President, Research and Development, and Head, Office of Technology for the Diagnostics Division of Bayer Healthcare. From 2001 to 2003, Dr. Wallen served as Senior Vice President and Head of Research, Nucleic Acid Diagnostics Segment; from 1999 to 2001, as Senior Vice President of Research and Development Laboratory Testing Segment; and from 1993 to 1999, as Vice President of Research and Development, Immunodiagnostic and Clinical Chemistry Business Units. Before joining Bayer Corporation, from 1990 to 1993, Dr. Wallen was Vice President, Research and Development at Becton Dickinson Advanced Diagnostics. Dr. Wallen is a member of the American Association of Clinical Chemistry, the American Society for Microbiology, American Association for Cancer Research, The Leukemia society of America, and the New York Academy of Science. Dr. Wallen has authored or co-authored 55 scientific papers and articles covering topics in immunology, virology, oncology and detection methodologies. Dr. Wallen received his B.S. in Zoology and M.S. in Microbiology from Michigan State University, and Ph.D. in Molecular Biology from University of Arizona College of Medicine. The Board of Directors has determined that based upon Dr. Wallen’s extensive experience in research and development and corporate governance matters in the diagnostics industry, he has the qualifications and skills to serve as a member of our Board of Directors. Dr. Wallen also brings to the Board a background in managing public companies, which gives him the qualification and skills to serve as a key member of the Board’s Audit, Compensation, and Nominating and Governance Committees.

Board of Directors

Classes

The Board of Directors has six members and is divided into three classes serving staggered terms.

•	The Class I director serving until the annual meeting in 2013 is William C. Wallen, Ph.D.

•	The Class II directors serving until the annual meeting in 2011 are James S. Burns, Peter S. Roddy and Carl Severinghaus.

•	The Class III directors serving until the annual meeting in 2012 are John F. Hamilton and Gail S. Page.

Committees

The Board has the following three committees:

•	audit;

•	executive compensation; and

•	corporate governance and nominating.

The Board of Directors has adopted a written charter for each of these committees which are available in the Corporate Governance section on our website, www.vermillion.com, and directly at the following respective locations: Audit Committee: http://media.corporate-ir.net/media_files/irol/12/121814/corpgov/Audit_Charter.pdf; Compensation Committee: http://phx.corporate-ir.net/External.File?item=UGFyZW50SUQ9NTExNTR8Q2hpbGRJRD0tMXxUeXBlPTM=&t=1; and Nominating and Governance Committee: http://media.corporate-ir.net/media_files/irol/12/121814/corpgov/Nominating%20_Gov_Charter.pdf.

Audit Committee. The Audit Committee is chaired by Peter S. Roddy and also includes William C. Wallen, Ph.D. and Carl Severinghaus, each of whom is an “independent director” as that term is defined under Rule 10A-3(b)(1) of the Exchange Act and in accordance with the current Nasdaq Stock Market’s director independence and listing standards. The Board of Directors has determined that Mr. Roddy qualifies as an “audit committee financial expert” as defined under Item 401(h) of Regulation S-K. The Committee is responsible for assuring the integrity of our financial controls, audit and reporting functions. It reviews with our management and our independent registered public accounting firm the effectiveness of our financial controls, accounting and reporting practices and procedures. In addition, the Audit Committee reviews the qualifications of our independent registered public accounting firm, makes recommendations to the Board of Directors regarding the selection of our independent registered public accounting firm, and reviews the scope, fees and results of activities related to audit and non-audit services. The Audit Committee met six times and acted by written consent twice in 2010.

Compensation Committee. The Compensation Committee is chaired by Carl Severinghaus and also includes William C. Wallen, Ph.D., each of whom is an “independent director” as defined under Rule 10A-3(b)(1) of the Exchange Act and in accordance with the current Nasdaq Stock Market’s director independence and listing standards. Its principal responsibility is to administer our stock plans and to set the salaries and incentive compensation, including stock option grants, for our President and Chief Executive Officer and senior executive officers. The Compensation Committee met five times and acted by written consent twice in 2010.

Nominating and Governance Committee. The Nominating and Governance Committee is chaired by William C. Wallen, Ph.D. and also includes Carl Severinghaus, each of whom is an “independent director” as defined under Rule 10A-3(b)(1) of the Exchange Act and in accordance with the current Nasdaq Stock Market’s director independence and listing standards. The responsibilities of the Nominating and Governance Committee include developing a Board of Directors capable of advising our management in fields related to our current or future business directions, and regularly reviewing issues and developments relating to corporate governance issues and formulating and recommending corporate governance standards to the Board of Directors. The Nominating and Governance Committee met once and acted by written consent once in 2010.

The Nominating and Governance Committee approves all nominees for membership on the Board of Directors, including the slate of director nominees to be proposed by the Board of Directors to our stockholders for election or any director nominees to be elected or appointed by the Board of Directors to fill interim director vacancies on the Board of Directors.

In addition, the Nominating and Governance Committee appoints directors to committees of the Board of Directors and suggests rotation for chairpersons of committees of the Board of Directors as it deems desirable from time to time; and it evaluates and recommends to the Board of Directors the termination of membership of individual directors in accordance with the Board of Directors’ corporate governance principles, for cause or other appropriate reasons (including, without limitation, as a result of changes in directors’ employment or employment status). We have in the past used, and the Nominating and Governance Committee intends in the future to use, an executive recruiting firm to assist in the identification and evaluation of qualified candidates to join the Board of Directors; for these services, the executive recruiting firm is paid a fee. Director nominees are expected to have considerable management experience that would be relevant to our current and expected future business directions, a track record of accomplishment and a commitment to ethical business practices.

The Nominating and Governance Committee assists the Board of Directors in identifying qualified persons to serve as our directors. The Nominating and Governance Committee evaluates all proposed director nominees, evaluates incumbent directors before recommending re-nomination, and recommends all approved candidates to the Board of Directors for appointment or nomination to our stockholders. The Nominating and Governance Committee selects as candidates to the Board of Directors for appointment or nomination individuals of high personal and professional integrity and ability who can contribute to the Board of Directors’ effectiveness in serving the interests of our stockholders.

Board Meetings

During the fiscal year ended December 31, 2010, the Board held ten meetings and took action by unanimous written consent on four occasions. Each director attended greater than 75% of the aggregate of all meetings of the Board of Directors.

Stockholders Communications

Our stockholders may communicate directly with the Board of Directors in writing, addressed to:

Board of Directors

c/o Corporate Secretary

Vermillion, Inc.

12117 Bee Caves Road, Building Two, Suite 100

Austin, TX 78738

The Corporate Secretary will review each stockholder communication. The Corporate Secretary will forward to the entire Board (or to members of a Board committee, if the communication relates to a subject matter clearly within that committee’s area of responsibility) each communication that (a) relates to our business or governance, (b) is not offensive and is legible in form and reasonably understandable in content, and (c) does not merely relate to a personal grievance against us, a director, a member of the management, or other employees of us, or to further a personal interest not shared by the other stockholders generally.

The Nominating and Governance Committee has not established a procedure for considering nominees for director nominated by our stockholders. The Board of Directors believes that our independent committee can identify appropriate candidates to our Board of Directors. Stockholders may nominate candidates for director in accordance with the advance notice and other procedures contained in our Bylaws.

We encourage each of our directors to attend each annual meeting of our stockholders whenever attendance does not unreasonably conflict with the director’s other business and personal commitments. Six directors attended the annual meeting of stockholders in 2010.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee was an officer or employee of us, was formerly an officer of us or had any relationship with us, except that we have entered into indemnification agreements with each of our directors, which require us to indemnify our directors to the fullest extent permitted by law in the State of Delaware.

None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and with any national securities exchange on which such securities are traded or quoted. Executive officers, directors and such stockholders are required by SEC regulations to furnish to us copies of all Section 16(a) forms they file. As a practical matter, we assist our directors and officers by completing and filing Section 16 reports on their behalf. Based solely on a review of the copies of such reports furnished to us, and the written representations of our directors and executive officers, we believe that our directors and executive officers, and persons who own more than ten percent (10%) of a registered class of our equity securities, complied with all applicable filing requirements for the year ended December 31, 2010.

EXECUTIVE COMPENSATION

This section describes the compensation program for our named executive officers, referred to herein as NEOs. In particular, this section focuses on our 2010 compensation program and related decisions. The Compensation Committee annually reviews our executive compensation program to ensure that it appropriately rewards performance that is tied to sound decision-making and creating stockholder value, and is designed to achieve our goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability.

Executive Officers During 2010

The following executive officers named in the management table above did not serve in such capacities during the entirety of 2010: Ms. Page, who resigned from her position as President and Chief Executive Officer on March 27, 2009, was elected to and assumed the position of Executive Chair of the Board of Directors on March 30, 2009, and was reappointed as our President and Chief Executive Officer on February 1, 2010; Ms. Gardiner, who was appointed as our Vice President and Chief Financial Officer on April 19, 2010; Eric T. Fung, M.D., Ph.D., who resigned from us as Vice President and Chief Science Officer on March 19, 2009, worked as a consultant for us from September 2009 to January 2010, and was appointed Senior Vice President and Chief Science Officer on February 1, 2010; Mr. Creech, who joined us in March 2010 as Vice President of Sales and Marketing; and Mr. Kohli, who joined us in September 2010 as Vice President of Corporate Strategy. John H. Tran was appointed as our Interim Vice President of Finance and Chief Accounting Officer on February 1, 2010 until his resignation on August 31, 2010.

Set forth below is a brief description of Mr. Tran’s business experience.

John H. Tran, age 35, joined us on February 1, 2010, and served as Interim Vice President of Finance and Chief Accounting Officer until his resignation on August 31, 2010. Prior to joining us, Mr. Tran served as Vice President, Finance and Chief Accounting Officer at Anesiva, Inc., a late-stage biopharmaceutical company in the development and commercialization of novel pharmaceutical products for pain management, from May 2008 to January 2010. From September 2004 to April 2008, Mr. Tran served in various roles in finance and was the Director of Finance at Kyphon Inc., a medical device company. Mr. Tran became part of Medtronic, Inc. through its 2007 acquisition of Kyphon Inc. From January 2000 to September 2004, Mr. Tran served as an Audit Senior in the audit and assurance practice with PricewaterhouseCoopers LLP. Mr. Tran received his B.A. in Biology and Business Economics with Accounting Emphasis from the University of California at Santa Barbara. Mr. Tran is also a certified public accountant in the State of California.

Compensation Philosophy and Objectives

The goal of our compensation program for our named executive officers is the same as for the overall Company, which is to foster compensation policies and practices that attract, engage and motivate high caliber talent by offering a competitive pay and benefits program. We are committed to a total compensation philosophy and structure that provides flexibility in responding to market factors; rewards and recognizes superior performance; attracts highly skilled, experienced and capable employees; and is fair and fiscally responsible.

The Compensation Committee has designed and implemented compensation programs for our named executive officers to reward them for their leadership excellence, for sustaining our financial and operating performance, to align their interests with those of our stockholders and to encourage them to remain with us for long and productive careers.

Performance to be Rewarded

The Compensation Committee has designed and implemented compensation programs for named executives to reward them for sustaining our financial and operating performance and leadership excellence, to align their interests with those of our shareowners and to encourage them to remain with us for long and productive careers. Most of our compensation elements simultaneously fulfill one or more performance, alignment and/or retention objectives.

Base salary and annual bonus are designed to reward annual achievements and be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. Our other elements of compensation focus on motivating and challenging the executive to achieve superior, longer-term, sustained results.

Compensation Components

The compensation of each NEO consists primarily of the following four major components: base salary; annual bonus; equity incentive awards; and employee benefits programs, including severance and change in control benefits, and perquisites and other benefits.

Base Salaries. Overall average base salaries are targeted at the 50th percentile of the companies with which we compete for labor talent. The Compensation Committee normally adjusts the base salaries for the NEOs in the first half of each calendar year. In 2009, due to the bankruptcy proceeding and the drastic cost-cutting measures that the bankruptcy proceeding entailed, NEOs were terminated and retained as consultants to the extent absolutely critical. In connection with our emergence from bankruptcy, Ms. Page was reappointed as our Chief Executive Officer on February 1, 2010 and Dr. Fung was reappointed as our Senior Vice President, Chief Science Officer on February 1, 2010. Our remaining NEOs were hired in March 2010 and thereafter. The Compensation Committee will review and adjust, if appropriate, the base salaries for the NEOs appointed in 2010 during the first half of 2011.

Annual Bonuses. Consistent with our objectives to tie a significant portion of the NEOs’ total compensation to our performance, the Compensation Committee normally approves specific corporate goals for incentive bonuses and in 2010 resolved to re-establish annual performance goals in connection with the first Board meeting of each year (after suspending the program in 2009 due to the Company’s financial difficulties). For the fiscal year 2010, the Compensation Committee resolved to establish semi-annual goals in lieu of annual goals. The bonus plan that the Compensation Committee re-instituted for 2010 and future years is generally structured as follows, with changes made from year to year to reflect changing business needs and competitive circumstances:

•

At the beginning of each fiscal year, the Compensation Committee establishes performance measures and goals, which typically include milestones and targets. The Compensation Committee typically assigns a weight value based upon the overall goals in order to ensure a balanced approach to the various factors applied to determining bonus amounts. For the first half of 2010, these goals, milestones and targets were as follows:

•	Launching the OVA1 Test before the end of March 2010;

•	Obtaining Medicare coverage for the OVA1 Test;

•	Achieving compliance with the requirements of the Exchange Act of 1934 by the end of May 2010;

•	Obtaining re-listing of our common stock on The NASDAQ Global Market exchange; and

•	Maintaining cash utilization within pre-determined metrics during the first half of fiscal 2010.

•

Also at the beginning of each fiscal year, the Compensation Committee establishes payout targets for each NEO. The Compensation Committee generally establishes the individual payout targets for each NEO based on the executive’s position, level of responsibility and a review of the compensation information of other companies. For 2010, the payout targets for each NEO were as follows:

Gail S. Page	50% of annual base salary
Sandra A. Gardiner	40% of annual base salary
Eric T. Fung, M.D., Ph.D.	50% of annual base salary
William Creech	30% of annual base salary
Ashish Kohli	30% of annual base salary

The targets for each NEO reflected the Compensation Committee’s determination that each individual NEO’s bonus would be determined through an evaluation of overall corporate performance with a particular focus on the successful launch of the OVA1 Test in conjunction with the financial and operational requirements necessary to rebuild the business and gain compliance with all regulatory authorities following the receipt of confirmation of our Plan of Reorganization in January 2010.

After the close of each fiscal year, or other such timeframe as determined by the Compensation Committee, the Compensation Committee assesses the performance of each NEO against the pre-established metrics for us. Our incentive bonuses are measured against corporate goals which generally include our targets, product development and management team building. Each NEO receives a bonus based on his or her individual payout target and our performance relative to the specific performance goal.

In its evaluation of performance for the first six months of 2010, the Compensation Committee considered launch of the OVA1 Test on March 9, 2010, the adjudication to Quest by the Medicare contractor Highmark Medicare Services in the amount of $516.25 for each OVA1 Test, the achievement of SEC compliance on May 20, 2010, and the relisting of our common stock on the Nasdaq Global Market on July 6, 2010. As a result of this evaluation, the Compensation Committee determined that the targets for the first six months of 2010 had substantially been met, resulting in the following payouts to each NEO employed by us during such period, and pro-rated for their respective duration of employment:

Gail S. Page	$78,125
Sandra A. Gardiner	$16,000
Eric T. Fung, M.D., Ph.D.	$57,292
William Creech	$21,875

Equity Incentive Compensation. The equity component of our executive compensation program is designed to fulfill our performance alignment and retention objectives. We previously maintained the Vermillion, Inc. 2000 Stock Plan (the “2000 Stock Plan”), which expired in 2010. We will make future equity awards under the Vermillion, Inc. 2010 Stock Incentive Plan (the “2010 Plan”), which was approved by the Board of Directors on February 8, 2010. The 2010 Plan will be administered by the Compensation Committee of the Board. Our employees, directors, and consultants are eligible to receive awards under the 2010 Plan. The 2010 Plan permits the granting of a variety of awards, including stock options, share appreciation rights, restricted shares, restricted share units, unrestricted shares, deferred share units, performance and cash-settled awards, and dividend equivalent rights. The 2010 Plan provides for issuance of up to 1,322,983 shares of common stock, subject to adjustment as provided in the 2010 Plan.

In general, the NEOs receive incentive stock option grants at the time of hire; annually thereafter, they receive non-qualified stock options, as recommended by the Compensation Committee. Stock option grants are based on individual performance and contributions toward the achievement of our business objectives, as well as overall Company performance. The number of underlying shares that may be purchased pursuant to the stock options granted to each NEO varies based on the executive’s position and responsibilities. In addition, amounts are determined by comparing the level of equity-based compensation that is awarded to executives of competing companies.

In 2010, NEO Gail S. Page, pursuant to the Debtor’s Incentive Plan (as discussed further below) received restricted stock awards. In 2010, NEO Eric T. Fung, M.D., Ph.D., pursuant to the 2010 Plan and as determined by the Board of Directors in its discretion, received restricted stock awards related to our emergence from bankruptcy. In addition, each NEO received stock option grants pursuant to their initial date of hire. The number of shares subject to these stock option grants was determined by the Compensation Committee solely in its discretion based on ranges that take into consideration an executive’s job responsibilities and competitive market data. The grants of stock-based awards to NEOs during the year ended December 31, 2010 was as follows:

Name	Restricted Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options
Gail S. Page	181,525	—
Sandra A. Gardiner	—	40,000
Eric T. Fung, M.D., Ph.D.	20,169	75,000
William Creech	—	10,000
Ashish Kohli	—	30,000

Although not included in 2010 awards due to the exigencies associated with the our reorganization and emergence from bankruptcy, the 2010 Plan generally authorizes us to make awards reserving the following recourse against a participant who does not comply with certain employment-related covenants, either during employment or for certain periods after ceasing to be employed: we may terminate any outstanding, unexercised, unexpired, unpaid, or deferred awards; rescind any exercise, payment or delivery pursuant to the award; or recapture any shares (whether restricted or unrestricted) or proceeds from the participant’s sale of shares issued pursuant to the award. These remedies are also generally available to us for awards that would have had a lower grant level, vesting, or payment if a participant’s fraud or misconduct had not caused or partially caused the need for a material financial restatement by us or any affiliate. In addition, all awards or proceeds from the sale of awards made or earned pursuant to the 2010 Plan will be subject to the right of us to full recovery (with reasonable interest thereon) in the event that the Board determines reasonably and in good faith that any participant’s fraud or misconduct has caused or partially caused the need for a material restatement of our financial statements for any fiscal year to which the award relates.

Employee Benefits Programs. Our employee benefits program primarily consists of two components: (1) severance and change in control arrangements and (2) perquisites and other benefits.

Severance and Change in Control Arrangements. The Compensation Committee believes that executive officers have a greater risk of job loss or modification as a result of a change in control transaction than other employees. Accordingly, our employment agreement with the Chief Executive Officer includes change of control provisions, and we have also entered into change in control agreements with our other executive officers under which they will receive certain payments and benefits upon qualifying terminations that follow a change in control. The principal purpose of the change in control agreements is to provide executive officers with appropriate incentives to remain with us before, during and after any change in control transaction by providing the executive officers with security in the event their employment is terminated or materially changed following a change in control. By providing this type of security, the change in control agreements help ensure that the executive officers support any potential change in control transaction that may be in the best interests of our stockholders, even while the transaction may create uncertainty in the executive officer’s personal employment situation. The Compensation Committee believes that the payment of salary and benefits for one year for the chief executive officer, nine months for other NEOs and six months for other executive officers is reasonable and appropriate to achieve the desired objectives of the agreements.

Perquisites and Other Benefits. Our NEOs participate in our standard employee benefits programs including medical, dental, life, short-term and long-term disability insurance, and flexible spending accounts.

Method for Determining Compensation Amounts

In deciding on the type and amount of compensation for each executive, the Compensation Committee seeks to align the interests of the NEOs with those of our stockholders. In making compensation decisions, the Compensation Committee reviews the performance of the company and carefully evaluates an executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with the company, current compensation arrangements and long-term potential to enhance shareowner value. The types and relative importance of specific financial and other business objectives vary among the company’s NEOs depending on their positions and the particular operations or functions for which they are responsible. The Compensation Committee does not adhere to rigid formulas when determining the amount and mix of compensation elements. Compensation elements for each executive are reviewed in a manner that optimizes the executive’s contribution to the Company, and reflects an evaluation of the compensation paid by our competitors.

The Compensation Committee reviews both current pay and the opportunity for future compensation to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. However, prior stock compensation gains are not considered in setting future compensation levels. The mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards.

The Compensation Committee has primary responsibility for assisting the Board of Directors in developing and evaluating potential candidates for executive positions, including the Chief Executive Officer, or CEO. As part of this responsibility, the Committee oversees the design, development and implementation of the compensation program for the CEO and the other named executives. The Compensation Committee evaluates the performance of the CEO and determines CEO compensation in light of the goals and objectives of the compensation program. The CEO (with the assistance of the Human Resources Consultant) and the Compensation Committee assess the performance of the other named executives and determine their compensation, based on initial recommendations from the CEO. Other than the general Human Resources Consultant, neither we nor the Compensation Committee has any contractual arrangement with any compensation consultant who has a role in determining or recommending the amount or form of senior executive or director compensation.

The Compensation Committee annually reviews and approves stock option grants for the CEO and other NEOs. Grants are based on individual contribution and performance in achieving our business objectives, as well as our overall performance. Individual grants also take into account the positions and particular operations or functions for which the NEO is responsible. Stock option grants for NEOs adhere to the same procedural policies as stock option grants for all employees of the Company, as established by the Board of Directors. The exercise price is the current price of our common stock on the day the grant is approved by the Board of Directors. Stock option grants vest over a four-year period and the options expire 10 years from the date the Board of Directors grants the options. The CEO and other NEOs receive stock option grants at time of hire, and annually thereafter, as recommended by the Compensation Committee to the Board of Directors. Amounts are determined by comparing the level of equity-based compensation is awarded to executives of competing companies, along with consideration for attracting, retaining and motivating the executive officers. We do not maintain specific stock ownership guidelines, and do not currently have a policy for recovering awards or payments if we are required to restate corporate financials.

Compensation Policies and Practices regarding Risk Management

In fulfilling its role in assisting the Board in its risk oversight responsibilities, the Compensation Committee believes that our compensation policies and practices do not motivate imprudent risk taking. Specifically, the Compensation Committee reviewed the following features of our compensation programs that guard against excessive risk-taking:

•	our annual incentive compensation is based on balanced performance metrics that promote disciplined progress towards longer-term Company goals;

•	we do not offer significant short-term incentives that might drive high-risk investments at the expense of long-term Company value; and

•

our compensation awards are capped at reasonable and sustainable levels, as determined by a review of the our economic position and prospects, as well as the compensation offered by comparable companies.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) disallows a tax deduction to publicly-held companies for certain compensation in excess of $1,000,000 paid to the Company’s chief executive officer and three other officers (other than the chief financial officer) whose compensation is required to be reported to the Company’s stockholders pursuant to the Exchange Act. Certain performance-based compensation approved by our stockholders, including option grants under the 2000 Stock Plan, generally is not subject to the deduction limit. It is the Compensation Committee’s policy to maximize the effectiveness of our executive compensation in this regard.

We have granted stock options as incentive stock options in accordance with Section 422 of the Code subject to the volume limitations contained in the Code. Generally, the exercise of an incentive stock option does not trigger any recognition of income or gain to the holder. If the stock is held until at least one year after the date of exercise (or two years from the date the option is granted, whichever is later), all of the gain on the sale of the stock, when recognized for income tax purposes, will be capital gain, rather than ordinary income, to the recipient. Consequently, we do not receive a tax deduction. For stock options that do not qualify as incentive stock options, we are entitled to a tax deduction in the year in which the stock options are exercised equal to the spread between the exercise price and the fair market value of the stock for which the stock option was exercised. The holders of the non-qualified stock options are generally taxed on this same amount in the year of exercise.

Named Executive Officer Compensation

President and Chief Executive Officer. On December 31, 2005, we entered into an employment agreement with Ms. Page as our President and Chief Executive Officer. Under the terms of her original employment agreement, Ms. Page had an initial base salary of $350,000, as adjusted by the Board of Directors from time to time; was eligible for a bonus of up to 50% of her base salary that is based on the achievement of reasonable performance-related goals as determined by the Board of Directors; had an initial option grant to purchase 40,000 shares of our common stock at $9.00 per share; and had an annual car allowance of $10,000. On November 18, 2008, Ms. Page’s employment agreement was amended and restated to reflect an annual base salary of $364,000 and to comply with (or be exempted from) the applicable requirements of Section 409A of the Code. Ms. Page’s employment with us was for an unspecified duration and constituted “at-will” employment. At the option of either Ms. Page or us, with or without notice, the employment relationship may be terminated at any time, with or without cause (as defined in the employment agreement) or for any or no cause. If we terminate Ms. Page’s employment for reasons other than for cause, or if Ms. Page terminates her employment for good reason (as defined in the employment agreement), Ms. Page, upon executing a release of claims in favor of us will be entitled to receive (i) continued payment of base salary for a period of 12 months, (ii) immediate vesting of

24-months of any options previously granted by us in addition to a 24-month period after termination to exercise any or all of her vested options to purchase our common stock; and (iii) continued health and dental benefits paid by us until the earlier of 12 months after termination or the time that Ms. Page obtains employment with reasonably comparable or better health and dental benefits. Additionally, if Ms. Page’s employment is terminated by us for reasons other than for cause or by her for good reason with the 12-month period following a change in control (as defined in the employment agreement), Ms. Page will receive (i) continued payment of base salary for a period of 12 months, (ii) immediate 100% vesting of any then unvested options previously granted by us in addition to a period after termination at the discretion of us to exercise any or all of her vested options to purchase our common stock; and (iii) continued health and dental benefits paid by us until the earlier of 12 months after termination or the time that Ms. Page obtains employment with reasonably comparable or better health and dental benefits. Ms. Page’s employment agreement also contains a “nonsolicitation” clause, which provides that, in the event that Ms. Page’s employment is terminated, she is prohibited from directly or indirectly soliciting or encouraging any employee or contractor of us or our affiliates to terminate employment with or cease providing services to us or our affiliates; and prohibited from soliciting or interfering with any person engaged by us as a collaborator, partner, licensor, licensee, vendor, supplier, customer or client to our detriment. As a result of the bankruptcy, severance amounts became due to Ms. Page, who was asked to resign from the Company on March 27, 2009. After she was asked to resign, Ms. Page worked as a consultant for us from March 2009 to January 2010. Pursuant to the terms of the consulting agreement between us and Ms. Page, she was paid $230 per hour for her services as a consultant.

Except as described above, Ms. Page was not otherwise compensated for the year 2009. In recognition of her services during the bankruptcy, the Bankruptcy Court approved a Debtor’s Incentive Plan on April 14, 2010, as revised. Under the Debtor’s Incentive Plan, we were directed to distribute an aggregate of $5,000,000 in cash and 302,541 shares of restricted stock in Debtor’s Incentive Plan Payments to Ms. Page, Mr. Burns and Mr. Hamilton. The total Debtor’s Incentive Plan cash payments and restricted stock awards were ordered by the Bankruptcy Court to be allocated 60% to Ms. Page, and such distribution was approved by our Special Director Compensation Committee. Such Debtor’s Incentive Plan compensation is not attributable to Ms. Page as compensation for the year of 2009 because we did not receive approval to make the awards (and did not in fact make any cash or restricted stock awards) until April 2010. The restricted stock awards do, however, provide for retroactive vesting credit for 1/24th of the total award on each monthly anniversary of the vesting commencement date (June 22, 2009).

In connection with our emergence from bankruptcy, Ms. Page was reappointed as our Chief Executive Officer on February 1, 2010. On September 28, 2010, Ms. Page’s employment agreement was further amended and restated to increase her annual base salary from $364,000 to $385,000.

Other Named Executive Officers. Employment of the NEOs other than Ms. Page was for an unspecified duration and constituted “at-will” employment, allowed the NEO by notifying the Company or the Company with or without notice to terminate the NEO’s employment with the Company at any time and for any reason whatsoever. Accordingly, upon a termination, the NEOs other than Ms. Page would receive their accrued salary, earned bonus, unreimbursed expenses and other entitlements to the date of termination, unless the Compensation Committee determined to provide additional severance payments. In addition to their initial base salaries and initial option grant to purchase shares of our common stock, the NEOs were eligible for a bonus as a percentage of their base salary based on the achievement of reasonable performance-related goals as determined by the Board of Directors.

Senior Vice President and Chief Science Officer. On August 26, 2008, we entered into an employee severance agreement with Dr. Fung. The severance agreement provides certain severance benefits to the employee in the event that we terminate the employee’s employment without cause or the employee resigns from his employment for good reason. The severance benefits provided for in the agreements with Dr. Fung include (i) continued payment of the employee’s base salary, as then in effect, payable over a period of nine months following the date of termination, (ii) immediate, accelerated vesting of 24 months of any options previously granted by us to the employee and (iii) continuation of health and dental benefits through COBRA premiums paid by us directly to the COBRA administrator for a period of nine months following the date of termination. Each severance agreement also provides that, in the event the employee’s employment is terminated by us for reasons other than cause or by the employee for good reason within the 12-month period following a change in control, then, in addition to the severance benefits described above, any then-unvested shares under our stock option plans then held by the employee will fully vest immediately upon the date of such termination. Payment of the severance benefits under these agreements will be conditioned on the employee’s continued compliance with the provisions of each employee’s proprietary information and inventions agreement and will be delayed as required by Section 409A of the Code.

No severance amounts became due to Dr. Fung, who, as a result of the bankruptcy, resigned from the Company on March 19, 2009. After his resignation, Dr. Fung worked as a consultant for us from September 2009 to January 2010. Based on the consulting agreement between Dr. Fung and us, he was paid $137.50 per hour for his services as a consultant.

In connection with our emergence from bankruptcy, Dr. Fung was reappointed as our Senior Vice President, Chief Science Officer on February 1, 2010. On September 28, 2010, we entered into an employment agreement with Dr. Fung. Pursuant to the terms of the employment agreement, we will pay Dr. Fung an annual salary of at least $275,000. He will be eligible for a bonus of up to 50% of his base salary for achievement of reasonable performance-related goals to be defined by our Chief Executive Officer or the Board of Directors. In the event Dr. Fung is terminated without cause or for good reason (as defined in the employment agreement), he is entitled to receive (i) continued payment of base salary for a period of 9 months, (ii) immediate vesting of 24-months of any options previously granted by us in addition to a 24-month period after termination to exercise any or all of his vested options to purchase our common stock; and (iii) continued health and dental benefits paid by us until the earlier of 9 months after termination or the time that Dr. Fung obtains employment with reasonably comparable or better health and dental benefits. Additionally, if Dr. Fung’s employment is terminated without cause or for good reason with the 12-month period following a change in control (as defined in the employment agreement), then, in addition to the three severance obligations due to Dr. Fung as described above, 50% of any then-unvested options previously granted us to Dr. Fung will vest upon the date of such termination, and the period of time for their exercise will be at our discretion.

In addition, in recognition of Dr. Fung’s efforts and contributions to the success of the OVA1 Test, amongst other contributions to us, in March 2010 we awarded to Dr. Fung an option to purchase up to 75,000 shares of our common stock at a predetermined exercise price under the 2010 Plan.

On April 19, 2010, we entered into an employment agreement with Ms. Gardiner as our Vice President and Chief Financial Officer. Pursuant to the terms of the employment agreement, we will pay Ms. Gardiner an annual salary of at least $240,000. She will be eligible for a bonus of up to 40% of her base salary for achievement of reasonable performance-related goals to be defined by our Chief Executive Officer or the Board of Directors. In the event Ms. Gardiner is terminated without cause or for good reason (as defined in the employment agreement), she is entitled to receive (i) continued payment of base salary for a period of 6 months, (ii) immediate vesting of 24-months of any options previously granted by us in addition to a 24-month period after termination to exercise any or all of her vested options to purchase our common stock; and (iii) continued health and dental benefits paid by the Company until the earlier of 6 month after termination or the time that Ms. Gardiner obtains employment with reasonably comparable or better health and dental benefits. Additionally, if Ms. Gardiner’s employment is terminated without cause or for good reason with the 12-month period following a change in control (as defined in the employment agreement), then, in addition to the three severance obligations due to Ms. Gardiner as described above, 50% of any then-unvested options previously granted by us to Ms. Gardiner will vest upon the date of such termination, and the period of time for their exercise will be at our discretion.

Compensation for the Named Executives in 2010, 2009 and 2008

The compensation earned by the NEOs for the years ended December 31, 2010, 2009 and 2008 was as follows:

Name and Principal Position	Year	Salary	Bonus	Stock Award		Option Awards(11)	Non-Equity Incentive Plan(12)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Gail S. Page	2010	$346,699	$—	$765,130	(1)	$195,697	$78,125	$—	$3,024,231	(2)	$4,409,882
Director, President and	2009	87,323	—	—		211,247	—	—	611,520	(3)	910,090
Chief Executive Officer	2008	364,550	—	—		207,109	—	—	29,278	(4)	600,937
(Principal Executive Officer)

Sandra A. Gardiner	2010	150,334	—	—		68,502	16,000	—	—		234,836
Vice President and Chief Financial Officer	2009	—	—	—		—	—	—	—		—
	2008	—	—	—		—	—	—	—		—

Eric T. Fung, M.D., Ph.D.	2010	252,417	—	88,463	(5)	836,030	57,292	—	11,000	(6)	1,245,202
Senior Vice President and Chief Science Officer	2009	49,767	—	—		190,194	—	—	79,082	(7)	319,043
	2008	220,550	—	—		91,165	—	—	1,203	(8)	312,918

William Creech	2010	146,798	—	—		32,194	21,875	—	6,000	(9)	206,867
Vice President of Sales and Marketing	2009	—	—	—		—	—	—	—		—

Ashish Kohli	2010	61,042	—	—		5,879	—	—	41,865	(10)	108,786
Vice President of Corporate Strategy	2009	—	—	—		—	—	—	—		—
	2008	—	—	—		—	—	—	—		—

John Tran	2010	98,886	—	—		—	—	—	—		98,886
Interim Vice President of Finance and Chief Accounting Officer	2009	—	—	—		—	—	—	—		—
	2008	—	—	—		—	—	—	—		—

(1)	Amount represents restricted stock awards issued to Ms. Page pursuant to the Debtor’s Incentive Plan.
(2)	Amount represents Ms. Page’s Debtor Incentive Plan cash distribution of $3,000,000, consulting income of $23,660 and Cobra payment of $571.
(3)	Amount represents Ms. Page’s accrued severance of $365,753, consulting income of $189,859, health expense reimbursement program of $562, COBRA payment of $2,252, car allowance of $5,557, and PTO payout of $47,540. Due to the bankruptcy proceeding, Ms. Page was not paid for her service as Executive Chair of the Board of Directors during 2009.
(4)	Amount represents Ms. Page’s health expense reimbursement program of $538 and car allowance of $28,740.
(5)	Amount represents Dr. Fung’s restricted stock awards pursuant to our emergence from bankruptcy.
(6)	Amount represents Dr. Fung’s consulting income of $11,000.
(7)	Amount represents Dr. Fung’s consulting income of $45,038 and PTO payout of $34,044.
(8)	Amount represents amounts paid through our health expense reimbursement program.
(9)	Amount represents Mr. Creech’s car allowance of $6,000.
(10)	Amount represents Mr. Kohli’s consulting income of $41,865.
(11)	For awards of option, the aggregate grant date fair value is computed in accordance with FASB ASC Topic 718 (column (f)). See Note 1 of our consolidated financial statements on page F-6 of this Registration Statement for a discussion of all assumptions made by us in determining the grant date fair value of our equity awards.
(12)	Amount represents annual performance bonus.

Grants of Plan-Based Awards

The grants of stock-based awards to NEOs during the year ended December 31, 2010 was as follows:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)
Gail S. Page	4/22/2010	19,250	192,500	192,500	181,525	(3)	—	$—	$3,975,398
Sandra A. Gardiner	5/24/2010	9,600	96,000	96,000	—		40,000	19.95	549,200
Eric T. Fung, M.D., Ph.D.	3/19/2010	13,750	137,500	137,500	—		75,000	28.65	1,491,750
	8/24/2010	—	—	—	20,169	(4)	—	—	117,585
William Creech	3/19/2010	5,250	52,500	52,500	—		10,000	28.65	198,900
Ashish Kohli	9/30/2010	7,200	72,000	72,000	—		30,000	5.52	165,600

(1)	The exercise price was determined based on the closing price of our common stock on the grant date.
(2)	For awards of option, the aggregate grant date fair value is computed in accordance with FASB ASC Topic 718. See Note 1 of the notes to our consolidated financial statements on page F-6 of this Registration Statement for a discussion of all assumptions made by us in determining the grant date fair value of our equity awards.
(3)	Amount represents restricted stock awards issued to Ms. Page pursuant to the Debtor’s Incentive Plan.
(4)	Amount represents Dr. Fung’s restricted stock awards pursuant to our emergence from bankruptcy.

The outstanding equity awards held by the NEOs as of December 31, 2010, were as follows:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options – Exercisable	Number of Securities Underlying Unexercised Options – Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price	Option Expiration Date(1)	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested(2)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested
Gail S. Page	—	—	—	$—		45,381	$341,265	(3)	—	—
	75,520	49,480	—	2.30	7/17/2018	—	—		—	—
	32,999	3,000	—	14.70	4/25/2017	—	—		—	—
	25,000	—	—	12.00	6/6/2016	—	—		—	—
	39,999	—	—	9.00	12/19/2015	—	—		—	—
	12,500	—	—	21.90	8/4/2015	—	—		—	—
	9,999	—	—	29.60	2/8/2015	—	—		—	—
	24,998	—	—	92.70	1/7/2014	—	—		—	—

Eric T. Fung, M.D., Ph.D.	—	—	—	—	—	5,043	$37,923	(4)	—	—
	23,438	51,562	—	28.65	3/18/2020	—	—		—	—
	24,166	15,834	—	2.30	7/17/2018	—	—		—	—
	21,999	2,000	—	14.70	4/25/2017	—	—		—	—
	7,500	—	—	12.00	6/6/2016	—	—		—	—
	999	—	—	9.00	12/19/2015	—	—		—	—
	2,000	—	—	21.90	8/4/2015	—	—		—	—
	2,999	—	—	18.00	4/5/2015	—	—		—	—
	999	—	—	37.00	9/15/2014	—	—		—	—
	2,499	—	—	74.70	6/3/2014	—	—		—	—
	1,999	—	—	86.40	4/1/2014	—	—		—	—
	1,000	—	—	96.00	6/5/2013	—	—		—	—
	1,500	—	—	43.50	2/13/2013	—	—		—	—
	500	—	—	45.30	6/6/2012	—	—		—	—
	499	—	—	56.00	11/8/2011	—	—		—	—
	599	—	—	63.80	6/7/2011	—	—		—	—

Sandra A. Gardiner	—	40,000	—	19.95	5/23/2020	—	—		—	—

William Creech	—	10,000	—	28.65	3/18/2020	—	—		—	—

Ashish Kohli	—	30,000	—	5.52	9/29/2020	—	—		—	—

(1)	Stock options vest ratably on a monthly basis either over a 24 month, 48 month or 60 month period, commencing on the date of the grant, or over four years as follows: 25% of the shares vest one year following the vesting commencement date, with the remaining 75% vesting in equal monthly installments over the next three years. Each option expires 10 years after the date of the grant or, in the case of an incentive stock option, such shorter term as may be provided in the applicable agreement.
(2)	The fair value of our common stock as of December 31, 2010 was $7.52 per share.
(3)	Amount represents unvested restricted stock awarded to Ms. Page pursuant to the Debtor’s Incentive Plan.
(4)	Amount represents unvested restricted stock awarded to Dr. Fung pursuant to the Company’s emergence from bankruptcy.

Options Exercised and Stock Vested

The stock option exercises and stock vested for the NEOs for the year ended December 31, 2010 was as follows:

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Gail S. Page	—	$—	136,144	(1)	$765,130
Sandra A. Gardiner	—	—	—		—
Eric T. Fung, M.D., Ph.D.	—	—	15,126	(2)	88,463
William Creech	—	—	—		—
Ashish Kohli	—	—	—		—
John Tran	—	—	—		—

(1)	Amount represents restricted stock awards issued to Ms. Page pursuant to the Debtor’s Incentive Plan.
(2)	Amount represents Dr. Fung’s restricted stock awards pursuant to our emergence from bankruptcy.

Potential Payments Upon Termination

The amounts payable to each NEO should he or she be terminated, were, as of December 31, 2010, as follows:

Name	Termination Scenario	Continued Payment of Base Salary	Immediate Vesting of Stock Options(3)	Health and Dental Insurance Benefits(4)
Gail S. Page	Termination(1)	$385,000	$258,286	$13,599
	Within 12 Months After Change-in Control(2)	385,000	258,286	13,599
	For cause	—	—	—

Sandra A. Gardiner	Termination(1)	120,000	—	11,333
	Within 12 Months After Change-in Control(2)	120,000	—	11,333
	For cause	—	—	—

Eric T. Fung, M.D., Ph.D.	Termination(1)	206,250	82,653	—
	Within 12 Months After Change-in Control(2)	206,250	82,653	—
	For cause	—	—	—

William Creech	Termination(1)	—	—	—
	Within 12 Months After Change-in Control(2)	—	—	—
	For cause	—	—	—

Ashish Kohli	Termination(1)	—	—	—
	Within 12 Months After Change-in Control(2)	—	30,000	—
	For cause	—	—	—

(1)	Termination includes the following separation scenarios: resignation, retirement and involuntary termination not for cause (in all cases, assuming the executive is not entering into competitive or other activity detrimental to us).
(2)	Termination of employment by us for reasons other than for cause or by named executive officer for good reason with the 12-month period following a change in control (as defined in the respective employment agreements).

(3)	Assumes each named executive officer exercised all vested, in-the-money options at $7.52 (the December 31, 2010 closing price of our common stock). These amounts are in addition to the existing value of options vested at December 31, 2010.
(4)	Assumes each named executive officer does not obtain employment with reasonably comparable or better health and dental benefits within the time period specified in the respective employment agreements.

Director Compensation

Outside directors (i.e., non-employee directors) are compensated for their service as (1) a member of the Board of Directors, (2) a member of any committee of the Board of Directors, (3) a chair of any committee of the Board of Directors and (4) the Executive Chairman of the Board of Directors. Periodically, the Compensation Committee reviews and determines the adequacy of the current compensation program for outside directors, and based upon the results of their analysis, the Compensation Committee will make recommendations in regards to the compensation program for outside directors to the Board of Directors. Effective June 11, 2008, the compensation program for outside directors, as approved by the Board of Directors, was as follows:

•

each new outside directors receive an option grant to purchase 25,000 shares of our common stock, which vests monthly over a 24-month period, upon attendance of their first Board of Directors’ meeting;

•

continuing outside directors receive an annual option grant to purchase 18,000 shares of our common stock, which vests monthly over a 12-month period, on the date of the Annual Meeting of Stockholders;

•

the Executive Chairman of the Board of Directors receives an annual option grant to purchase 10,000 shares of our common stock, which vests monthly over a 12-month period, on the date of the Annual Meeting of Stockholders;

•

the chairperson of the Audit Committee receives an annual option grant to purchase 5,000 shares of our common stock, which vests over a 12-month period, on the date of the Annual Meeting of Stockholders;

•

the chairperson for each the Compensation Committee, and the Nominating and Governance Committee receives an annual option grant to purchase 2,500 shares of our common stock, which vests over a 12-month period, on the date of the Annual Meeting of Stockholders; and

•

continuing outside directors receive, at his or her choice, either: (1) payment in the amount of $20,000 with payments being made on a quarterly basis on the last day of each calendar quarter, as long as such person continues to act as a director, or (2) an additional option to purchase 12,500 shares of our common stock.

The 2008 compensation program was not followed during our Bankruptcy filed in 2009. After the resignation of four directors in March 2009, the Board was composed of Ms. Page, Mr. Burns and Mr. Hamilton. None of them were compensated for cash, nor were they granted any option awards, except for Mr. Hamilton, who was paid $5,000 for the year of 2009. In recognition of their services during the bankruptcy proceedings, the Bankruptcy Court approved a Debtor’s Incentive Plan on April 14, 2010. Under the Debtor’s Incentive Plan, we was directed to distribute an aggregate of $5,000,000 in cash and 302,541 shares of restricted stock in Debtor’s Incentive Plan Payments to these three directors. The total Debtor’s Incentive Plan cash payments and restricted stock awards were allocated to Ms. Page, Mr. Burns and Mr. Hamilton on a 60%-20%-20% basis, respectively. Such Debtor’s Incentive Plan compensation was not attributable to the three directors as compensation for the year of 2009 because we did not receive approval to make the awards (and did not in fact make any cash or restricted stock awards) until April 2010. The restricted stock awards do, however, provide for retroactive vesting credit for 1/24th of the total award on each monthly anniversary of the vesting commencement date (June 22, 2009).

The compensation earned by our outside directors for the year ended December 31, 2010 was as follows:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(1)(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
James S. Burns	$1,000,000	337,808	$—	$—	$—	$—	$1,337,808
John F. Hamilton	1,000,000	337,808	16,875	—	—	—	1,354,683
Peter S. Roddy	—	86,335	—	—	—	—	86,335
Carl Severinghaus	—	97,475	—	—	—	—	97,475
William C. Wallen, Ph.D.	—	122,540	—	—	—	—	122,540

Total	$2,000,000	$981,966	$16,875	$—	$—	$—	$2,998,841

(1)	Includes compensation earned under the Debtor’s Incentive Plan.
(2)	All outside directors elected to receive their fees for the year ended December 31, 2010 in the form of our common stock in lieu of cash.
(3)	For awards of options, the aggregate grant date fair value is computed in accordance with FASB ASC Topic 718. See Note 1 of the notes to our consolidated financial statements on page F-6 of this Registration Statement for a discussion of all assumptions made by us in determining the grant date fair value of our equity awards.

In 2010, the Compensation Committee did not recommend and the Board of Directors did not approve the issuance of any stock option grants to the Board of Directors. However, under the Debtor’s Incentive Plan approved by the Bankruptcy Court, we were directed to distribute, in addition to cash, 302,541 shares of restricted stock to the following members of the Board of Directors: Ms. Page, Mr. Burns and Mr. Hamilton. The restricted stock awards were ordered by the Bankruptcy Court to be allocated 60% to Ms. Page, 20% to Mr. Burns and 20% to Mr. Hamilton in April 2010, and vest 1/24th of the total award on each monthly anniversary of the retroactive vesting commencement date (June 22, 2009), and such distribution was recommended to the Board of Directors by our Special Director Compensation Committee and was approved by the Board of Directors. For further discussion of the Debtor’s Incentive Plan, see the section of this prospectus entitled “Executive Compensation—Named Executive Officer Compensation—President and Chief Executive Officer” and the section entitled “Debtor’s Incentive Plan” under Note 9 to the Notes to Consolidated Financial Statements.

Equity Compensation Plan Table

The following table sets forth, for our equity-based compensation plans, the number of shares of our common stock subject to outstanding options and rights, the weighted-average exercise price of outstanding options, and the number of shares available for future award grants as of December 31, 2010.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in First Column)
Equity compensation plans approved by security holders	849,485	(1)	$16.13	(2)	1,013,983	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	849,485		$16.13		1,013,983

(1)	Includes outstanding stock options for 646,485 shares of our common stock under the 2000 Plan and 203,000 shares of our common stock under the 2010 Plan.
(2)	Includes the weighted average stock price for outstanding stock options of $14.62 under the 2000 Plan and $20.93 for the 2010 Plan.
(3)	Includes 1,013,983 shares of our common stock for the 2010 Plan. No future awards shall occur under the 1993 Plan, the 2000 Plan, or the 2000 ESPP.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of December 31, 2010, by (1) each person known by us to be the beneficial owner of five percent or more of the outstanding shares of the common stock, (2) each director of us as of December 31, 2010, (3) each Named Executive Officer as of December 31, 2010, including the selling stockholder, and (4) all directors and executive officers as of December 31, 2010 as a group. All shares are subject to the named person’s sole voting and investment power except where otherwise indicated. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Vermillion, Inc., 12117 Bee Caves Road, Building Two, Suite 100, Austin, TX 78738.

Beneficial ownership is determined in accordance with Rule 13d-3(d)(1) under the Exchange Act. Shares of common stock, which are issued and outstanding, are deemed to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Shares of common stock which are issuable upon exercise of options or warrants are deemed to be issued and outstanding and beneficially owned by any person who has or shares voting or investment power over such shares only if the options or warrants in question are exercisable within 60 days of December 31, 2010, and, in any event, solely for purposes of calculating that person’s percentage ownership of the common stock (and not for purposes of calculating the percentage ownership of any other person).

The number of shares of common stock deemed outstanding and used in the denominator for determining percentage ownership for each person equals (i) 10,657,564 shares of common stock outstanding as of December 31, 2010, plus (ii) such number of shares of common stock as are issuable pursuant to options, warrants or convertible securities held by that person (and excluding options, warrants and convertible securities held by other persons) which may be exercised within 60 days of December 31, 2010. The following table assumes 4,000,000 shares are sold in this offering. We have granted the underwriter the right to purchase up to 500,000 shares of our common stock and the selling stockholder has granted the underwriter the right to purchase up to 100,000 additional shares of our common stock, in each case within 30 days after the date of this prospectus, to cover any over-allotments. The following table assumes that the underwriter exercises its over-allotment option in full.

	Shares Beneficially Owned Prior to Offering		Shares Being Offered in Over-Allotment Option	Shares Beneficially Owned After this Offering
	Number(2)	Percent		Number	Percent
Beneficial Owners more than 5%
Phronesis Partners, L.P.(1)(2)	771,090	7.24%	—	771,090		%
180 E. Broad Street #1704 Columbus, OH 43215
Quest Diagnostics Incorporated(3)	1,271,071	11.48%	—	1,271,071		%
1290 Wall Street West Lyndhurst, NJ 07071
S.A.C. Capital Associates(4)	964,351	9.05%	—	964,351		%
72 Cummings Point Road Stamford, CT 06902
Columbia Wanger(5)	919,254	8.63%	—	919,254		%
227 W. Monroe St. Suite 3000 Chicago, IL 60606
Pike Capital Management LLC(6)(7)	620,014	5.82%	—	620,014		%
340 Madison Avenue, 19th Floor New York, NY 10173
Directors and Named Executive Officers:
James S. Burns(8)	103,822	*	—	103,822	*
John F. Hamilton(9)	93,422	*	—	93,422	*
Eric T. Fung, M.D., Ph.D.(10)	108,116	1.00%	—	108,116	*
Gail S. Page(11)	337,375	3.10%	100,000	237,375		%
Peter S. Roddy	15,500	*	—	15,500	*
William C. Wallen, Ph.D.	22,000	*	—	22,000	*
Carl Severinghaus	11,500	*	—	11,500	*
Sandra A. Gardiner	—	*	—	—	*
William Creech	1,600	*	—	1,600	*
Ashish Kohli	4,500	*	—	4,500	*
All Directors and Executive Officers as a Group (10 persons)	697,835	6.30%	100,000	597,835		%

*	Less than 1%.
(1)	Based on information set forth in the Schedule 13G/A filed by Phronesis Partners, L.P. with the SEC on February 17, 2010.
(2)	James E. Wiggins is the general partner of Phronesis Partners, L.P. and exercises sole voting and investment control over the shares owned by Phronesis Partners, L.P
(3)	Includes 410,476 shares issuable pursuant to warrants exercisable within 60 days of December 31, 2010. Quest Diagnostics Incorporated is a publicly-held company. Quest Diagnostics Incorporated’s executive officers are responsible for running the business of the company and thus, exercise voting and investment control over the shares and warrants owned by Quest Diagnostics Incorporated.

(4)	Based on information set forth in the Schedule 13F-HR filed by S.A.C. Capital Advisors LP with the SEC on November 15, 2010.
(5)	Based on information set forth in the Form N-CSRS filed by Wanger Advisors Trust with the SEC on August 27, 2010, and in the Form N-CSRS filed by Columba Acorn Trust with the SEC on August 30, 2010.
(6)	Based on information set forth in the Schedule 13G filed by Pike Capital Partners, LP with the SEC on November 24, 2010.
(7)	Includes shares held by Pike Capital Partners, LP, Pike Capital Partners (QP), LP, Pike Capital Management LLC and Daniel W. Pike. Pike Capital Management LLC is the general partner of each of Pike Capital Partners, LP and Pike Capital Partners (QP), LP. Daniel W. Pike is the managing member of Pike Capital Management LLC. Pike Capital Management LLC and Daniel W. Pike may each be deemed to have voting and dispositive power with respect to the shares of common stock held by Pike Capital Partners, LP and Pike Capital Partners (QP), LP.
(8)	Includes 50,422 shares pursuant to the Debtor’s Incentive Plan, 40,400 shares issuable upon exercise of options exercisable within 60 days of December 31, 2010, and 5,042 shares of restricted stock that will be vested within 60 days of December 31, 2010.
(9)	Includes 50,422 shares pursuant to the Debtor’s Incentive Plan, 30,000 shares issuable upon exercise of options exercisable within 60 days of December 31, 2010, and 5,042 shares of restricted stock that will be vested within 60 days of December 31, 2010.
(10)	Includes 101,007 shares issuable upon exercise of options exercisable within 60 days of December 31, 2010, and 1,681 shares of restricted stock that will be vested within 60 days of December 31, 2010.
(11)	Includes 106,271 shares pursuant to the Debtor’s Incentive Plan, 227,722 shares issuable upon exercise of options exercisable within 60 days of December 31, 2010, and 15,127 shares of restricted stock that will be vested within 60 days of December 31, 2010. Ms. Page has granted the underwriter the option to purchase up to 100,000 shares of common stock within 30 days after the date of this prospectus to cover any over-allotments. The number of shares beneficially owned after this offering assumes the exercise in full of the over-allotment option granted by Ms. Page to the underwriter.

UNDERWRITING

We and the selling stockholder have entered into an underwriting agreement with Roth Capital Partners, LLC with respect to the shares of common stock subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, the number of shares of common stock provided below opposite its name.

Underwriter	Number of Shares
Roth Capital Partners, LLC	4,000,000

Total	4,000,000

The underwriter is offering the shares of common stock subject to its acceptance of the shares of common stock from us and subject to prior sale. The underwriting agreement provides that the obligation of the underwriter to pay for and accept delivery of the shares of common stock offered by this prospectus is subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares of common stock if any such shares are taken. However, the underwriter is not required to take or pay for the shares of common stock covered by the underwriter’s over-allotment option described below.

Over-Allotment Option

We have granted the underwriter an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 500,000 additional shares of common stock, and the selling stockholder has granted the underwriter an option, exercisable for 30 days from the date to this prospectus, to purchase up to an aggregate of 100,000 additional shares of common stock, to cover over-allotments, if any, at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the over-allotment option is not exercised in full, option shares shall be taken first from the selling stockholder and second from us. If the over-allotment option is exercised, the selling stockholder will reimburse us for the pro rata portion of the selling expenses in addition to paying the applicable underwriting discounts and commissions. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered hereby. If the underwriter exercises this option, the underwriter will be obligated, subject to certain conditions, to purchase the additional shares specified in the notice of exercise.

Commission and Expenses

The underwriter has advised us and the selling stockholder that it proposes to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $                 per share. The underwriter may allow, and certain dealers may reallow, a discount from the concession not in excess of $                 per share to certain brokers and dealers. After this offering, the initial public offering price, concession and reallowance to dealers may be changed by the underwriter. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares of common stock are offered by the underwriter as stated herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The underwriter has informed us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

The following table shows the underwriting discounts and commissions payable to the underwriter by us and the selling stockholder in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s over-allotment option to purchase shares. The selling stockholder is selling shares only in the event that the over-allotment option is exercised.

	Per share	Total Without Exercise of Over-Allotment		Total With Exercise of Over-Allotment
Underwriting discounts and commissions payable by us	$	$		$
Underwriting discounts and commissions payable by the selling stockholder	$		$—	$

We estimate that expenses payable by us in connection with the offering of our common stock, other than the underwriting discounts and commissions referred to above, will be approximately $            . We have agreed to reimburse the underwriter for certain out-of-pocket expenses up to an aggregate of $100,000.

Indemnification

We and the selling stockholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Lock-up Agreements

We, our officers and directors and certain of our stockholders, including the selling stockholder, have agreed, subject to certain exceptions, for a period of 30 days after the date of the underwriting agreement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the underwriter. This 30-day period may be extended if (1) during the last 17 days of the 30-day period, we issue an earnings release or material news or a material event regarding us occurs or (2) prior to the expiration of the 30-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 30-day period, then the period of such extension will be 18-days, beginning on the issuance of the earnings release or the occurrence of the material news or material event. If after any announcement described in clause (2) of the preceding sentence, we announce that we will not release earnings results during the 16-day period, the lock-up period shall expire the later of the expiration of the 30-day period and the end of any extension of such period made pursuant to clause (1) of the preceding sentence. The underwriter may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the underwriter, or by an affiliate. Other than this prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us , the selling stockholder or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of shares of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. We, the selling stockholder and the underwriter make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, we, the selling stockholder and the underwriter make no representations that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Listing and Transfer Agent

Our common stock is listed on the Nasdaq Global Market and trades under the symbol “VRML.” The transfer agent of our common stock is Wells Fargo Shareowner Services.

Other

The underwriter and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services it has received and, may in the future receive, customary fees.

Notice to Investors in the United Kingdom

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriter to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of underwriter for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication by the issuer or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The underwriter has represented, warranted and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any of the shares in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b) it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

In particular, this document does not constitute an approved prospectus in accordance with European Commission’s Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to units which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relative Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than 43,000,000 euros; and (3) an annual net turnover of more than 50,000,000 euros, as shown in the last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the shares are “securities.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the previous part of this year and the years ended December 31, 2008, 2009 and 2010, we did not engage in, nor do we currently propose to engage in, any transaction or series of similar transactions to which we were, or are to be, a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (1) compensation agreements and other arrangements, which are described where required in “Management—Executive Compensation—Compensation Discussion and Analysis—Employment and Severance Agreements” and (2) the transactions described below. The material agreements relating to the transactions summarized below have been filed as exhibits to the registration statement of which this prospectus forms a part and the following summaries are qualified in their entirety by reference to the full text of such agreements.

Relationship with Quest Diagnostics Incorporated

Strategic Alliance Agreement

Quest is a significant stockholder of us. On July 22, 2005, Vermillion and Quest entered into a Strategic Alliance Agreement to develop and commercialize up to three diagnostic tests from our product pipeline (the “Strategic Alliance”). The Strategic Alliance Agreement was set to expire on the earlier of (i) the three-year anniversary of the agreement, which was July 22, 2008, and (ii) the date on which Quest commercializes three diagnostic tests. On July 21, 2008, Vermillion and Quest amended the Strategic Alliance Agreement to extend the term of the agreement to end on the earlier of (i) September 1, 2008 and (ii) the date on which Quest commercializes the three diagnostic tests. On October 24, 2008, Vermillion and Quest amended the Strategic Alliance Agreement to extend the term of the agreement to end on the earlier of (i) September 1, 2009 and (ii) the date on which Quest makes its third development election. On October 7, 2009, Vermillion and Quest amended the strategic alliance agreement to extend the term of the agreement to end on the earlier of (i) October 7, 2012 and (ii) the date on which Quest commercializes the three diagnostic tests. To date, Quest has selected only two diagnostic tests, which are VASCLIR and the OVA1™ ovarian tumor triage test (the “OVA1 Test”), to commercialize. On November 10, 2010, Vermillion and Quest further amended the Strategic Alliance Agreement (the Strategic Alliance Agreement and the July 21, 2008, October 24, 2008, October 7, 2009 and November 10, 2010 amendments are collectively referred to as the “Amended Strategic Alliance Agreement”) to give Quest the exclusive right to commercialize the OVA1 Test for up to three additional years from the period as specified in the Strategic Alliance Agreement and to establish royalties, fees, and other payments related to the performance of the OVA1 Test. Pursuant to the Amended Strategic Alliance Agreement, Quest will have the non-exclusive right to commercialize each of the tests other than the OVA1 Test on a worldwide basis, with exclusive commercialization rights in each exclusive territory, as this term is defined in the Amended Strategic Alliance Agreement, beginning on the date each test is first commercialized and ending on the third anniversary of the date that such test is cleared or approved by the FDA. As part of the Strategic Alliance, there is a royalty arrangement under which Quest will pay royalties to us based on fees earned by Quest for applicable diagnostic services, and we will pay royalties to Quest based on our revenue from applicable diagnostic products.

Credit Agreement

On July 22, 2005, in connection with the Strategic Alliance Agreement, Quest provided us with a $10,000,000 secured line of credit, which is collateralized by certain of our intellectual property and may only be used for payment of certain costs and expenses directly related to develop and commercialize up to three diagnostic tests from our product pipeline. Under the terms of this secured line of credit, the interest rate is at the prime rate plus 0.5% and is payable monthly. Upon default on any principal or interest payment, the interest rate is increased to prime plus 2.0%. This secured line of credit also contains provisions for Quest to forgive portions of the amounts borrowed that corresponds to our achievement of certain milestones related to development, regulatory approval and commercialization of certain diagnostic tests. The amounts to be forgiven and the corresponding milestones we must achieve are:

(i) $1,000,000 for each application that allows a licensed laboratory test to be commercialized, with a maximum of three applications for $3,000,000;

(ii) $3,000,000 for the earlier of the FDA clearance of the first diagnostic test kit or commercialization of the first diagnostic test kit; and

(iii) $2,000,000 upon each FDA clearance of up to two subsequent diagnostic test kits but no later than the first commercialization of each such diagnostic test kit, with a maximum forgiveness of $4,000,000 for two diagnostic test kits.

If not otherwise forgiven, the principal amount outstanding and any unpaid interest of this secured line of credit will become due and payable on October 7, 2012.

We achieved the milestone for FDA clearance of the first diagnostic test kit when the OVA1 Test was cleared by the FDA in September 2009. While we were under bankruptcy protection, we had not paid accrued interest on the secured line of credit and were therefore in default. In January 2010, we emerged from bankruptcy protection and cured the default upon payment of accrued interest, and as a result of the cure, the principal on the secured line of credit was reduced by $3,000,000 to $7,000,000. No additional amounts have been forgiven through December 2010. We are in discussions with Quest regarding the achievement of an additional $1,000,000 forgiveness milestone related to the OVA1 Test under the terms of the Amended Strategic Alliance Agreement.

In connection with the Company’s Chapter 11 bankruptcy proceeding on October 16, 2009, the Bankruptcy Court gave final approval for us to enter into a Debtor-In-Possession Credit and Security Agreement (the “Loan Agreement”) with Quest and to assume under Section 365 of the Bankruptcy Code the Amended Strategic Alliance Agreement. In connection with the assumption of the Amended Strategic Alliance Agreement, we also assumed certain other agreements with Quest related to the Amended Strategic Alliance Agreement, including the pre-petition warrants for the purchase of our common stock. Under the Loan Agreement, Quest agreed to provide a debtor-in-possession loan to us of up to $1,500,000 (the “DIP Financing”). The DIP Financing was secured by a first lien on substantially all of our assets and bore interest at the prime rate plus 0.5% per annum. The DIP Financing was to mature at the effective date of a plan of reorganization or February 28, 2010, if earlier. Under the Loan Agreement, we were bound by customary affirmative and negative covenants, including covenants with respect to the use of the funds provided by Quest, and customary events of default—including non-payment, breach of covenants and material breach of the Amended Strategic Alliance Agreement—that may have resulted in acceleration of outstanding amounts, if any, under the Loan Agreement. We received $400,000 under this agreement on October 27, 2009. On January 22, 2010, we repaid the $400,000 and interest of $4,000, which terminated the Loan Agreement.

Amendments to 2005 Stock Purchase Agreement

In connection with the Strategic Alliance Agreement, we sold 622,500 shares of our common stock and a warrant to purchase up to an additional 220,000 shares of our common stock with an exercise price of $35.00 per share and expiration date of July 22, 2010, to Quest for net proceeds of $14,954,000. The related stock purchase agreement provided certain registration rights, whereby Quest may demand that its shares of our common stock be registered under the Securities Act by us, or Quest may elect that its shares of our common stock be included in another registration statement under the Securities Act if filed by us, subject to various conditions. On January 12, 2006, the warrant to purchase 220,000 shares of our common stock held by Quest was amended to clarify that the total number of shares of our common stock purchased pursuant to the stock purchase agreement and issuable upon exercise of the warrant will at no time exceed 19.90% of the total number of outstanding shares of our common stock, provided that Quest may, prior to or concurrently with the exercise of the warrant, sell such number of shares of our common stock that, after the exercise of the warrant and such sale of shares, Quest would not own more than 19.90% of our common stock.

On August 29, 2007, we completed a private placement sale of 2,451,309 shares of our common stock and warrants to purchase up to an additional 1,961,047 shares of our common stock with an exercise price of $9.25 per share and expiration date of August 29, 2012, to a group of new and existing investors for $20,591,000 in gross proceeds (collectively referred to as the “August 29, 2007, Private Placement Sale”) In connection with Quest’s participation in the August 29, 2007, Private Placement Sale, Vermillion amended the warrant to purchase an additional 220,000 shares of our common stock that was originally issued to Quest on July 22, 2005. Pursuant to the terms of the amendment, the exercise price for the warrant to purchase 220,000 shares of our common stock was reduced from $35.00 per share to $25.00 per share and the expiration date of was extended from July 22, 2010, to July 22, 2011.

Relationship with Bio-Rad

Asset Purchase Agreement

Bio-Rad was formerly a significant stockholder of us. On November 13, 2006, we completed the sale to Bio-Rad of our Instrument Business, which includes our SELDI technology, ProteinChip® arrays and accompanying software. Pursuant to the terms of the Asset Purchase Agreement entered into with Bio-Rad on August 14, 2006, Bio-Rad paid us approximately $16,0000,000 in cash at the closing of the transaction. An additional $4,000,000 of contingent cash consideration included $2,000,000, subject to certain adjustments, to be held in escrow as security for certain obligations of us for three years following the closing, and $2,000,000 as a holdback amount to be held by Bio-Rad until the issuance of a re-examination certificate confirming a SELDI patent. We also entered into a number of ancillary agreements, as set forth in greater detail below.

Sublicense Agreement

In connection with the asset sale of our Instrument Business to Bio-Rad, we sublicensed to Bio-Rad certain rights to the core SELDI technology for use outside of the clinical diagnostics field. We retained exclusive rights to the license rights for use in the field of clinical diagnostics for a five-year period, after which the license will be co-exclusive in this field. The rights to the core SELDI technology are derived through royalty-bearing sublicenses from MAS. MAS holds an exclusive license to patents directed to the SELDI technology from the owner, Baylor College of Medicine. In 1997, MAS granted certain rights under these patents to our wholly owned subsidiaries, IllumeSys Pacific, Inc. and Ciphergen Technologies, Inc. We obtained further rights under the patents in 2003 through sublicenses and assignments executed as part of the settlement of a lawsuit between Ciphergen, MAS, LumiCyte and T. William Hutchens. Together, the sublicenses and assignments provide all rights to develop, make and have made, use, sell, import, market and otherwise exploit products and services covered by the patents throughout the world in all fields and applications, both commercial and non-commercial. The sublicenses carry the obligation to pay MAS a royalty equal to 2% of revenues recognized between February 21, 2003 and the earlier of (i) February 21, 2013, or (ii) the date on which the cumulative payments to MAS have reached $10,000,000. Under our sublicense agreement with Bio-Rad, Bio-Rad agreed to pay the royalties due to MAS under the license rights, either directly to us (to be paid to MAS) or directly to MAS, at its option.

Cross-License Agreement

In connection with the sale of our Instrument Business to Bio-Rad, we also entered into a Cross-License Agreement with Bio-Rad whereby we retained the royalty-free, exclusive right to commercially exploit existing technology, including SELDI technology, in the clinical diagnostics market, which market is comprised of clinical diagnostics developers, commercial clinical laboratories, our collaborators, home-users of clinical diagnostic assays, and physician’s office users of clinical diagnostic assays, for a period of five years after the effective date of the agreement, referred to herein as the exclusivity period, after which the rights become co-exclusive with Bio-Rad. Bio-Rad has the royalty-free, non-exclusive right under our retained intellectual property in existence as of the effective date of the agreement to commercially exploit the products, processes and services of the Instrument Business outside of the clinical diagnostics market. We and Bio-Rad have also granted each other the first right to negotiate in good faith to obtain a non-exclusive, worldwide license on commercially reasonable terms for any improvements created or developed and owned by such party during the exclusivity period for commercialization in the clinical diagnostics market, in the case of us, and outside the clinical diagnostics market, in the case of Bio-Rad. Bio-Rad also agreed (1) during the exclusivity period, not to sell products or services in the clinical diagnostics market that utilize the SELDI technology or enter into any agreement with any third party to sell any such products or services or (2) not to sell products or services in the clinical diagnostics market that utilize any mass spectrometry technology, or to enter into any agreement with any third party to sell any such products or services for a period of one year after the effective date of the agreement.

Manufacture and Supply Agreement

Since the sale of our Instrument Business to Bio-Rad, Bio-Rad has taken over our manufacturing operations. In connection with the asset sale, we entered into a Manufacture and Supply Agreement with Bio-Rad on November 13, 2006 whereby we agreed to purchase from Bio-Rad the Research Tools Products necessary to support our diagnostics efforts.

Under this agreement, we provided Bio-Rad quarterly, non-binding twelve-month rolling forecasts setting forth our anticipated needs for Research Tools Products over the forecast period. We were permitted to provide revised forecasts as necessary to reflect changes in demand for the products, and Bio-Rad was required to use commercially reasonable efforts to supply amounts in excess of the applicable forecast. Either party was permitted to terminate the agreement for convenience upon 180 days’ prior written notice, or upon default if the other party failed to cure such default within 30 days after notice thereof. In a letter from us to Bio-Rad dated May 2, 2008, we exercised our right to terminate the November 13, 2006 manufacture and supply agreement for convenience upon 180 days’ written notice. Consequently, termination of the agreement became effective on October 29, 2008. In October 2009, Bio-Rad filed a proof of claim in our bankruptcy case based on certain contract claims for approximately $1,000,000. We are attempting to resolve the contract claim and have accrued for this contingency within general and administrative expense at September 30, 2010 and December 31, 2009. Management cannot predict the ultimate outcome of this matter at this time.

Sublease

In connection with the Bio-Rad asset sale, we entered into a Sublease Agreement with Bio-Rad, pursuant to which we sublease approximately 29,000 square feet of our former facility located in Fremont, California. Bio-Rad was permitted to use the sublet premises only for general office, laboratory, research and development, and other uses necessary to conduct their business, and may not sublet the premises without our consent. The sublease expired on July 31, 2008. Rent under the sublease was payable monthly and consisted of base rent plus a proportionate share of certain other expenses including property taxes, management fees, insurance, maintenance and utilities. Rent and certain other facility related expenses was paid directly to us. In accordance with the terms of the master lease, all payments received by us from Bio-Rad under the sublease were paid to the landlord under the master lease. We received approximately $357,000, $1,628,000 and $949,000 from Bio-Rad under the sublease during the years ended 2006, 2007 and 2008, respectively.

Stock Purchase Agreement

In connection with the sale of the Instrument Business to Bio-Rad, we also entered into a Stock Purchase Agreement with Bio-Rad pursuant to which we issued and sold 3,086,420 shares of our common stock to Bio-Rad for an aggregate purchase price of $3,000,000. The purchase price of $0.972 per share was based on the average closing price for the five days preceding the stock purchase agreement on August 14, 2006. For accounting purposes, the 3,086,420 shares purchased are valued at $1.17 per share, the closing price on November 13, 2006, the day the transaction closed. The Stock Purchase Agreement with Bio-Rad also provided for certain registration rights whereby if we file a registration statement under the Securities Act, Bio-Rad may elect to include their shares in that registration, subject to various conditions. Bio-Rad has exercised these rights.

Relationship with S.A.C. Capital Associates

On January 7, 2010, we completed a private placement sale of 2,327,869 shares of our common stock at a price of $18.4932 per share with a group of investors for $43,049,858 in gross proceeds (the “January 7, 2010, Private Placement Sale”). In connection with the January 7, 2010, Private Placement Sale, S.A.C. Capital Associates acquired 952,546 shares of our common stock.

Relationship with Columbia Wanger

In connection with the January 7, 2010, Private Placement Sale of us, Columbia Wanger acquired 973,327 shares of our common stock.

Directors and Executive Officers

We have entered into indemnification agreements with each of our directors and executive officers, which require us to indemnify its directors and officers to the fullest extent permitted by law in the State of Delaware.

Review and Approval of Transactions with Related Persons

Our written corporate governance guidelines require all members of the Board of Directors to inform the Audit Committee of the Board of Directors of all types of transactions between themselves (directly or indirectly) and us, prior to their conclusion, even if such transactions are in the ordinary course of business. The Audit Committee reviews and approves all related party transactions for which Audit Committee approval is required by applicable law or the rules of the Nasdaq Stock Market. The guidelines also provide that the Board of Directors should ensure that there is no abuse of corporate assets or unlawful related party transactions.

Our corporate governance guidelines are posted under the Investor Relations section of our website at http://www.vermillion.com. Information contained in our website is not incorporated by reference into and does not form any part of this prospectus.

DESCRIPTION OF CAPITAL STOCK

As of September 30, 2010, we were authorized to issue up to 150,000,000 shares of common stock and 5,000,000 shares of preferred stock under our amended and restated certificate of incorporation.

Common Stock

As of September 30, 2010, we had 10,416,085 shares of our common stock outstanding and 1,102,683 shares of our common stock are reserved for future issuance to employees, directors and consultants pursuant to our employee stock plans, which excludes 841,485 shares of our common stock that were subject to outstanding options. We granted 302,541 shares of restricted stock to the Directors pursuant to the Debtor’s Incentive Plan and 25,000 shares of restricted stock awards to certain employees pursuant to the 2010 Plan. These shares are subject to a vesting schedule of twenty-four months beginning June 22, 2009. In addition, as of September 30, 2010, warrants to purchase 415,782 shares of our common stock were outstanding at exercise prices ranging from $9.25 to $25.00 per share, with a weighted average exercise price of $17.59 per share. At September 30, 2010, there were 250,000 shares of our common stock reserved for issuance upon conversion of the 7.00% Notes.

Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences to which holders of preferred stock may be entitled, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of us, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by us in this offering, when issued and paid for will be, fully paid and nonassesable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Preferred Stock

There are no shares of our preferred stock outstanding.

Our Board of Directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as shall be determined by the Board of Directors. The rights for the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of us. We have no present plans to issue any shares of preferred stock.

Warrants

As of September 30, 2010, warrants to purchase 415,782 shares of common stock at exercise prices ranging from $9.25 to $25.00 were outstanding, with a weighted exercise price of $17.59 per share. All outstanding warrants contain provisions for the adjustment of the exercise price in the event of stock dividends, stock splits, reorganizations, reclassifications or mergers. In addition, certain of the warrants contain anti-dilution provisions and a “cashless exercise” feature that allows the holders thereof to exercise the warrants without a cash payment to us under certain circumstances. The rights of the shares of common stock issuable upon exercise of all of our outstanding warrants shall be the same as those described under “Common Stock” above.

Convertible Notes

As of September 30, 2010 we had outstanding $5,000,000 principal amount of the 7.0% Notes. The 7.0% Notes are convertible into shares of our common stock at conversion rate of 500 shares per $1,000 aggregate principal amount of notes, which is equal to a conversion price of $20.00 per share. The conversion price of the 7.0% Notes, and hence the conversion rate, is subject to adjustment upon the occurrence of certain events, such as stock splits, stock dividends and other distributions or recapitalizations.

Section 203 of the Delaware Corporation Law

Section 203 of the General Corporation Law of the State of Delaware, or DGCL, prevents an “interested stockholder” (defined in Section 203 of the DGCL, generally, as a person owning 15% or more of a corporation’s outstanding voting stock), from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder, unless:

•

before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•

upon consummation of the transaction that resulted in the interested stockholder’s becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•

following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

The provisions of Section 203 of the DGCL could make a takeover of our company difficult.

Effect of Certain Provisions of our Certificate of Incorporation and Bylaws

Certain provisions of our Fourth Amended and Restated Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Our Bylaws eliminate the right of stockholders to call special meetings of stockholders or to act by written consent without a meeting and require advance notice for stockholder proposals and director nominations, which may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us. The amendment of any of these provisions would require approval by holders of at least 66 2/3% of our outstanding common stock.

Limitation of Liability

Section 145 of the DGCL provides a detailed statutory framework covering indemnification of officers and directors against liabilities and expenses arising out of legal proceedings brought against them by reason of their being or having been directors or officers. Section 145 generally provides that a director or officer of a corporation:

•	shall be indemnified by the corporation for all expenses of such legal proceedings when he is successful on the merits;

•

may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and

•

may be indemnified by the corporation for the expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

The indemnification discussed in the second and third clauses above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction. The indemnification discussed in the third clause above may not apply, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his duties to the corporation, unless a corporation determines that despite such adjudication, but in view of all the circumstances, he is entitled to indemnification.

Article VII of our Fourth Amended and Restated Certificate of Incorporation and Article VI of our Bylaws provide in substance that, to the fullest extent permitted by the DGCL, each director and officer shall be indemnified against reasonable costs and expenses, including attorney’s fees, and any liabilities which he may incur in connection with any action to which he may be made a party by reason of his being or having been a director or officer of our company, a predecessor of our company, or serves or served as a director, officer or employee of another enterprise at the request of our company or any predecessor of our company. The indemnification provided by our certificate of incorporation is not deemed exclusive of or intended in any way to limit any other rights to which any person seeking indemnification may be entitled. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	under Section 174 of the DGCL, or

•	for any transaction from which the director derived an improper personal benefit.

Article VII of our Fourth Amended and Restated Certificate of incorporation provides for the elimination of personal liability of a director for monetary damages for breach of fiduciary duty, as permitted by Section 102(b)(7) of the DGCL. We maintain liability insurance on our officers and directors against liabilities that they may incur in such capacities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

Listing

Currently, our shares are traded on the Nasdaq Global Market under the symbol “VRML”.

LEGAL MATTERS

Paul, Hastings, Janofsky & Walker LLP, Palo Alto, California, will pass upon the validity of the shares of common stock being registered by the registration statement of which this prospectus is a part. Lowenstein Sandler PC, Roseland, New Jersey, is representing the underwriter in connection with this offering.

EXPERTS

The financial statements as of December 31, 2009 and December 31, 2008 and for each of the three years in the period ended December 31, 2009 included in this prospectus have been so included in reliance on the report (which report contains an explanatory paragraph related to the Company’s voluntary filing and subsequent emergence from bankruptcy protection as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the public conference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov.

You may request a copy of any or all of the information that has been incorporated in this prospectus but that has not been delivered, at no cost, by writing or telephoning us at the following address or phone number:

Vermillion, Inc.

12117 Bee Caves Road, Building Two, Suite 100

Austin, TX 78738

(512) 519-0400

You should rely only on the information provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2008 and 2009 and September 30, 2010 (unaudited)	F-3
Consolidated Statements of Operations for the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2009 and 2010 (unaudited)	F-4
Consolidated Statements of Changes in Stockholders’ Deficit and Comprehensive Loss for the years ended December 31, 2007, 2008 and 2009	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2009 and 2010 (unaudited)	F-6
Notes to Consolidated Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Vermillion, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' deficit and comprehensive loss and of cash flows present fairly, in all material respects, the financial position of Vermillion, Inc. and its subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company voluntarily filed for Chapter 11 bankruptcy protection on March 30, 2009 and subsequently emerged from bankruptcy on January 22, 2010.

/s/ PricewaterhouseCoopers LLP

San Jose, California

May 20, 2010

VERMILLION, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands, Except Share and Par Share Amounts)

	December 31,		September 30, 2010
	2008	2009
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,464	$3,440	$25,292
Accounts receivable	31	—	261
Prepaid expenses and other current assets	326	454	605

Total current assets	2,821	3,894	26,158
Property and equipment, net	611	189	197
Long-term investments, at fair value	341	526	—
Other assets	85	—	12

Total assets	$3,858	$4,609	$26,367

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,676	$2,227	$1,105
Accrued liabilities	2,372	1,903	3,095
Accrued incentive plan with related parties	—	—	2,595
Debtor-in-possession loan with related party	—	400	—
Current portion of convertible senior notes, net of discount	2,500	—	5,000
Deferred revenue	—	—	1,344

Total current liabilities	6,548	4,530	13,139
Long-term debt owed to related party	10,000	10,000	7,000
Convertible senior notes, net of discount	16,378	—	—
Warrant liability	—	5,659	304
Long-term deferred revenue	—	—	1,133
Liabilities subject to compromise		11,737	—
Other liabilities	—	—	311

Total liabilities	32,926	31,926	21,887

Commitments and contingencies (Note 9)
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding at December 31, 2008, 2009 and September 30, 2010 (unaudited)	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 6,383,916, 7,918,705 and 10,416,085 shares issued and outstanding at December 31, 2008, 2009, and September 30, 2010 (unaudited), respectively	6	8	10
Additional paid-in capital	228,560	252,196	299,124
Accumulated deficit	(257,472)	(279,475)	(294,495)
Accumulated other comprehensive loss	(162)	(46)	(159)

Total stockholders’ (deficit) equity	(29,068)	(27,317)	4,480

Total liabilities and stockholders’ (deficit) equity	$3,858	$4,609	$26,367

See accompanying notes to consolidated financial statements.

VERMILLION, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Amounts in Thousands, Except Share and Per Share Amounts)

	Year Ended December 31,			Nine months ended September 30,
	2007	2008	2009	2009	2010
				(unaudited)
Revenue:
Product	$—	$10	$—	$—	$159
License	—	—	—	—	671
Service	44	114	—	—	—

Total revenue	44	124	—	—	830

Cost of revenue:
Product	—	4	—	—	25
Service	28	20	—	—	—

Total cost of revenue	28	24	—	—	25

Gross profit	16	100	—	—	805

Operating expenses:
Research and development	8,321	5,289	2,346	1,515	2,797
Sales and marketing	2,067	2,019	455	420	1,751
General and administrative	10,858	7,309	2,562	1,928	6,604

Total operating expenses	21,246	14,617	5,363	3,863	11,152

Gain on sale of instrument business	1,610	—	—	—	—
Loss from operations	(19,620)	(14,517)	(5,363)	(3,863)	(10,347)

Interest income	734	399	28	21	25
Interest expense	(2,302)	(2,035)	(1,691)	(1,375)	(375)
Loss(gain) on investments in auction rate securities	—	(2,176)	—	—	58
Change in fair value and exercise of warrants	—	—	(12,106)	(9,473)	4,427
Debt conversion costs	—	—	(819)	—	(141)
Reorganization items	—	—	(2,066)	(935)	(1,641)
Reorganization items—related party incentive plan	—	—	—	—	(6,932)
Other income (expense), net	69	(41)	(20)	13	(94)

Loss before income taxes	(21,119)	(18,370)	(22,037)	(15,612)	(15,020)
Income tax benefit (expense)	(163)	40	(11)	(11)	—

Net loss	$(21,282)	$(18,330)	$(22,048)	$(15,623)	$(15,020)

Loss per share—basic and diluted	$(4.47)	$(2.87)	$(3.31)	$(2.45)	$(1.45)

Shares used to compute basic and diluted loss per common share	4,765,341	6,381,802	6,662,231	6,387,354	10,345,995

See accompanying notes to consolidated financial statements.

VERMILLION, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT AND COMPREHENSIVE LOSS

(Amounts in Thousands, Except Share and Per Share Amounts)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity (Deficit)	Comprehensive Loss
	Shares	Amount
Balance at December 31, 2006	3,922,044	$39	$207,991	$(217,860)	$(71)	$(9,901)
Net loss	—	—	—	(21,282)	—	(21,282)	$(21,282)
Change in unrealized loss on available for sale securities	—	—	—	—	(98)	(98)	(98)
Foreign currency translation adjustment	—	—	—	—	(52)	(52)	(52)

Comprehensive loss							$(21,432)

Common stock issued in conjuntion with execise of stock options	2,031	—	24	—	—	24
Common stock shares issued in connection with employee stock purchase plan	4,813	—	42	—	—	42
Private placement offering of common stock and common stock warrants, net of issuance costs and registration fees	2,451,309	25	18,902	—	—	18,927
Effect of 1 for 10 reverse stock split	—	(58)	58	—	—	—
Stock compensation charge	—	—	878	—	—	878

Balance at December 31, 2007	6,380,197	6	227,895	(239,142)	(221)	(11,462)
Net loss	—	—	—	(18,330)	—	(18,330)	$(18,330)
Change in unrealized gain(loss) on available for sale securities	—	—	—	—	98	98	98
Foreign currency translation adjustment	—	—	—	—	(39)	(39)	(39)

Comprehensive loss							$(18,271)

Registration costs adjustment related to private placement offering	—	—	26	—	—	26
Payment for fractional shares related to 1 for 10 reverse stock split	(31)	—	—	—	—	—
Common stock shares issued in connection with employee stock purchase plan	3,750	—	3	—	—	3
Stock compensation charge	—	—	636	—	—	636

Balance at December 31, 2008	6,383,916	6	228,560	(257,472)	(162)	(29,068)
Net loss	—	—	—	(22,048)	—	(22,048)	$(22,048)
Cumulative effect of a change in accounting principle to reclassify certain warrants to warrant liability				(21)		(21)
Cumulative effect adjustment to reclassify a portion of previously recognized other-than temporary impairment of auction rate securities	—	—	—	66	(66)	—	—
Change in unrealized gain(loss) on available for sale securities	—	—	—	—	185	185	185
Foreign currency translation adjustment	—	—	—	—	(3)	(3)	(3)

Comprehensive loss							$(21,866)

Warrant exercises	886,372	1	10,015	—	—	10,016
Conversion of convertible senior notes	648,417	1	13,050	—	—	13,051
Stock compensation charge	—	—	571	—	—	571

Balance at December 31, 2009	7,918,705	$8	$252,196	$(279,475)	$(46)	$(27,317)

See accompanying notes to consolidated financial statements.

VERMILLION, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in Thousands)

	Year Ended December 31,			Nine months ended September 30,
	2007	2008	2009	2009	2010
				(unaudited)
Cash flows from operating activities:
Net loss	$(21,282)	$(18,330)	$(22,048)	$(15,623)	$(15,020)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on sale of instrument business	(1,610)	—	—	—	—
Charge on impairment and (gain) loss on sale of investments	—	2,176	—	—	(58)
Change in warrant value and gain from warrant exercise, net	—	—	12,106	9,473	(4,427)
Accrued incentive plan with related parties	—	—	—	—	4,141
Non-cash license revenue	—	—	—	—	(671)
Debt conversion costs	—	—	819	—	141
(Gain) loss on sale and disposal of property and equipment	(50)	334	(2)	(2)	54
Depreciation and amortization	1,181	928	335	270	103
Stock-based compensation expense	878	636	571	345	1,177
Amortization of debt discount	239	211	73	45	—
Amortization of debt issuance costs	71	58	9	9	—
Write-off of debt issuance costs and discounts related to debt subject to compromise	—	—	93	93	—
Impairment of property and equipment	—	—	87	—	—
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	10	(12)	31	31	(261)
Decrease (increase) in prepaid expenses and other current assets	877	778	(108)	11	(163)
Decrease in other assets	19	555	—	—	—
Increase (decrease) in accounts payable and accrued liabilities	(501)	(2,469)	4,920	3,028	191
Decrease in deferred revenue	(18)	(27)	—	—	148
Decrease in other liabilities	(82)	(278)	—	—	—
Reorganization items	—	—	—	—	(3,859)

Net cash used in operating activities	(20,268)	(15,440)	(3,114)	(2,320)	(18,504)

Cash flows from investing activities:
Proceeds from sales of investments	6,300	14,458	—	—	465
Purchases of investments	(19,175)	(4,100)	—	—	—
Proceeds from sale of instrument business	2,000	—	—	—	—
Purchase of certificate of deposit pledged as collateral on letter of credit	—	(100)	—	—	—
Proceeds from sale of property and equipment	55	150	2	2	5
Purchase of property and equipment	(864)	(85)	—	—	(170)
Proceeds from maturity of CD pledged as collateral on letter of credit	—	—	40	40	—

Net cash provided by (used in) investing activities	(11,684)	10,323	42	42	300

Cash flows from financing activities:
Proceeds from (repayment of) debtor-in-possession loan financing with related party	—	—	400	—	(400)
Principal repayment of 4.50% convertible senior notes	—	—	—	—	(2,195)
Proceeds from private placement offering of common stock, net of issuance costs	—	—	—	—	42,782
Proceeds from private placement offering of common stock and common stock warrants, net of issuance costs and registration fees	18,927	—	—	—	—
Proceeds from issuance of common stock from exercise of stock options	24	—	—	—	42
Proceeds from stock warrant exercises, net of issuance costs	—	—	3,651	1,275	(133)
Proceeds from purchase of common stock by employee stock purchase plan	42	3		—	—
Issuance costs related to conversion of convertible senior notes	—	—	—	—	(46)
Proceeds of loan from related party	2,917	—	—	—	—

Net cash provided by financing activities	21,910	3	4,051	1,275	40,050

Effect of exchange rate changes on cash and cash equivalents	(52)	(39)	(3)	(1)	6

Net increase (decrease) in cash and cash equivalents	(10,094)	(5,153)	976	(1,004)	21,852
Cash and cash equivalents, beginning of year	17,711	7,617	2,464	2,464	3,440

Cash and cash equivalents, end of year	$7,617	$2,464	$3,440	$1,460	$25,292

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$1,807	$1,859	$67	$67	$1,341
Income taxes	214	35	10	10	—
Noncash investing and financing activities:
Unrealized (gain) loss on investments	$(98)	$98	$(185)	$(123)	—
Principal reduction from conversion of senior convertible notes	—	—	—	—	(170)
Principal reduction from forgiveness of Quest secured line of credit	—	—	—	—	(3,000)
Cumulative effect of change in accounting principle—warrant liability	—	—	(21)	(21)	—
Cumulative effect of change in accounting principle—unrealized loss on investments	—	—	66	66	—
Registration costs adjustment related to private placement offering of common stock and warrants	—	26	—	—	—
Issuance of common stock from warrant exercise	—	—	6,365	2,050	1,059
Issuance of common stock from converrsion of principal and interest for senior convertible notes	—	—	13,051	—	504

See accompanying notes to consolidated financial statements.

VERMILLION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation and Summary of Significant Accounting and Reporting Policies

Organization

Vermillion, Inc. (“Vermillion”; Vermillion and its wholly-owned subsidiaries are collectively referred to as the “Company”) is incorporated in the state of Delaware, and is engaged in the business of discovering, developing and commercializing diagnostics tests in the fields of oncology, hematology, cardiology and women’s health. On March 9, 2010, the Company commercially launched OVA1™ ovarian tumor triage test (the “OVA1 Test”) and on September 20, 2010 the OVA1 Test was CE marked, a requirement for marketing the test in the European Union.

Liquidity

The Company has incurred significant net losses and negative cash flows from operations since inception. At December 31, 2009, the Company had an accumulated deficit of $279,475,000. On November 13, 2006, the Company completed the sale of assets and liabilities of the Company’s protein research products and collaborative services business (the “Instrument Business Sale”) to Bio-Rad Laboratories, Inc. (“Bio-Rad”). On March 30, 2009, the Company filed a voluntary petition for relief (the “Bankruptcy Filing”) under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On January 7, 2010, in connection with the Second Amended Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code (“Plan of Reorganization”), the Company completed a private placement sale of 2,327,869 shares of its common stock to a group of new and existing investors for $43,050,000 in gross proceeds. Subsequently on January 22, 2010, the confirmation order issued by the Bankruptcy Court for approving the Company’s Plan of Reorganization became final and all conditions precedent to January 22, 2010 were satisfied or waived. Accordingly, the Company emerged from bankruptcy under Chapter 11 (see Note 2). On March 9, 2010, the Company commercially launched the OVA1 Test. Due to the Instrument Business Sale and recent commercial launch of the OVA1 Test, the Company will have limited revenues until additional diagnostic tests are developed or the Company continues to successfully commercialize the OVA1 Test.

To become profitable in the near future, the Company may need to complete development of additional key diagnostic tests, obtain FDA approval and successfully commercialize those products in addition to the OVA1 Test. The Company’s ability to continue to meet its obligations and to achieve its business objectives is dependent upon, among other things, raising additional capital or generating sufficient revenue in excess of costs. The Company may seek to raise additional funding from various possible sources, including the public equity market, private financings, sales of assets, collaborative arrangements and debt. If Vermillion raises additional capital through the issuance of equity securities or securities convertible into equity, stockholders will experience dilution, and such securities may have rights, preferences or privileges senior to those of the holders of Vermillion’s common stock or convertible senior notes. If the Company raises additional funds by issuing debt, the Company may be subject to limitations on its operations, through debt covenants or other restrictions. If the Company obtains additional funds through arrangements with collaborators or strategic partners, the Company may be required to relinquish its rights to certain technologies or products that it might otherwise seek to retain.

There can be no assurance that the Company will be able to obtain such financing, or obtain it on acceptable terms. If the Company is unable to obtain financing on acceptable terms, it may be unable to execute its business plan, the Company could be required to reduce the scope of or eliminate its sales and marketing and research and development activities or not be able to pay its convertible senior notes.

Principals of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions have been eliminated in consolidation.

VERMILLION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Basis of Presentation

On February 15, 2008, Vermillion’s Board of Directors approved a 1 for 10 reverse stock split (the “Reverse Stock Split”) of Vermillion’s common stock effective at the close of business on March 3, 2008. All share and per share amounts were adjusted to take into account the Reverse Stock Split in the accompanying notes to the consolidated financial statements.

Use of Estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The primary estimates underlying the Company’s consolidated financial statements include the fair value of its investment portfolio, assumptions regarding variables used in calculating the fair value of its equity awards, income taxes and contingent liabilities. Actual results could differ from those estimates.

Unaudited Interim Financial Information

The accompanying consolidated balance sheet as of September 30, 2010 and the consolidated statements of income and of cash flows for the nine months ended September 30, 2009 and 2010 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to a fair statement of the Company’s financial position and results of operations and cash flows for the nine months ended September 30, 2009 and 2010. The financial data and other information disclosed in these notes to the consolidated financial statements related to the nine-month periods are unaudited. The results of the nine months ended September 30, 2010 are not necessarily indicative of the results to be expected for the year ending December 31, 2010 or for any other interim period of any other future year. Unaudited total comprehensive loss for the nine months ended September 30, 2010 and 2009 was $15,133,000 and $15,501,000, respectively.

Cash and Cash Equivalents and Long-term Investments

Cash and cash equivalents consist of cash and highly liquid investments with maturities of three months or less from the date of purchase, which are readily convertible into known amounts of cash and are so near to their maturity that they present an insignificant risk of changes in value because of interest rate changes. Highly liquid investments that are considered cash equivalents include money market funds, certificates of deposits, treasury bills and commercial paper. The carrying value of cash equivalents approximates fair value due to the short-term maturity of these securities.

The Company classifies all of its marketable securities as available-for-sale and carries these investments at fair value, based upon the levels of inputs described below. The amortized cost of securities in this category is adjusted for amortization of premiums and accretions of discounts to maturity. Such amortization is included in interest income. Realized gains and losses are recorded in our statement of operations.

The Company reviews the impairment of its investments on a quarterly basis in order to determine the classification of the impairment as “temporary” or “other-than-temporary”. Beginning January 1, 2009, if the fair value of a debt security is less than its amortized cost, the Company assesses whether the impairment is other-than-temporary. An impairment is considered other-than-temporary if: (i) the Company has the intent to sell the security; (ii) it is more likely than not that the Company will be required to sell the security before recovery of

VERMILLION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the entire amortized cost basis; or (iii) the Company does not expect to recover the entire amortized cost basis of the security. If an impairment is considered other than temporary based on condition (i) or (ii) described above, the entire difference between the amortized cost and the fair value of the debt security is recognized in earnings. If an impairment is considered other than temporary based on condition (iii) described above, the amount representing credit losses (defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis of the debt security) will be recognized in earnings and the amount relating to all other factors will be recognized in other comprehensive loss. Prior to January 1, 2009, declines in the fair value of debt securities deemed to be other-than-temporary were reflected in earnings as realized losses. Once an other-than-temporary impairment is recorded, a new cost basis in the investment is established.

With respect to the auction rate securities that were held as of January 1, 2009, The Company determined that the cumulative effect adjustment required to reclassify the non-credit portion of previously recognized other-than-temporarily impaired adjustments was $66,000. Therefore, the Company decreased its accumulated deficit and increase its accumulated other comprehensive loss by the $66,000 cumulative effect adjustment. With respect to the $1 million of par value auction rate securities investments held as of December 31, 2009, the unrealized losses included in accumulated comprehensive loss was $119,000. On July 26, 2010, we sold the auction rate securities investments for total proceeds of $465,000 and recorded a realized gain on investment of $58,000.

Fair Value Measurement

The Company adopted ASC 820, “Fair Value and Measurements,” in the first quarter of 2008. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Our short-term investments primarily utilize broker quotes in a non-active market for valuation of these securities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

ASC 820 requires us to maximize the use of observable inputs and minimize the use of unobservable inputs. If a financial instrument uses inputs that fall in different levels of the hierarchy, the instrument will be categorized based upon the lowest level of input that is significant to the fair value calculation. Our financial assets measured at fair value on a recurring basis include securities available for sale. Securities available for sale include money market funds and auction rate securities in credit linked private placement notes.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, a certificate of deposit, investments in marketable securities and accounts receivable. The Company maintains the majority of its cash and cash equivalents in recognized financial institutions in the

VERMILLION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

United States. The Company also maintains cash deposits with banks in Western Europe, Canada, China and Japan. The Company has not experienced any losses associated with its deposits of cash and cash equivalents. The Company has pledged a certificate of deposit as collateral on a letter of credit serving as a security deposit on its principal facility (see description of operating lease in Note 9, “Commitments and Contingencies”). This certificate of deposit is maintained in a recognized financial institution in the United States. The Company’s investment in marketable securities consists of auction rate securities, and is managed by a recognized financial institution in the United States. The Company does not invest in derivative instruments or engage in hedging activities. The auction rate securities investments were sold in July 2010 and the letter of credit expired in October 2010.

The Company’s accounts receivable are derived from sales made to customers located in North America. The Company performs ongoing credit evaluations of its customers’ financial condition and generally does not require collateral. The Company maintains an allowance for doubtful accounts based upon the expected collectability of accounts receivable. The Company’s accounts receivable at December 31, 2008 and revenues for the year ended December 31, 2008 are from two customers. The Company’s accounts receivable at September 30, 2010 and revenue for the nine months then ended are from one customer.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. Property and equipment are depreciated using the straight-line method over the estimated useful lives, generally three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life of the asset or the remaining term of the lease. Maintenance and repairs are charged to operations as incurred. Upon sale or retirement of assets, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations.

Property, plant and equipment are reviewed for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If property, plant and equipment are considered to be impaired, an impairment loss is recognized.

Revenue Recognition

Product Revenue. The Company derives its product revenues from sales of the OVA1 Test. Our product revenues for tests performed are recognized when the following revenue recognition criteria are met: (1) persuasive evidence that an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured. Prior to meeting all of these revenue recognition criteria for tests performed during the period, we recognize deferred revenue on the consolidated balance sheet. Accounts receivable from Quest totaled none, none and $261,000 at December 31, 2008, 2009 and September 30, 2010, respectively.

License Revenue. Under the terms of the secured line of credit with Quest Diagnostics Incorporated (“Quest”), portions of the borrowed principal amounts may be forgiven upon the Company’s achievement of certain milestones relating to the development, regulatory approval and commercialization of certain diagnostic tests (see Note 4). We account for forgiveness of principal debt balances as license revenues over the term of the exclusive sales period that Quest receives upon commercialization of an approved diagnostic test. Until we have a meaningful history of product sales that provide a reasonable basis for estimating future product sales, we recognize license revenue straight-line over the 2.5-year period of Quest’s sales exclusivity beginning on the OVA1 Test commercialization date of March 9, 2010. Through September 30, 2010, a total of $3,000,000 has been forgiven by Quest based upon milestone achievement.

VERMILLION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenue from other product sales, including consumables, is recognized upon product shipment, provided no significant obligations remain and collection of the receivables is reasonably assured. Revenue from shipping and handling is recognized upon product shipment, based on the amount billed to customers for shipping and handling. The related cost of shipping and handling is included in cost of revenue upon product shipment. Services revenue was recognized upon completion of work and receipt of payment.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs consist primarily of payroll and related costs, materials and supplies used in the development of new products, and fees paid to third parties that conduct certain research and development activities on behalf of the Company. Software development costs incurred in the research and development of new products are expensed as incurred until technological feasibility is established.

Stock-Based Compensation

The Company account for stock options and stock purchase rights related to its 2000 Stock Plan (the “2000 Plan”) and 2000 Employee Stock Purchase Plan (the “2000 ESPP”) and the Vermillion, Inc. 2010 Stock Incentive Plan (the “2010 Plan”) under the provisions of ASC 718 , “Compensation—Stock Compensation,” (“ASC 718”) which requires the recognition of the fair value of stock-based compensation. The fair value of stock options and 2000 ESPP shares is estimated using a Black-Scholes option valuation model. This model requires the input of subjective assumptions in implementing ASC 718 including expected stock price volatility, expected life and estimated forfeitures of each award. The fair value of equity-based awards is amortized over the vesting period of the award, and we have elected to use the straight-line method of amortization. These assumptions consist of estimates of future market conditions, which are inherently uncertain, and therefore are subject to management’s judgment.

The expected life of options is based on historical data of Vermillion’s actual experience with the options it has granted and represents the period of time that the options granted are expected to be outstanding. This data includes employees’ expected exercise and post-vesting employment termination behaviors. The expected stock price volatility is estimated using a combination of historical and peer group volatility for a blended volatility in deriving the expected volatility assumption for the year ended December 31, 2009 and the nine months ended September 30, 2010. The Company made an assessment that blended volatility is more representative of future stock price trends than just using historical or peer group volatility, which corresponds to the expected life of the options. The expected dividend yield is based on the estimated annual dividends that Vermillion expects to pay over the expected life of the options as a percentage of the market value of Vermillion’s common stock as of the grant date. The risk-free interest rate for the expected life of the options granted is based on the United States Treasury yield curve in effect as of the grant date.

The expected life of shares purchased under the 2000 ESPP is six months, which corresponds to the offering period. The expected stock price volatility is estimated using a combination of historical and peer group volatility for a blended volatility in deriving the expected volatility assumption, which corresponds to the offering period. The expected dividend yield is based on the estimated annual dividends that Vermillion expects to pay over the expected life of shares purchased under the 2000 ESPP as a percentage of the market value of Vermillion’s common stock as of the grant date. The risk-free interest rate for the expected life of the shares purchased under the 2000 ESPP is based on the United States Treasury yield curve in effect as of the beginning of the offering period.

VERMILLION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Contingencies

We account for contingencies in accordance with ASC 450 Contingencies (“ASC 450”). ASC 450 requires that an estimated loss from a loss contingency shall be accrued when information available prior to issuance of the financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and when the amount of the loss can be reasonably estimated. Accounting for contingencies such as legal and contract dispute matters requires us to use our judgment. We believe that our accruals for these matters are adequate. Nevertheless, the actual loss from a loss contingency might differ from our estimates.

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and the tax bases of assets and liabilities using the current tax laws and rates. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts more likely than not expected to be realized.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation (“FIN”) 48, “Accounting for Uncertainty in Income Taxes”, (codified primarily in FASB ASC Topic 740-10-50, “Accounting for Uncertainty of Income Taxes”) which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with Statement of Financial Accounting Standards (“SFAS”) 109, “Accounting for Income Taxes” (codified primarily in FASB ASC Topic 740, Income Taxes). ASC Topic 740-10-50 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more likely than not recognition threshold at the effective date to be recognized upon the adoption of ASC Topic 740-10-50 and in subsequent periods. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company recognizes interest and penalties related to unrecognized tax benefits within the interest expense line and other expense line, respectively, in the consolidated statement of operations. Accrued interest and penalties are included within the related liability lines in the consolidated balance sheet.

The Company adopted the provisions of ASC Topic 740-10-50, on January 1, 2007. The adoption of ASC Topic 740-10-50 had no impact on the Company’s financial statements.

Foreign Currency Translation

The functional currency of Ciphergen Biosystems KK is the Japanese yen. Accordingly, all balance sheet accounts of this operation are translated into United States dollars using the current exchange rate in effect at the balance sheet date. The revenues and expenses of Ciphergen Biosystems KK are translated using the average exchange rates in effect during the period, and the gains and losses from foreign currency translation are recorded in accumulated other comprehensive loss.

The functional currency of all other foreign operations is the United States dollar. Accordingly, all monetary assets and liabilities of these foreign operations are translated into United States dollars at current period-end exchange rates and non-monetary assets and related elements of expense are translated using historical rates of exchange. Income and expense elements are translated to United States dollars using average exchange rates in effect during the period. Gains and losses from the foreign currency transactions of these subsidiaries are recorded as other income (expense).

VERMILLION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss consists of unrealized gain (losses) from available-for-sale securities and foreign currency translation adjustment.

Loss Per Share

Basic loss per share is computed by dividing the net loss by the weighted average number of common stock shares outstanding during the period. Diluted loss per share is computed by dividing the net loss by the weighted average number of common stock shares adjusted for the dilutive effect of common stock equivalent shares outstanding during the period. Common stock equivalents consist of convertible senior notes (using the “as if converted” method), stock options, stock warrants, unvested restricted stock units and common stock issuable under the 2000 Employee Stock Purchase Plan (using the “treasury stock” method). Common equivalent shares are excluded from the computation in periods in which they have an anti-dilutive effect on earnings per share.

Fair Value of Financial Instruments

Financial instruments include cash and cash equivalents, marketable securities, accounts receivables, accounts payable, accrued liabilities, convertible senior notes and the amount owed on a secured line of credit and debtor-in-possession debt with Quest Diagnostics Incorporated. The estimated fair value of financial instruments has been determined using available market information or other appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value; therefore, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions and/or estimation methodologies may be material to the estimated fair value amounts. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are at cost, which approximates fair value due to the short maturity of those instruments. The estimated fair value of the convertible senior notes is based on quoted market prices. The carrying value of the amount owed on a secured line of credit and debtor-in-possession debt with Quest approximates fair value, which is based on discounting the future cash flows using applicable spreads to approximate current interest rates available to the Company.

Prior to January 1, 2009, common stock warrants were recorded in stockholders equity in accordance with ASC 815, “Derivatives and Hedging” and ASC 825, “Financial instruments.” However in June 2008, the Financial Accounting Standards Board (“FASB”) issued new guidance now codified in ASC 815 that clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which would qualify for classification as a liability. The new guidance was effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of the new guidance on January 1, 2009, resulted in the reclassification of certain of our outstanding warrants from stockholders’ equity to liability and a cumulative effect of change in accounting principle on our accumulated deficit of $21,000. In addition, the stock warrants are required to be fair valued at each reporting period, with the changes in fair value recognized in our consolidated statement of operations. We fair value the warrants using a Black Scholes valuation model. Since the outstanding common stock warrants are fair valued at the end of each reporting period, any change in the underlying assumptions to the Black Scholes valuation model, including the volatility and price of our common stock, may have a significant impact on our consolidated financial statements.

Segment Reporting

The Company operates one reportable segment, novel diagnostic tests.

VERMILLION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.	Chapter 11 Bankruptcy

On March 30, 2009, the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court. The Company continues to operate its business and manage its properties as debtors in possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

Financial Statement Presentation

Our consolidated financial statements have been prepared in accordance with ASC 852, “Reorganization” (ASC 852) and on a going-concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. However, as a result of our bankruptcy filing, such realization of assets and liquidation of liabilities is subject to uncertainty. While operating as debtors in possession under the protection of Chapter 11 of the Section 365 of the Bankruptcy Code, all or some of the Debtors may sell or otherwise dispose of assets and liquidate or settle liabilities for amounts other than those reflected in the consolidated financial statements, subject to Bankruptcy Court approval or as otherwise permitted in the ordinary course of business. Further, our Plan of Reorganization could materially change the amounts and classification of items reported in our historical consolidated financial statements.

Substantially all of the Debtors’ pre-petition debt was in default due to the bankruptcy filing. As described below, the accompanying consolidated financial statements present the Debtors’ pre-petition debt of $7,365,000 within Liabilities subject to compromise.

Liabilities Subject to Compromise

As required by ASC 852, the Company has recorded liability amounts for the claims that can be reasonably estimated and which the Company believes are probable of being allowed by the Bankruptcy Court. Such claims are subject to future adjustments that may result from, among other things, negotiations with creditors, and rejection of executory contracts and unexpired leases. Liabilities subject to compromise may change due to reclassifications, settlements or reorganization activities that give rise to new claims or increases in existing claims.

Liabilities subject to compromise in the consolidated balance sheet consisted of the following at December 31, 2009 (in thousands):

Accounts payable	$1,932
Accrued liabilities	1,696
Payroll and benefits related expenses	744
Convertible senior notes	7,365

Total liabilities subject to compromise	$11,737

Upon emergence from bankruptcy, we reclassified the pre-petition obligations back to accounts payable, accrued liabilities and convertible senior notes as is reflected on the consolidated balance sheet at September 30, 2010.

Debtor-In-Possession Credit and Security Agreement with Quest Diagnostics Incorporated

On October 16, 2009, the Bankruptcy Court gave approval for Vermillion to enter into a Debtor-In-Possession Credit and Security Agreement (the “DIP Loan Agreement”) with Quest and to assume

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

under the Bankruptcy Code the Amended Strategic Alliance Agreement. In connection with the assumption of the Amended Strategic Alliance Agreement, Vermillion also assumed certain other agreements with Quest related to the Amended Strategic Alliance Agreement, including the pre-petition warrants for the purchase of Vermillion’s common stock. Under the DIP Loan Agreement, Quest agreed to provide a debtor-in-possession loan to Vermillion of up to $1,500,000 (the “DIP Financing”). The DIP Financing is secured by a first lien on substantially all of Vermillion’s assets and bears interest at the prime rate plus 0.5% per annum. The DIP Financing matures at the effective date of a plan of reorganization or February 28, 2010, if earlier. Under the DIP Loan Agreement, Vermillion is bound by customary affirmative and negative covenants, including covenants with respect to the use of the funds provided by Quest, and customary events of default—including non-payment, breach of covenants and material breach of the Amended Strategic Alliance Agreement—that may result in acceleration of outstanding amounts, if any, under the DIP Loan Agreement. The Company received $400,000 under this agreement on October 27, 2009. On January 22, 2010, the Company repaid the $400,000 and interest of $4,000. Professional service fees relating to the DIP Loan Agreement were expensed as incurred and classified as reorganization items in the accompanying consolidated statement of operations.

Reorganization Items

Professional advisory fees and other costs directly associated with our reorganization are reported separately as reorganization items pursuant to ASC 852. Professional fees include legal fees, legal fees relating to DIP Financing undertaken as part of the reorganization process. The write-off of debt issuance costs and discounts and the underwriting fees related to the DIP Loan Agreement generally represent one-time charges. Certain actions within the non-Debtor companies have occurred as a result of the Debtors’ bankruptcy proceedings. The costs associated with these actions are also reported as reorganization items. In addition, the Company has made adjustments to the carrying value of certain prepetition liabilities. The reorganization items in the consolidated statement of operations for year ended December 31, 2009 and the nine months ended September 30, 2010 consisted of the following items:

	Year Ended December 31, 2009	Nine Months Ended September 30, 2010
		(unaudited)
Debtors reorganization items
Professional fees associated with bankruptcy proceedings	$1,146	$892
Write-off of debt issuance costs and discounts related to debt subject to compromise	93	—
DIP Financing fees	203	—
Related party incentive plan	—	6,932

Debtors reorganization items	$1,442	$7,824
Non-Debtors reorganization items
Professional fees associated with bankruptcy proceedings	$624	$749

Total reorganization items	$2,066	$8,573

Plan of Reorganization

On January 7, 2010, the Bankruptcy Court issued a confirmation order approving the Company’s Plan of Reorganization. The Plan of Reorganization contemplates the reorganization of the Company and the discharge of all outstanding claims against and interests in the Company. Pursuant to the Plan of Reorganization, as confirmed, each holder of an allowed priority claim will receive cash in an amount equal to such allowed claim.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The secured claim arising from the Quest secured line of credit was reinstated and unimpaired. Holders of the outstanding 4.50% Convertible Senior Notes due 2009 (the “4.50% Notes”) received the payment of $2,195,000 of principle, $140,000 of unpaid interest and 9,044 shares of common stock in exchange of their claims. $5,000,000 in principal of the outstanding 7.00% Convertible Senior Notes due 2011 (the “7.00% Notes”) were reinstated. Holders of unpaid interest on previously converted 7.00% Notes received $362,000 in cash and 7,239 shares related to the unpaid interest of the 7.00% Notes. All holders of allowed general unsecured claims elected to receive cash and were entitled to be paid in full.

Subsequently on January 22, 2010, the confirmation order issued by the Bankruptcy Court for approving Vermillion’s Plan of Reorganization became final and all conditions precedent to January 22, 2010 were satisfied or waived. Accordingly, the Company emerged from bankruptcy under Chapter 11. Although the Company has emerged out of bankruptcy, the bankruptcy case will remain open until the resolution of the following matters, which includes approval by the Bankruptcy Courts:

•	Molecular Analytical Systems, Inc. Litigation (see Note 9)

•	Bio-Rad Laboratories, Inc. Matters (see Note 9)

•	$1,000,000 milestone under the Strategic Alliance Agreement with Quest (see Note 4), and

•	Various pre-petition liability objections

3.	Recent Accounting Pronouncements

In June 2009, Accounting Standards Codification (“ASC”) ASC 105 Generally Accepted Accounting Principles (“ASC 105”) was issued. ASC 105 became the single official source of authoritative, nongovernmental generally accepted accounting principles (“GAAP”) in the United States. The historical GAAP hierarchy was eliminated and the ASC became the only level of authoritative GAAP, other than guidance issued by the Securities and Exchange Commission. Our accounting policies were not affected by the conversion to ASC. However, references to specific accounting standards in the footnotes to our consolidated financial statements have been changed to refer to the appropriate section of ASC.

In April 2009, FASB issued ASC 825 Financial Instruments (“ASC 825”) and ASC 270 Interim Reporting or (“ASC 270”). ASC 825 and ASC 270 requires us to disclose on a quarterly basis, providing quantitative and qualitative information about fair value estimates for all financial instruments not measured in the Consolidated Balance Sheets at fair value. ASC 825 and ASC 270 are effective for interim periods ending after June 15, 2009. We have adopted the provisions of ASC 825 and ASC 270 effective the first quarter of fiscal 2009. See Note 5—Fair Value and Note 8—Debt to Consolidated Financial Statements. The adoption of this guidance did not have a material impact on our consolidated financial statements

In April 2009, FASB issued ASC 320 Investments—Debt and Equity Securities (“ASC 320”). ASC 320 modifies the other-than-temporary impairment guidance for debt securities through increased consistency in the timing of impairment recognition and enhanced disclosures related to the credit and noncredit components of impaired debt securities that are not expected to be sold. In addition, increased disclosures are required for both debt and equity securities regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. ASC 320 is effective for interim and annual reporting periods that end after June 15, 2009, and early adoption is permitted. We have adopted the provisions of ASC 320 on January 1, 2009. We have considered the guidance provided by ASC 320 in our determination of impairment, and have determined that the impact was not material. See Note 8—Debt to Consolidated Financial Statements.

In October 2009, the FASB issued Accounting Standards Update 2009-13, Revenue Recognition (Topic 605): “Multiple Deliverable Revenue Arrangements—A Consensus of the FASB Emerging Issues Task Force.”

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available. We will be required to apply this guidance prospectively for revenue arrangements entered into or materially modified after January 1, 2011; however, earlier application is permitted. We have not determined the impact that this update may have on our consolidated financial statements.

In January 2010, the FASB issued updated guidance related to fair value measurements and disclosures, which requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and to describe the reasons for the transfers. In addition, in the reconciliation for fair value measurements using significant unobservable inputs, or Level 3, a reporting entity should disclose separately information about purchases, sales, issuances and settlements (that is, on a gross basis rather than one net number). The updated guidance also requires that and entity should provide fair value measurement disclosures for each class of assets and liabilities and disclosures about the valuation techniques and inputs used to measure fair value for both recurring and non-recurring fair value measurements for Level 2 and Level 3 fair value measurements. The updated guidance is effective for interim or annual financial reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward activity in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. We do not expect adoption of the updated guidance to have a material impact on its consolidated results of operations or financial condition.

4.	Strategic Alliance with Quest Diagnostics Incorporated

Quest is a significant stockholder of Vermillion. On July 22, 2005, Vermillion and Quest entered into a strategic alliance agreement (the “Strategic Alliance Agreement”) to develop and commercialize up to three diagnostic tests from Vermillion’s product pipeline (the “Strategic Alliance”). The Strategic Alliance Agreement, as amended, was set to end on the earlier of (i) October 7, 2012 and (ii) the date on which Quest makes its third development election. To date, Quest has selected only two diagnostic tests, which are VASCLIR and the OVA1 Test to commercialize. Pursuant to the Strategic Alliance Agreement and as amended, Quest will have the non-exclusive right to commercialize these tests on a worldwide basis, with exclusive commercialization rights in territories where Quest has a significant presence for up to five years following commercialization. As part of the Strategic Alliance, there is a royalty arrangement under which Quest will pay royalties to Vermillion based on fees earned by Quest for applicable diagnostics services, and Vermillion will pay royalties to Quest based on Vermillion’s revenue from applicable diagnostics products. To date, no such royalties have been earned by either party.

Secured Line of Credit with Quest Diagnostics Incorporated

In connection with the Strategic Alliance Agreement, Quest agreed to provide Vermillion with a $10,000,000 secured line of credit, which is collateralized by certain of Vermillion’s intellectual property and may only be used for payment of certain costs and expenses directly related to the Strategic Alliance. Under the terms of this secured line of credit, the interest rate is at the prime rate plus 0.5% (prime rate was 4.75% at December 31, 2009) and is payable monthly. This secured line of credit also contains provisions for Quest to forgive portions of the amounts borrowed that corresponds to Vermillion’s achievement of certain milestones related to development, regulatory approval and commercialization of certain diagnostic tests. The amounts to be forgiven and the corresponding milestones that Vermillion must achieve are (i) $1,000,000 for each application that allows a licensed laboratory test to be commercialized with a maximum of three applications for $3,000,000;

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(ii) $3,000,000 for the earlier of FDA clearance of the first diagnostic test kit or commercialization of the first diagnostic test kit; and (iii) $2,000,000 upon each FDA clearance of up to two subsequent diagnostic test kits but no later than the first commercialization of each such diagnostic test kit, with a maximum forgiveness of $4,000,000 for two diagnostic test kits. Under the October 7, 2009 amendment of the Strategic Alliance Agreement, in the event Vermillion fails to achieve these certain milestones, the principal amount outstanding related to each milestone not achieved and any unpaid interest of this secured line of credit will become due and payable on October 7, 2012.

Vermillion has drawn on this secured line of credit in monthly increments of $417,000 on the last day of each month during the first two years of the Strategic Alliance. The outstanding principal balance of this secured line of credit was $10,000,000 at December 31, 2008 and 2009. Accrued interest payable related to this secured line of credit was $35,000, $480,000 and $66,000 as of December 31, 2008 and 2009 and September 30, 2010, respectively. Interest expense related to this secured line of credit was $790,000, $560,000, and $512,000 for the years ended December 31, 2007, 2008, and 2009, respectively. Interest expense related to this secured line of credit was $212,000 for the nine months ended September 30, 2010. From the inception of the Strategic Alliance through December 31, 2008, Vermillion has spent $10,000,000 of the amounts drawn on in-house research and development, as well as collaborations with others, directed towards achieving the milestones. On September 11, 2009, the Company achieved the FDA clearance of the OVA1 Test milestone provision in the secured line of credit agreement providing for a reduction in the principal amount of the loan of $3,000,000 but was only able to apply the milestone once it was no longer in default under the terms of the secured line of credit while under Chapter 11 bankruptcy protection. On January 22, 2010, the Company cured the default upon payment of accrued interest totaling approximately $472,000. On January 23, 2010, the principal was reduced to $7,000,000. No additional amounts have been forgiven through December 2010. The Company is in discussions with Quest regarding the achievement of an additional $1,000,000 forgiveness milestone as a result of the FDA approval of the OVA1 Test under the terms of the Strategic Alliance Agreement.

5.	Fair Value Measurements

The Company’s investments consist of auction rate securities, which were classified as available-for-sale long-term investments due to failed auctions related to these investments through December 31, 2009. The underlying assets of these auction rate securities are private placements of credit linked notes. Our holdings of these private placement investment vehicles are exposed directly and exclusively to credit derivatives. The credit derivatives are synthetic tranches referenced to a portfolio of corporate names on which the investment vehicles sold credit protection. These credit linked notes were valued using a single factor Gaussian copula model and market bids received from Deutsche Bank AG (“Deutsche Bank”). The Company weighted the valuation equally with the market bid sources when developing the final fair value, given the Company’s conclusion that both the valuation and bids data points have equal relevance in estimating fair value. The single factor Gaussian copula model is a standard method which uses observable market inputs, most notably credit default swap spreads, and other key inputs like data relating to joint probability of default expressed via default correlation. The default correlation was determined via an expected loss mapping methodology. In essence, this method takes the expected loss of the tranche expressed as a fraction of the expected loss of the whole underlying portfolio and calculates which detachment point on the liquid index, and hence which correlation level, coincides with this expected loss fraction. The second data point used to calculate fair value is actual market bids from Deutsche Bank. The Company has no specific details regarding any auction rate securities being traded at these prices, but considers the indicative bids received from Deutsche Bank as a relevant data point, given their role as brokers trading these types of securities. The maturity dates of these auction rate securities range from June to September 20, 2017. These auction rate securities are intended to provide liquidity via an auction process that resets the applicable interest rate at predetermined calendar intervals, which is generally every 28 days. Upon an auction failure, the interest rates do not reset at a market rate but instead reset based on a formula contained in the

VERMILLION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

security, which is generally higher than the current market rate. The failure of the auctions means the Company may be unable to liquidate its auction rate securities into cash at par value until a future auction of these investments is successful or the auction rate security is refinanced by the issuer into another type of instrument.

During the year ended December 31, 2008, the Company recognized approximately $659,000 of other-than-temporary impairment charges on its auction rate securities held at December 31, 2008 in its consolidated statement of operations. On January 1, 2009, the Company adopted accounting guidance that established a new method of recognizing and reporting other-than-temporary impairments for debt securities. Upon adoption of this standard, the Company recorded a cumulative effect adjustment, resulting in a reclassification of approximately $66,000 of non-credit losses related to the previously recognized other-than-temporary impairment charges from accumulated deficit to accumulated other comprehensive loss. The non-credit loss was calculated as the difference between the $659,000 impairment charges recorded previously for the available-for-sale auction rate securities and the $593,000 of estimated credit losses as of January 1, 2009.

In estimating the credit losses of the Company’s previously recognized impairments as of January 1, 2009, and December 31, 2009, the Company estimated the present value of expected cash flows for each auction rate security compared to the securities’ amortized cost basis for the respective period. This process involved significant judgments and estimates specifically around default rates, recovery rates, interest rates and the timing of expected cash flows. In addition, the Company considered other available evidence, including trends in credit ratings and changes in financial market conditions including the general economic environment. On July 26, 2010, we sold the auction rate securities investments for total proceeds of $465,000 and recorded a realized gain on investment of $58,000.

Money market cash equivalent and long-term investments at December 31, 2008 and 2009 and September 30, 2010 consist of the following (in thousands):

	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
December 31, 2008
Money market funds	$9	$—	$—	$9
Long term investments in auction rate securities	341	—	—	341

	$350	$—	$—	$350

December 31, 2009
Money market funds	$8	$—	$—	$8
Long term investments in auction rate securities	407	119	—	526

	$415	$119	$—	$534

September 30, 2010 (unaudited)
Money market funds	$24,235	$—	$—	$24,235

	$24,235	$—	$—	$24,235

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The scheduled contractual maturity dates for available-for-sale long-term investments at December 31, 2009, are as follows (in thousands):

	Within 1 Year	After 1 Year Through 5 Years	After 5 Years Through 10 Years	After 10 Years	Total
Long-term investments:
Auction rate securities	$—	$—	$526	$—	$526

As of December 31, 2009, financial assets measured and recognized at fair value on a recurring basis and classified under the appropriate level of the fair value hierarchy as described above was as follows (in thousands):

	Fair Value Measurements at Reporting Date Using
	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Money market funds	$8	$8	$—	$—
Long term investments in auction rate securities	526	—	—	526

Total	$534	$8	$—	$526

As of September 30, 2010, financial assets measured and recognized at fair value on a recurring basis and classified under the appropriate level of the fair value hierarchy as described above was as follows (in thousands):

	Total Fair Value	Fair Value Measurements at Reporting Date Using
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Unaudited)
Assets:
Money market funds	$24,235	$24,235	$—	$—

Total	$24,235	$24,235	$—	$—

The Company’s Level 1 financial assets are money market funds.

At December 31, 2009, long-term investments available-for-sale measured at fair value using Level 3 inputs consisted of $526,000 invested in auction rate securities. The continued failure of auctions and the lack of market activity and liquidity required that these securities be measured using Level 3 inputs. As of December 31, 2009 and 2008, the Company’s auction rate securities in credit linked notes were valued using a single factor Gaussian copula model and market bids received from Deutsche Bank (see Long-term Investments note above). The valuation of the Company’s investment in auction rate securities is subject to uncertainties that are difficult to predict. Factors that may impact its valuation include changes to credit ratings of the securities as well as to the underlying assets supporting those securities, rates of default of the underlying assets, underlying collateral

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

value, discount rates, liquidity and ongoing strength, and quality of credit markets. If the current market conditions deteriorate further, or the anticipated recovery in market values does not occur, the Company may be required to record additional impairment charges in future quarters. The Company will continue to monitor the value of its auction rate securities and consider the impact, if any, on the fair value of its investment in auction rate securities.

The Company’s financial assets measured at fair value on a recurring basis using significant Level 3 inputs as of December 31, 2009, consisted solely of auction rate securities. The reconciliation of financial assets measured at fair value using significant unobservable inputs (Level 3) for the year ended December 31, 2009, was as follows (in thousands):

Long-Term Investments Available- for-Sale (Level 3) Auction Rate Securities
Balance at January 1, 2009	$341
Total realized losses included in earnings	—
Change in unrealized gain(loss) included in other comprehensive loss	185

Balance at December 31, 2009	$526

The Company measures certain common stock warrants at fair value on a recurring basis (see Note 10). All other financial assets and liabilities are measured at fair value on a nonrecurring basis. These financial assets and liabilities are recognized at fair value when they are deemed to be other-than-temporarily impaired.

The fair value of the Company’s long-term debt based on the then-current rates available to the Company for debt of a similar term and remaining maturity. The Company determined the estimated fair value amount by using available market information and commonly accepted valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the fair value estimate presented herein is not necessarily indicative of the amount that the Company or holders of the instruments could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value. The convertible senior notes carrying value and estimated fair value at December 31, 2008 and 2009 and September 30, 2010 were as follows (in thousands):

	December 31,				September 30, 2010
	2008		2009
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
					(unaudited)
4.50% convertible senior notes due September 1, 2009	$2,500	$1,875	$2,365	$2,720	$—	$—
7.00% convertible senior notes due September 1, 2011	16,378	12,284	5,000	5,750	5,000	5,000

Total	$18,878	$14,159	$7,365	$8,470	$5,000	$5,000

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.	Property and Equipment

The components of property and equipment as of December 31, 2008 and 2009 and September 30, 2010, were as follows (in thousands):

	December 31,		September 30, 2010
	2008	2009
			(unaudited)
Machinery and equipment	$1,966	$1,797	$280
Demonstration equipment	552	509	95
Leasehold improvements	35	35	—
Computer equipment and software	418	418	476
Furniture and fixtures	35	35	72

Gross property and equipment	3,006	2,794	923
Accumulated depreciation and amortization	(2,395)	(2,605)	(726)

Property and equipment, net	$611	$189	$197

Depreciation expense for property and equipment was $1,181,000, $928,000 and $335,000 for the years ended December 31, 2007, 2008 and 2009, respectively. Depreciation expense for property and equipment was $103,000 for the nine months ended September 30, 2010.

7.	Accrued Liabilities

The components of accrued liabilities as of December 31, 2008 and 2009 and September 30, 2010 were as follows (in thousands):

	December 31,		September 30, 2010
	2008	2009
			(unaudited)
Payroll and benefits related expenses	$261	$5	$565
Collaboration and research agreements expenses	258	393	249
Professional services	93	505	902
Contingencies (See Note 9)	923	—	925
Tax-related liabilities	202	160	189
Accrued interest on convertible senior notes and long-term debt owed to related party	457	840	254
Other accrued liabilities	178	—	11

Total accrued liabilities	$2,372	$1,903	$3,095

8.	Convertible Senior Notes

7.00% Convertible Senior Notes Due September 1, 2011

On November 15, 2006, Vermillion closed the sale of $16,500,000 of convertible senior notes due September 1, 2011 (the “7.00% Notes”). Offering costs were $104,000 and fees of $514,500, which were paid on behalf of the debt holders, were recorded as debt discount on the 7.00% Notes. Fees paid on behalf of debt holders included the fair value of two warrants issued to underwriters to purchase a total of 20,000 shares of Vermillion’s common stock at $12.60 per share. The warrants were valued at $140,000 based on the fair value as determined by a Black-Scholes model using the following assumptions: a risk free interest rate of 4.75%, 5 year contractual life, and 88.00% volatility rate. Interest on the 7.00% Notes is 7.00% per annum on the principal amount, payable semiannually on March 1 and September 1 of each year, beginning March 1, 2007. The 7.00%

VERMILLION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Notes were sold pursuant to separate exchange and redemption agreements between Vermillion and each of Highbridge International LLC, Deerfield International Limited, Deerfield Partners, L.P., Bruce Funds, Inc. and Professional Life & Casualty, each holders of Vermillion’s existing 4.50% convertible senior notes due September 1, 2008 (the “4.50% Notes”), pursuant to which holders of an aggregate of $27,500,000 of the 4.50% Notes agreed to exchange and redeem their 4.50% Notes for an aggregate of $16,500,000 in aggregate principal amount of the 7.00% Notes and $11,000,000 in cash, plus accrued and unpaid interest on the 4.50% Notes of $254,000 through and including the day prior to the closing. Debt discount related to the 7.00% Notes are amortized to interest expense using the effective interest method. The amortization of the debt discount related to the 7.00% Notes amounted to $195,000, $182,000 and $44,000 for the years ended December 31, 2007, 2008 and 2009, respectively. There was no amortization of debt discount for the nine months ended September 30, 2010.

The 7.00% Notes are unsecured senior indebtedness of Vermillion and bear interest at the rate of 7.00% per annum, which may be reduced to 4.00% per annum if Vermillion receives approval or clearance for commercial sale of any of its ovarian cancer tests by the United States Food and Drug Administration (the “FDA”). Interest is payable on March 1 and September 1 of each year, commencing March 1, 2007. The effective interest rate is 8.18% per annum. On September 11, 2009, the Company received FDA approval for the OVA1 Test and reduced the interest rate to 4.00% per annum.

The 7.00% Notes are convertible at the option of each holder, at any time on or prior to the close of business on the business day immediately preceding September 1, 2011, into shares of Vermillion’s common stock at a conversion price of $20.00 per share, equivalent to a conversion rate equal to 50 shares of Vermillion’s common stock per $1,000 principal of the 7.00% Notes, subject to adjustment for standard anti-dilution provisions including distributions to common stockholders and stock splits as well as occurrence of a change in control, in which case the conversion rate is adjusted for a make-whole premium.

The make-whole premium shall be equal to the principal amount of 7.00% Notes to be converted divided by $1,000 and multiplied by the applicable number of shares of common stock based upon Vermillion’s share prices as of the change of control date. Specifically, as the 7.00% Notes approach their redemption date of September 1, 2011, as discussed below, the make-whole payment decreases. Vermillion is not required to make a make-whole payment if its stock price is less than $12.00 or greater than $80.00 as of the date of the change in control. The make-whole premium associated with the 7.00% Notes sets a maximum additional 1,500,000 shares that may be issued on conversion (90.9091 shares per $1,000 principal amount of 7.00% Notes).

Holders of the 7.00% Notes have the option to require Vermillion to repurchase the 7.00% Notes under certain circumstances, including at any time after September 1, 2009, if Vermillion has not received approval or clearance for commercial sale of any of its ovarian cancer test by the FDA. Vermillion may redeem the 7.00% Notes at its option, in whole or in part, at any time on or after September 1, 2009, at specified redemption prices plus accrued and unpaid interest; provided that the 7.00% Notes will be redeemable only if the closing price of the stock equals or exceeds 200.0% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of the notice of the optional redemption. Upon a change of control, each holder of the 7.00% Notes may require Vermillion to repurchase some or all of the 7.00% Notes at specified redemption prices, plus accrued and unpaid interest. The 7.00% Notes contains a put option that entitles the holder to require Vermillion to redeem the 7.00% Note at a price equal to 105.0% of the principal balance upon a change in control of the Company.

Vermillion identified the guaranteed interest payment for any conversion of any 7.00% Note by a holder prior to October 31, 2008, and the written put option permitting the holder to put the debt at 105.0% of principal plus accrued and unpaid interest upon a change of control as embedded derivatives, which need to be separated and measured at fair value. The factors impacting the fair value of the guaranteed interest payment for any

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

conversion of any 7.00% Note by a holder prior to October 31, 2008, is based upon certain factors including Vermillion’s stock price, the time value of money and the likelihood holders would convert within the next two years. The provision for the guaranteed interest payment for any conversion of any 7.00% Note elapsed on October 31, 2008. The factors impacting the fair value of the written put option permitting the holder to put the 7.00% Note at 105.0% of principal plus accrued and unpaid interest upon a change of control is contingent upon a change of control. However, due to significant related party holdings of Vermillion’s common stock shares and the presence of certain anti-takeover provisions in the bylaws of Vermillion, a change of control is deemed to be remote. The fair values of these features had de minimis fair value on the date of inception and through December 31, 2009.

From October through November 2009, the Company exchanged a total of 220,000 shares of common stock for $4,400,000 in principal under the terms of the original 7.0% Notes. In November through December 2009, the Company exchanged a total of 421,667 shares of common stock for $7,100,000 in principal and $589,000 in unpaid interest. The conversion rate for the November and December 2009 redemption was approximately 55 shares per $1,000 principal amount. The Company recorded an additional debt conversion expense of $789,000 relating to the more favorable conversion rates compared to the original conversion rates under the terms of the 7.0% Notes.

Vermillion and the investors entered into a registration rights agreement in which Vermillion agreed to make “reasonable best efforts” to file a shelf registration and keep it effective permitting the 7.00% Note holders to sell the 7.00% Notes or the underlying common stock shares. The 7.00% Notes and common stock issuable upon conversion of the 7.00% Notes were registered with the SEC on Form S-3 on December 15, 2006. The Company was in default of the 7.00% Notes as of December 31, 2009. However, the Company cured the default upon payment of accrued interest totaling approximately $362,000 upon emergence from bankruptcy on January 22, 2010. At December 31, 2008 and 2009 and September 30, 2010, $16,500,000, $5,000,000 and $5,000,000, respectively, in aggregate principal amount of the 7.00% Notes remained outstanding.

4.50% Convertible Senior Notes Due September 1, 2009

On August 22, 2003, the Company closed the sale of $30,000,000 of the 4.50% Notes with an original maturity date of September 1, 2008. Offering costs were $1,866,000. Interest on the notes is 4.50% per annum on the principal amount, payable semiannually on March 1 and September 1, beginning March 1, 2004. The effective interest rate is 6.28% per annum. The 4.50% Notes are convertible, at the option of the holder, at any time on or prior to maturity of the 4.50% Notes into shares of Vermillion’s common stock initially at a conversion rate of 10.88329 shares per $1,000 principal amount of the 4.50% Notes, which is equal to a conversion price of $91.88 per share. The conversion price, and hence the conversion rate, is subject to adjustment upon the occurrence of certain events, such as stock splits, stock dividends and other distributions or recapitalizations. Because the market value of the stock rose above the conversion price between the day the 4.50% Notes were priced and the closing date, the Company recorded a discount of $2,677,000 related to the intrinsic value of the beneficial conversion feature resulting from this price change and the fact that the initial purchaser of the 4.50% Notes was not required to purchase the 4.50% Notes until the closing date. Immediately after the closing, Vermillion’s common stock had a market price of $100.10 per share, or $8.22 per share higher than the conversion price. The value of the beneficial conversion feature was determined by multiplying this difference in the per share price of Vermillion’s common stock by the 326,498 underlying shares. This amount is being amortized to interest expense using the effective interest method over the five-year term of the notes, or shorter period in the event of conversion of the 4.50% Notes. Debt discount related to the 4.50% Notes are amortized to interest expense using the effective interest method. The amortization of the beneficial conversion feature amounted to $44,000, $29,000 and none for the years ended December 31, 2007, 2008, and 2009,

VERMILLION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

respectively. Amortization of the beneficial conversion feature was none for the nine months ended September 30, 2010.

The 4.50% Notes are Vermillion’s senior unsecured obligations and rank on parity in right of payment with all of Vermillion’s existing and future senior unsecured debt and rank senior to Vermillion’s existing and future debt that expressly provides that it is subordinated to the 4.50% Notes. The 4.50% Notes are also effectively subordinated in right of payment to Vermillion’s existing and future secured debt, to the extent of such security, and to its subsidiaries’ liabilities. The indenture does not limit the incurrence by Vermillion or its subsidiaries of other indebtedness.

Vermillion may redeem the 4.50% Notes at its option, in whole or in part, at any time on or after September 1, 2006, at specified redemption prices plus accrued and unpaid interest; provided that the 4.50% Notes will be redeemable only if the closing price of the stock equals or exceeds 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of the notice of the redemption. Upon a change of control, each holder of the 4.50% Notes may require Vermillion to repurchase some or all of the 4.50% Notes at specified redemption prices, plus accrued and unpaid interest. The 4.50% Notes contains a put option that entitles the holder to require Vermillion to redeem the 4.50% Notes at a price equal to 105.0% of the principal balance upon a change in control of Vermillion. Vermillion does not anticipate that the put option will have significant value because a change of control is deemed to be remote.

Following the closing of the November 15, 2006, sale of $16,500,000 of the 7.00% Notes due September 1, 2011, holders of an aggregate of $27,500,000 of the 4.50% Notes agreed to exchange and redeem their 4.50% Notes for an aggregate of $16,500,000 in aggregate principal amount of the 7.00% Notes and $11,000,000 in cash. As a result of negotiations between the holders of the 4.50% Notes and Vermillion, the $2,500,000 outstanding principal balance related to the 4.50% Notes, was not redeemed by Vermillion on the original maturity date of September 1, 2008. Interest of $56,000 related to the 4.50% Notes was paid on September 1, 2008. Subsequently on December 11, 2008, the trustee of the Indenture and the holders of the $2,500,000 outstanding principal balance related to the 4.50% Notes agreed to extend the maturity date of the 4.50% Notes to September 1, 2009, and to waive any past default by Vermillion of its obligation to make payment on the principal of and interest on the 4.50% Notes. Vermillion agreed to extend each holder’s rights to require Vermillion to repurchase the 4.50% Notes at 105.00% of such holder’s outstanding principal amount upon a change in control, as defined in the indenture governing the 4.50% Notes, and to convert the 4.50% Notes into common stock accordingly. In addition, the holders of the 4.50% Notes agreed to permit the full redemption of the outstanding principal related to the 4.50% Notes at a redemption price of 100.00% on or before August 31, 2009, and Vermillion agreed to adjust the conversion rate for the 4.50% Notes to 20 shares per $1,000 principal amount of the 4.50% Notes, which is equal to a conversion price of $50.00 per share. The impact of adjusting the conversion rate was de minimis.

In November 2009, the Company exchanged a total of 6,750 shares of common stock for $135,000 in principal and $8,000 in unpaid interest. The conversion rate for redemption was approximately 47 shares per $1,000 principal amount. The Company recorded an additional debt conversion expense of $69,000 relating to the more favorable exchange rate.

At December 31, 2008 and 2009, $2,500,000 and $2,365,000, respectively, in aggregate principal amount of the 4.50% Notes remain outstanding. The Company was in default of the 4.50% Notes as of December 31, 2009. Upon the emergence from bankruptcy, the Company cured the default with a payment of $2,365,000 of principal and $140,000 of unpaid interest with $2,195,000 of cash and 9,044 shares of common stock.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.	Commitments and Contingencies

Operating Leases

The Company leases various equipment and facilities to support its business of discovering, developing and commercializing diagnostics tests in the fields of oncology, hematology, cardiology and women’s health. In June 2010, the Company entered into noncancelable facility leases for facilities located in Austin, Texas through May 2012 and Mountain View, California through August 2012. The combined annual base rent for these facilities is $129,000 per year, prorated for partial years. In July 2010, the Company relocated its corporate headquarters from Fremont, California to Austin, Texas.

On June 3, 2008, the Company entered into a noncancelable operating lease for a new principal facility located in Fremont, California. Under the lease agreement, the term was from July 1, 2008, through June 30, 2010, with an annual base rent of $87,000 and $92,000 for the first year and second year, respectively. The Company also paid common area charges, taxes and insurance with an annual estimated cost of $21,000. Additionally, under the lease agreement, the Company has pledged a $100,000 certificate of deposit as collateral on a letter of credit serving as a security deposit for the first year. For the second year, the certificate of deposit pledged as collateral on a letter of credit serving as a security deposit was reduced to $60,000. As of December 31, 2009 and September 30, 2010, the $60,000 certificate of deposit is restricted cash and included in prepaid expenses and other current assets of the consolidated balance sheet. The Fremont, California lease was extended to and expired on August 31, 2010.

In connection with the Instrument Business Sale, Vermillion entered into a sublease agreement with Bio-Rad, pursuant to which Vermillion subleased approximately 29,000 square feet of its Fremont, California facility. Bio-Rad was permitted to use the sublet premises only for general office, laboratory, research and development, and other uses necessary to conduct its business, and was not permitted to sublet the premises without Vermillion’s consent. The lease on the Fremont, California facility and sublease expired on July 31, 2008. Rent under the sublease was payable monthly and consisted of base rent plus a proportionate share of certain other expenses including property taxes, management fees, insurance, maintenance and utilities. Rent and certain other facility related expenses were paid directly to Vermillion, and in accordance with the terms of the master lease, all payments received by Vermillion from Bio-Rad under the sublease were paid to the landlord. On September 22, 2008, the Company was refunded its $553,000 security deposit related to the former principal facility. Rental expense under operating leases for the years ended December 31, 2007, 2008 and 2009, and the nine months ended September 30, 2010 were as follows (in thousands):

	Year Ended December 31,			Nine Months Ended September 30, 2010
	2007	2008	2009
				(unaudited)
Gross rental expense	$3,165	$1,826	$111	$119
Sublease rental income	(1,628)	(949)	—	—

Net rental expense	$1,537	$877	$111	$119

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of September 30, 2010, future minimum rental payments under noncancelable operating leases are as follows (in thousands):

2010	$32
2011	129
2012	62

Total minimum rental payments (unaudited)	$223

Noncancelable Collaboration Obligations and Other Commitments

Under the terms of a research collaboration agreement with The John Hopkins University School of Medicine (“JHU”), directed at the discovery and validation of biomarkers in human subjects, including but not limited to clinical application of biomarkers in the understanding, diagnosis and management of human diseases, Vermillion is required to pay noncancelable contributions of $600,000, $618,000 and $637,000 for the years ending December 31, 2008, 2009 and 2010, respectively. As of December 31, 2008 and 2009, and September 30, 2010, Vermillion owed $300,000, $866,000 and none, respectively, related to the research collaboration agreements with JHU. Collaboration costs under the JHU collaboration, which are included in research and development expenses, were $368,000, $600,000 and $616,000 for the years ended December 31, 2007, 2008 and 2009, respectively. Collaboration costs under the JHU collaboration were $275,000 for the nine months ended September 30, 2010.

On June 1, 2007, Vermillion entered into a nonexclusive license agreement with the National Cardiovascular Center (“NCVC”), an entity organized and existing under the laws of Japan. Under this agreement, Vermillion obtained a ten year worldwide nonexclusive license with the right to extend the term for the life of the licensed patent, which includes a United States Patent Application, a Japan Patent and a Patent Cooperation Treaty (“PCT”) Application, for technology used in Vermillion’s TTP diagnostic test kit that is under development. Under this agreement, Vermillion will pay NCVC a non-refundable license fee of $50,000. The payment terms are $20,000 upon execution of this agreement, $10,000 upon submission of an in vitro diagnostic test to the FDA for clearance, $10,000 upon the first commercial sale of such in vitro diagnostic test kit and $10,000 upon achievement of $500,000 in net sales of such in vitro diagnostic test kits. Additionally, Vermillion will pay royalties to NCVC for net sales to customers located in the United States, Japan, Europe and China. On July 18, 2007, Vermillion made a payment of $20,000 related to the execution of this agreement. There have been no subsequent payments made through September 30, 2010.

Contingent Liabilities

Molecular Analytical Systems, Inc. Litigation

On July 9, 2007, Molecular Analytical Systems (“MAS”) filed a lawsuit in the Superior Court of California for the County of Santa Clara naming Vermillion and Bio-Rad Laboratories, Inc. (“Bio-Rad”) as defendants (the “State Court lawsuit”). Under the State Court lawsuit, MAS seeks an unspecified amount of damages and alleges, among other things, that Vermillion is in breach of its license agreement with MAS relating to the Company’s Surfaced Enhanced Laser Desorption/Ionization (“SELDI”) technology as a result of Vermillion’s entry into a sublicense agreement with Bio-Rad. Vermillion filed a petition to compel arbitration, which was denied in the trial court. Vermillion then filed its general denial and affirmative defenses on April 1, 2008. The Company and Bio-Rad thereafter appealed the denial of the motion to compel arbitration, which appeal had the effect of staying the State Court lawsuit, which stay was further extended in both the state trial and appellate courts when the Company filed on March 30, 2009, a Voluntary Petition for Relief under Chapter 11 in the Bankruptcy Court.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

MAS filed a proof of claim on June 30, 2009, in connection with the Company’s Chapter 11 bankruptcy proceedings. The proof of claim mirrored the MAS lawsuit and asserted that the Company breached the Exclusive License Agreement by transferring certain technologies to Bio-Rad without obtaining MAS’s consent. MAS listed the value of its claim as in excess of $5,000,000. On December 28, 2009, the Company objected to MAS’s Proof of Claim in the Bankruptcy Court. On January 7, 2010, the Bankruptcy Court confirmed the Company’s Plan of Reorganization. Per the Court’s order confirming the Plan, the Company’s bankruptcy case will be closed when, along with other requirements, a final, non-appealable judgment is entered on MAS’s claims. After the Plan of Reorganization was confirmed, MAS filed a motion with the Bankruptcy Court asking it to abstain from hearing its proof of claim and asked the Bankruptcy Court to grant relief from stay so that MAS could proceed with the State Court lawsuit in California. The Bankruptcy Court granted that motion on March 15, 2010. Thereafter, the California Court of Appeal set oral argument on the Company’s appeal of the trial court order denying the Company’s motion to compel arbitration for June 17, 2010. The California Court of Appeals overturned the Superior Court’s decision in an opinion dated July 9, 2010, and ordered that the dispute be arbitrated before the Judicial Arbitration and Mediation Service ("JAMS"). MAS filed its demand for arbitration on September 15, 2010. The demand did not include any additional detail regarding MAS’s claims, and instead submitted the same complaint for unspecified damages that MAS filed in the Superior Court in 2007. JAMS has not yet set a schedule for resolution of MAS’s claims, and management cannot predict the ultimate outcome of this matter at this time.

Health Discovery Corporation Litigation

On June 26, 2006, Health Discovery Corporation (“HDC”) filed a lawsuit against Vermillion in the United States District Court for the Eastern District of Texas, Marshall Division (the “Court”), claiming that software used in certain Vermillion ProteinChip Systems infringes on three of its United States patents. HDC sought injunctive relief as well as unspecified compensatory and enhanced damages, reasonable attorney’s fees, prejudgment interest and other costs. On August 1, 2006, Vermillion filed an unopposed motion with the Court to extend the deadline for Vermillion to answer or otherwise respond until September 2, 2006. Vermillion filed its answer and counterclaim to the complaint with the Court on September 1, 2006. Concurrent with its answer and counterclaims, Vermillion filed a motion to transfer the case to the Northern District of California. On January 10, 2007, the Court granted Vermillion’s motion to transfer the case to the Northern District of California. The parties met for a scheduled mediation on May 7, 2007. On July 10, 2007, Vermillion entered into a license and settlement agreement with HDC (the “HDC Agreement”) pursuant to which it licensed more than 25 patents covering HDC’s support vector machine technology for use with SELDI technology. Under the terms of the HDC Agreement, Vermillion receives a worldwide, royalty-free, non-exclusive license for life sciences and diagnostic applications of the technology and it has access to any future patents resulting from the underlying intellectual property in conjunction with use of SELDI systems. Pursuant to the HDC Agreement, Vermillion paid to HDC $200,000 upon entry into the agreement on July 13, 2007, $100,000 three months following the date of the agreement on October 9, 2007, and $150,000 twelve months following the date of the agreement on July 9, 2008. The remaining $150,000 under the HDC Agreement is payable twenty-four months following the date of the agreement on July 10, 2009. The Company paid the remaining $150,000 upon exiting Chapter 11 bankruptcy in January 2010. The total settlement of $600,000 was expensed for the year ended December 31, 2007. The HDC Agreement settled all disputes between Vermillion and HDC.

Bio-Rad Laboratories, Inc. Matters

On November 13, 2006, the Company completed the Instrument Business Sale to Bio-Rad. The Instrument Business Sale to Bio-Rad included the Company’s Surfaced Enhanced Laser Desorption/Ionization (“SELDI”) technology, ProteinChip arrays and accompanying software. Pursuant to the terms of the sales agreement entered into with Bio-Rad, the total sales price was $20,000,000, of which $16,000,000 was paid by Bio-Rad to the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company at the closing of the transaction on November 13, 2006. A total of $4,000,000 was held back from the sales proceeds contingent upon the Company meeting certain obligations, of which $2,000,000 was subsequently paid to the Company in fiscal 2007 upon the issuance by the United States Patent and Trademark Office a reexamination certificate for United States Patent No. 6,734,022. From the amounts held back, the remaining $2,000,000, subject to certain adjustments, is being held in escrow to serve as security for the Company to fulfill certain obligations.

In connection with the Instrument Business Sale, the Company entered into a letter agreement with Bio-Rad pursuant to which the Company agreed to indemnify Bio-Rad and its subsidiaries with respect to certain payments made by Bio-Rad in connection with the termination of employees of its former subsidiary in the United Kingdom in the six-month period immediately following the Instrument Business Sale. On May 4, 2007, Bio-Rad delivered a claim for indemnification under the agreement for $307,000, which was paid out of $2,000,000 held in escrow. In August 2009, Bio-Rad also filed a proof of claim in the bankruptcy case for indemnification of the MAS lawsuit. Management is disputing the claim and cannot predict the ultimate outcome of this matter at this time.

In connection with the Instrument Business Sale, the Company also entered into a manufacture and supply agreement with Bio-Rad on November 13, 2006, whereby the Company agreed to purchase ProteinChip Systems and ProteinChip Arrays (collectively, the “Research Tools Products”) from Bio-Rad. Under the terms of the manufacture and supply agreement, the Company agreed to provide Bio-Rad quarterly, non-binding, twelve-month rolling forecasts setting forth the Company’s anticipated needs for Research Tools Products over the forecast period. The Company was permitted to provide revised forecasts as necessary to reflect changes in demand for the products, and Bio-Rad was required to use commercially reasonable efforts to supply amounts in excess of the applicable forecast. Either party was permitted to terminate the agreement for convenience upon 180 days’ prior written notice, or upon default if the other party failed to cure such default within 30 days after notice thereof. In a letter from the Company to Bio-Rad dated May 2, 2008, Vermillion exercised its right to terminate the November 13, 2006, manufacture and supply agreement for convenience upon 180 days’ written notice. Consequently, termination of the agreement became effective on October 29, 2008. In October 2009, Bio-Rad filed a proof of claim in the Company’s bankruptcy case based on certain contract claims for approximately $1,000,000. The Company is attempting to resolve the contract claims and has accrued for this contingency within general and administrative expense in accordance with ASC 450 Contingencies at December 31, 2009 and 2008. Management cannot predict the ultimate outcome of this matter at this time.

Debtor’s Incentive Plan

In connection with the Bankruptcy Filing, on April 21, 2009, the Company filed the Debtor’s Motion for Entry of an Order Approving the Debtor’s Incentive Plan (the “Incentive Plan”) and Authorizing Payments thereunder pursuant to § 363(b) and 503(b) of the Bankruptcy Code (the “Incentive Plan Motion”) which sought to provide proper incentives to the directors (Gail S. Page, John F. Hamilton and James S. Burns, collectively, the “Directors”) to help achieve a successful sale or restructuring of the Company. At a hearing on June 22, 2009, the Court entered an Order approving the Incentive Plan Motion (the “Incentive Plan Order”). The Incentive Plan is only triggered upon the occurrence of a qualified transaction defined as the closing of any sale pursuant to section 363 of the Bankruptcy Code or the effectiveness of a Reorganization Plan confirmed pursuant to section 1129 of the Bankruptcy Code. The Incentive Plan payment was based upon a percentage of (A) the gross proceeds of Asset Sales, both prior to and after the Food and Drug Administration approval of the ovarian tumor triage test, and (B) the value of consideration - cash, debt and equity - distributed pursuant to a confirmed Reorganization Plan. In the end, the Incentive Plan Order provided that the Directors would receive: (i) zero, on Qualified Transaction Proceeds of 3,000,000 or less, (ii) 6% on Qualified Transaction Proceeds of $3,000,001 to $10,000,000, and (iii) 8% on Qualified Transaction Proceeds of greater than $10,000,000. While the Incentive Plan Order provided the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company with the authority to make distributions under the Incentive Plan, the Company agreed as part of the Plan of Reorganization to seek final judicial approval of the amounts to be paid pursuant to the Incentive Plan. On April 13, 2010, counsel for the Company, the Official Committee of the Equity Security Holders, and the Directors submitted a proposed settlement to the Bankruptcy Court. On April 14, 2010, after a hearing, an order was issued by the Bankruptcy Court approving the Debtor’s Incentive Plan. Under the Debtor’s Incentive Plan, the Company was directed to distribute an aggregate of $5,000,000 in cash and 302,541 shares of restricted stock having a fair value of $6,626,000 in Incentive Plan Payments to the Directors. All such restricted stock is to be distributed, with 1/24th of it to vest on each monthly anniversary of the vesting commencement date, June 22, 2009. The total Incentive Plan Payments are to be allocated to Gail S. Page, James S. Burns and John F. Hamilton on a 60%-20%-20% basis, respectively, or as otherwise may be agreed to in writing by the Directors. The contingency was accounted for upon the occurrence of the qualified transaction on January 7, 2010 when the Bankruptcy Courts issued a confirmation order approving the Company’s Reorganization Plan. Accordingly, the Company recorded a charge of $9,141,000 for nine months ended September 30, 2010 and will record additional charges totaling $2,485,000 through June 2011 as the underlying restricted stock vests. As of September 30, 2010, the Company incurred $9,141,000 under the terms of the Incentive Plan, of which $6,932,000 was recorded in Reorganization Items for the period prior to emerging from bankruptcy and $2,209,000 was recorded in general and administrative expenses for the period subsequent to emerging from bankruptcy. In April 2010, the Company distributed an aggregate of $5,000,000 in cash to the Directors. The Company distributed 226,904 shares of common stock to the Directors under the Incentive Plan through December 31, 2010.

In addition, from time to time, the Company is involved in legal proceedings and regulatory proceedings arising out of its operations. The Company establishes reserves for specific liabilities in connection with legal actions that it deems to be probable and estimable. Other than as disclosed above, the Company is not currently a party to any proceeding, the adverse outcome of which would have a material adverse effect on the Company’s financial position or results of operations.

10.	Common Stock

Stockholders’ Rights Plan

Vermillion has adopted a Stockholder Rights Plan, the purpose of which is, among other things, to enhance the Vermillion Board of Directors’ ability to protect stockholder interests and to ensure that stockholders receive fair treatment in the event any coercive takeover attempt of the Company is made in the future. The Stockholder Rights Plan could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, the Company or a large block of Vermillion’s common stock. The following summary description of the Stockholder Rights Plan does not purport to be complete.

The rights issued pursuant to Vermillion’s Stockholder Rights Plan will become exercisable the tenth day after a person or group announces acquisition of 15.0% or more of Vermillion’s common stock or announces commencement of a tender or exchange offer the consummation of which would result in ownership by the person or group of 15.0% or more of Vermillion’s common stock. If the rights become exercisable, the holders of the rights (other than the person acquiring 15.0% or more of Vermillion’s common stock) will be entitled to acquire, in exchange for the rights’ exercise price, shares of Vermillion’s common stock or shares of any company in which the Company is merged, with a value equal to twice the rights’ exercise price.

Authorized Shares

At the annual stockholders’ meeting on June 29, 2007, the stockholders approved an amendment to the Certificate of Incorporation to increase the number of authorized shares of Vermillion’s common stock from

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

80,000,000 to 150,000,000. On July 13, 2007, Vermillion amended and restated its Certificate of Incorporation with the State of Delaware for the increased authorized shares. Additionally, after the Reverse Stock Split the number of authorized shares of common stock and preferred stock remained at 150,000,000 and 5,000,000, respectively.

Private Placement Sale

On August 29, 2007 (the “Closing Date”), Vermillion completed a private placement sale of 2,451,309 shares of its common stock and warrants to purchase up to an additional 1,961,047 shares of its common stock with an exercise price of $9.25 per share and expiration date of August 29, 2012, to a group of new and existing investors for $20,591,000 in gross proceeds (collectively referred to as the “August 29, 2007, Private Placement Sale”). Existing investors included affiliates of the Company, who purchased 964,285 shares of Vermillion’s common stock and warrants to purchase up to an additional 771,428 shares of Vermillion’s common stock for $8,100,000. In connection with Quest’s participation in this transaction, Vermillion amended a warrant to purchase an additional 220,000 shares of its common stock that was originally issued to Quest on July 22, 2005. Pursuant to the terms of the amendment, the exercise price for the purchase of Vermillion’s common stock was reduced from $35.00 per share to $25.00 per share and the expiration date of such warrant was extended from July 22, 2010, to July 22, 2011. For services as placement agent, Vermillion paid Oppenheimer & Co. Inc. (“Oppenheimer”) $1,200,000 and issued a warrant to purchase up to 92,100 shares of Vermillion’s common stock with an exercise price of $9.25 per share and expiration date of August 29, 2012. The warrants issued to the investors and Oppenheimer were valued at $7,194,000 and $581,000, respectively, based on the fair value as determined by the Black-Scholes model. The amended value of the warrant issued to Quest on July 22, 2005, increased by $356,000, which is reflected in additional paid-in capital, from the its original value of $2,200,000. Assumptions used to value the warrants issued to the investors and Oppenheimer, and the amended value of the warrant issued to Quest were as follows:

	Private Investors and Oppenheimer & Co. Inc.	Amendment to Quest Diagnostics Incorporated
Dividend yield	—%	—%
Volatility	80.14%	82.92%
Risk-free interest rate	4.31%	4.24%
Expected lives (years)	5.0	3.9

In June 2008, the FASB issued new guidance now codified in ASC 815 that clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which would qualify for classification as liabilities. The new guidance in ASC 815 was effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of the new guidance on January 1, 2009, resulted in the reclassification of the Company’s outstanding warrants from the August 2007 offering from stockholders’ equity to liabilities, which requires the warrants to be fair valued at each reporting period, with the changes in fair value recognized as interest and other expense in the Company’s consolidated statement of operations.

VERMILLION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2009 and January 1, 2009, the Company had warrants outstanding to purchase 273,467 and 2,053,147 shares of common stock, respectively, which were required to be classified as a liability. The fair value of these warrants on the date of adoption of January 1, 2009 and on December 31, 2009 was determined using a Black Scholes valuation model with the following level 3 inputs:

	December 31, 2009	January 1, 2009
Risk-free interest rate	1.51%	1.18%
Expected life (in years)	2.66	3.66
Dividend yield	—%	—%
Volatility	83.70%	78.35%
Stock price	$27.50	$0.27

On January 1, 2009, the Company recorded a cumulative effect of change in accounting principle adjustment of $21,000 to its accumulated deficit and a corresponding reclassification of the Company’s outstanding warrants from stockholder’s deficit to warrant liability. For the year ended December 31, 2009, the Company recorded under ASC 815 a loss of $12,106,000 in the consolidated statement of operations. For the nine months ended September 30, 2010, the Company recorded under ASC 815 a gain of $4,204,000 in the consolidated statements of operations.

The following table sets forth the Company’s financial liabilities, related to warrants subject to fair value measurements as of December 31, 2009 (in thousands):

		Fair Value Measurements at Reporting Date Using
	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Common stock warrants	$5,659	$—	$—	$5,659

Total	$5,659	$—	$—	$5,659

The following table is a reconciliation of the warrant liability measured at fair value using Level 3 inputs (in thousands):

	Year Ended December 31, 2009	Nine Months Ended September 30, 2010
		(unaudited)
Balance at beginning of period	$—	$5,659
Cumulative effect of change in accounting principle for common stock warrants	21	—
Change in fair value of common stock warrants	20,062	(3,981)
Issuance of common stock from warrant exercise	(6,468)
Warrant exercise gain	(7,956)	(223)
Reclassification of warrant fair value to equity upon exercise and issuance of common stock	—	(1,151)

Balance at end of period	$5,659	$304

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Warrants

Warrants outstanding and exercisable as of December 31, 2009 and September 30, 2010 were as follows:

				Number of Shares Outstanding under Warrant
Issuance Date	Expiration Date	Exercise Price per Share		December 31, 2009	September 30, 2010
					(unaudited)
July 22, 2005	July 22, 2011	$25.00		220,000	220,000
August 3, 2006	August 3, 2011	12.60		6,090	385
November 15, 2006	November 15, 2011	12.60		6,090	385
August 29, 2007	August 29, 2012	9.25	*	273,467	195,012

				505,647	415,782

*	The exercise price of the warrants issued on August 29, 2007 is adjustable in accordance with the term of the warrants.

At September 30, 2010, the Company had warrants outstanding to purchase 195,012 shares of common stock which are subject to fair value measurement on a recurring basis. The fair value of these common stock warrants on September 30, 2010 was determined using a Black Scholes valuation model with the following Level 3 inputs (unaudited):

September 30, 2010
Dividend yield	0%
Volatility	81%
Risk-free interest rate	0.40%
Expected lives (years)	1.92
Weighted average fair value	$1.56

As a result of warrant exercises, we recognized total gains of $223,000 for nine months ended September 30, 2010. From January 2010 through September 2010, Vermillion issued 46,972 shares of its common stock for the net exercises of its common stock warrants.

January 2010 Private Placement

On January 7, 2010, in connection with the Plan of Reorganization, we completed a private placement sale of 2,327,869 shares of our common stock at a price of $18.4932 per share to a group of new and existing investors for $43,050,000 in gross proceeds (net proceeds of $42,782,000), of which $42,780,000 was recorded as additional paid-in capital.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11.	Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss as of December 31, 2008, 2009 and September 30, 2010, were as follows (in thousands):

	Year Ended December 31,		Nine Months Ended September 30, 2010
	2008	2009
			(unaudited)
Net unrealized loss on long-term investments available-for-sale	$—	$119	$—
Cumulative translation adjustment	(162)	(165)	(159)

Accumulated other comprehensive loss	$(162)	$(46)	$(159)

12.	Loss Per Share

The reconciliation of the numerators and denominators of basic and diluted loss per share for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010 was as follows (in thousands, except shares and per share amounts):

	Loss (Numerator)	Shares (Denominator)	Per Share Amount
Year ended December 31, 2007:
Net loss - basic	$(21,282)	4,765,341	$(4.47)
Dilutive effect of shares purchasable under the Employee Stock Purchase Plan, stock options, warrants and convertible senior notes	—	—

Net loss - diluted	$(21,282)	4,765,341	$(4.47)

Year ended December 31, 2008:
Net loss - basic	$(18,330)	6,381,802	$(2.87)
Dilutive effect of shares purchasable under the Employee Stock Purchase Plan, stock options, warrants and convertible senior notes	—	—

Net loss - diluted	$(18,330)	6,381,802	$(2.87)

Year ended December 31, 2009:
Net loss - basic	$(22,048)	6,662,231	$(3.31)
Dilutive effect of common stock shares issuable upon exercise of stock options, purchase by Employee Stock Purchase Plan, exercise of warrants and conversion of convertible senior notes	—	—

Net loss - diluted	$(22,048)	6,662,231	$(3.31)

Nine months ended September 30, 2010 (unaudited):
Net loss - basic	$(15,020)	10,345,995	$(1.45)
Dilutive effect of common stock shares issuable upon exercise of stock options, exercise of warrants, conversion of convertible senior notes and unvested restricted stock awards	—	—

Net loss - diluted	$(15,020)	10,345,995	$(1.45)

VERMILLION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Due to net losses for the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2010, diluted loss per share is calculated using the weighted average number of common shares outstanding and excludes the effects of potential common stock shares that are antidilutive. The potential shares of common stock that have been excluded from the diluted loss per share calculation above for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010, were as follows:

				Nine months Ended September 30, 2010
	Year Ended December 31,
	2007	2008	2009
				(unaudited)
Stock options	469,675	815,638	678,301	841,485
Employee Stock Purchase Plan	2,786	2,250	—	—
Stock warrants	2,293,147	2,293,147	505,647	415,782
Convertible senior notes	852,208	875,000	297,300	250,000
Restricted stock units	—	—	—	122,828

Potential common shares	3,617,816	3,986,035	1,481,248	1,630,095

13.	Employee Benefit Plans

1993 Stock Option Plan

Vermillion has no shares of its common stock reserved for future grants to employees, directors or consultants under its 1993 Stock Option Plan (the “1993 Plan”). Under the 1993 Plan, options were granted at prices not lower than 85% and 100% of the fair market value of the common stock for non-statutory and statutory stock options, respectively. All outstanding options under the 1993 Plan are now fully vested, and unexercised options generally expire ten years from the date of grant. At December 31, 2008 and 2009, no shares of Vermillion’s common stock were subject to repurchase by Vermillion. Since Vermillion’s initial public offering, no options have been granted under the 1993 Plan. There were no option exercises for the years ended December 31, 2007, 2008 and 2009.

2000 Stock Plan

Under the Amended and Restated 2000 Stock Plan (the “2000 Plan”), options may be granted at prices not lower than 85% and 100% of the fair market value of the common stock for non-statutory and statutory stock options, respectively. Options generally vest monthly over a period of four years and unexercised options generally expire ten years from the date of grant. At December 31, 2009, Vermillion had 6,553,859 shares of its common stock reserved for future stock option grants to employees, directors and consultants under the 2000 Plan. There were no option exercises for the years ended December 31, 2007, 2008 and 2009. In conjunction with the Reverse Stock Split, an additional 6,525,000 shares of Vermillion’s common stock were reserved for issuance under the 2000 Plan for the year ended December 31, 2007. No additional shares of Vermillion’s common stock were reserved for issuance under the 2000 Plan for the years ended December 31, 2008 and 2009.

2000 Employee Stock Purchase Plan

The Amended and Restated 2000 Employee Stock Purchase Plan (the “2000 ESPP”) provides for eligible employees to purchase Vermillion’s common stock through payroll deductions during six-month offering periods. Each offering period begins on May 1 or November 1 and ends October 31 or April 30, respectively.

VERMILLION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The 2000 ESPP provides for the purchase of Vermillion’s common stock at the lower of 85.00% of the closing price of Vermillion’s common stock on the first day of the offering period or 85.00% of the closing price of Vermillion’s common stock on the last day of the offering period. In conjunction with the Reverse Stock Split, an additional 1,355,215 shares of Vermillion’s common stock were reserved for issuance under the 2000 ESPP for the year ended December 31, 2007. No additional Vermillion’s common stock shares were reserved for issuance under the 2000 ESPP for the years ended December 31, 2008 and 2009.

2010 Stock Option Plan

On February 8, 2010, our Board of Directors approved the 2010 Plan. The 2010 Plan will be administered by the Compensation Committee of the Board. The Company’s employees, directors, and consultants are eligible to receive awards under the 2010 Plan. The 2010 Plan permits the granting of a variety of awards, including stock options, share appreciation rights, restricted shares, restricted share units, unrestricted shares, deferred share units, performance and cash-settled awards, and dividend equivalent rights. The 2010 Plan provides for issuance of up to 1,322,983 shares of common stock, par value $0.001 per share under the 2010 Plan, subject to adjustment as provided in the 2010 Plan.

VERMILLION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The activity related to shares available for grant under the 1993 Plan, 2000 Plan, 2000 ESPP and 2010 Plan for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010, were as follows:

	1993 Stock Option Plan	2000 Stock Plan	2000 Employee Stock Purchase Plan	2010 Stock Option Plan	Total
Shares available at December 31, 2006	—	273,018	22,621	—	295,639
Additional shares reserved	—	6,525,000	1,355,215	—	7,880,215
Options canceled	25,910	153,735	—	—	179,645
Reduction in shares reserved	(25,910)	—	—	—	(25,910)
Options granted	—	(174,770)	—	—	(174,770)
Shares purchased	—	—	(4,813)	—	(4,813)
Shares available at December 31, 2007	—	6,776,983	1,373,023	—	8,150,006
Additional shares reserved	—	—	—	—	—
Options canceled / forfeited	3,000	116,149	—	—	119,149
Reduction in shares reserved	(3,000)	—	—	—	(3,000)
Options granted	—	(465,000)	—	—	(465,000)
Shares purchased	—	—	(3,750)	—	(3,750)

Shares available at December 31, 2008	—	6,428,132	1,369,273	—	7,797,405
Additional shares reserved	—	—	—	—	—
Options canceled	11,610	125,727	—	—	137,337
Reduction in shares reserved	(11,610)	—	—	—	(11,610)
Options granted	—	—	—	—	—
Shares purchased	—	—	—	—	—

Shares available at December 31, 2009	—	6,553,859	1,369,273	—	7,923,132
Additional shares reserved	—	—	—	1,322,983	1,322,983
Options canceled	1,505	—	—	200	1,705
Reduction in shares reserved	(1,505)	—	—	—	(1,505)
Options granted	—	—	—	(195,500)	(195,500)
Restricted stock units	—	—	—	(25,000)	(25,000)
Shares purchased	—	—	—	—	—
Shares expired	—	(6,553,859)	(1,369,273)	—	(7,923,132)

Shares available at September 30, 2010 (unaudited)	—	—	—	1,102,683	1,102,683

VERMILLION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The stock option activity under the 1993 Plan and 2000 Plan for the years ended December 31, 2007, 2008 and 2009 was as follows (dollars are in thousands, except weighted average exercise price):

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term
Options outstanding at December 31, 2006	476,581	$36.06	$—	7.60
Granted	174,770	12.41
Exercised	(2,031)	11.85
Canceled	(179,645)	38.84

Options outstanding at December 31, 2007	469,675	$26.30	$—	7.72
Granted	465,000	1.99
Exercised	—	—
Canceled	(119,037)	15.63

Options outstanding at December 31, 2008	815,638	14.00	—	8.22
Granted	—	—
Exercised	—	—
Canceled	(137,337)	12.90

Options outstanding at December 31, 2009	678,301	$14.22	12,648	5.86

Shares exercisable:
December 31, 2007	272,162	$36.44	$—	6.84
December 31, 2008	411,543	$23.64	$—	7.22
December 31, 2009	518,704	$17.27	$8,956	5.10

Shares expected to vest:
December 31, 2008	329,272	$4.33	$—	9.18
December 31, 2009	159,597	$4.32	$3,692	8.30

The range of exercise prices for options outstanding and exercisable at December 31, 2009, are as follows:

Exercise Price	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Life in Years	Options Exercisable	Weighted Average Exercise Price
$0.01 - $0.75	49,832	$0.74	4.42	49,832	$0.74
0.76 - 2.04	113,250	2.04	4.87	107,000	2.04
2.05 - 2.30	195,000	2.30	8.55	69,057	2.30
2.31 - 10.20	84,205	9.36	4.36	83,548	9.36
10.21 - 14.70	124,453	13.39	6.18	97,942	13.18
14.71 - 48.60	53,317	24.02	4.12	53,081	24.05
48.61 - 96.00	58,244	89.16	3.04	58,244	89.16

$0.01 - $96.00	678,301	$14.22	5.86	518,704	$17.27

	Total Intrinsic Value of Options Exercised	Total Fair Value of Vested Options (in thousands)
Year ended December 31, 2009	$—	$644
Year ended December 31, 2008	$—	$754

VERMILLION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock-Based Compensation

Employee Stock-based Compensation Expense

The assumptions used to calculate the fair value of options granted and shares purchasable under the 2000 Plan and 2000 ESPP that were incorporated in the Black-Scholes pricing model for the year ended December 31, 2008 was as follows:

	2000 Stock Plan	Employee Stock Purchase Plan
	Year Ended December 31, 2008	Year Ended December 31, 2008
Dividend yield	—%	—%
Volatility	79.01%	74.84%
Risk-free interest rate	3.37%	2.17%
Expected lives (years)	5.26	0.50
Weighted average fair value	$1.33	$0.25

The Company did not grant any stock options to employees or have any employees participate in the 2000 ESPP for the year ended December 31, 2009. The Company granted options to purchase 195,500 shares of common stock with an average exercise price of $21.59 during the nine months ended September 30, 2010. The fair value of the stock options granted was valued on the date of grant using the Black-Scholes valuation model using the following average assumptions:

Nine months Ended September 30, 2010
Dividend yield	—%
Volatility	82%
Risk-free interest rate	2.37%
Expected lives (years)	5.6
Weighted average fair value	$14.95

The allocation of stock-based compensation expense by functional area for the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2010 was as follows (in thousands):

	Year Ended December 31,			Nine Months Ended September 30, 2010
	2007	2008	2009
				(unaudited)
Research and development	$167	$120	$34	$750
Sales and marketing	88	93	10	46
General and administrative	623	423	280	2,447

Total	$878	$636	$324	$3,243

The Company has a 100.0% valuation allowance recorded against its deferred tax assets, and as a result ASC 718 had no effect on income tax expense in the consolidated statement of operations or the consolidated statement of cash flows. As of December 31, 2009, total unrecognized compensation cost related to nonvested stock option awards was $292,000 and the related weighted average period over which it is expected to be recognized was 2.23 years.

VERMILLION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Non-employee Stock-based Compensation Expense

Stock-based compensation expense related to stock options granted to non-employees is recognized as the stock options are earned. As part of the bankruptcy case, certain former employees were converted into consultants to Company whereby their existing stock options continued to vest, under the original terms of their stock option grants, as they provided consulting services to the Company. The values attributable to these options are amortized over the service period and the unvested portion of these options was remeasured at each vesting date. The Company believes that the fair value of the stock options is more reliably measurable than the fair value of the services received. The fair value of the stock options granted were revalued at each reporting date using the Black-Scholes valuation model as prescribed by ASC 505, “Equity,” using the following average assumptions:

	Year Ended December 31, 2009	Nine months Ended September 30, 2010
		(unaudited)
Dividend yield	—%	—%
Volatility	84.79%	82%
Risk-free interest rate	3.28%	3.19%
Expected lives (years)	8.22	7.81
Weighted average fair value	$11.85	$14.44

The stock-based compensation expense will fluctuate as the fair market value of the common stock fluctuates. In connection with stock options relating to non-employees, the Company recorded stock-based compensation allocated by functional area for the year ended December 31, 2009 and for the nine months ended September 30, 2010, as follows (in thousands):

	Year Ended December 31, 2009	Nine Months Ended September 30, 2010
		(unaudited)
Research and development	$185	$38
Sales and marketing	$14	5
General and administrative	48	100

Total	$247	$143

Ciphergen Biosystems, Inc. 401(k)

The Company maintains the Ciphergen Biosystems, Inc. 401(k) Plan (the “401(k) Plan”) for its United States employees. The 401(k) Plan allows eligible employees to defer up to an annual limit of the lesser of 90% of eligible compensation or a maximum contribution amount subject to the Internal Revenue Service annual contribution limit,. The Company is not required to make contributions under the 401(k) Plan. For the years ended December 31, 2007, 2008, and 2009 and for the nine months ended September 30, 2010, the Company has not contributed to the 401(k) Plan.

VERMILLION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14.	Income Taxes

Domestic and foreign components of loss from continuing operations before income taxes for the years ended December 31, 2007, 2008, and 2009 are as follows (in thousands):

	2007	2008	2009
Domestic	$(21,213)	$(17,755)	$(21,927)
Foreign	94	(615)	(110)

	$(21,119)	$(18,370)	$(22,037)

The components of the provision (benefit) for income attributable to loss from continuing operations before income taxes for the years ended December 31, 2007, 2008, and 2009 are as follows (in thousands):

	2007	2008	2009
Federal
Current	$—	$235	$—
Deferred	—	(259)	—
State	—	—	—

Foreign
Current	163	(16)	11
Deferred	—	—	—

	$163	$(40)	$11

Based on the available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company has provided a full valuation allowance against its net deferred tax assets at December 31, 2008 and 2009.

The components of deferred tax assets (liabilities) at December 31, 2008 and 2009 were as follows (in thousands):

	2008	2009
Deferred tax assets:
Depreciation and amortization	$18,912	$16,387
Other	874	909
Research and development and other credits	185	179
Net operating loses	31,638	40,340

Total deferred tax assets	51,609	57,815
Valuation allowance	(51,529)	(57,777)

Net deferred tax assets	$80	$38

Deferred tax liabilities:
Investment in foreign subsidiaries	$(49)	$(10)
Other	(31)	(29)

Total	$(80)	$(39)

VERMILLION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The reconciliation of the statutory federal income tax rate to the Company’s effective tax rate for the years ended December 31, 2007, 2008 and 2009 was as follows:

	2007	2008	2009
Tax at federal statutory rate	34%	34%	34%
State tax, net of federal benefit	6	6	4
Deferred tax not benefited	181	(43)	(28)
Change in warrant valuation	—	—	(9)
Net operating loss and credit reduction due to section 382 limitations	(222)	—	—
Other	—	3	(1)

Effective income tax rate	(1)%	—%	—%

As of December 31, 2009, the Company has a net operating loss of approximately $101,000,000 for federal and $69,000,000 for state tax purposes. If not utilized, these carryforwards will begin to expire beginning in 2026 for federal purposes and 2016 for state purposes.

As of December 31, 2009, the Company has $5,400,000 of net operating carryforwards from its Japan operations. If not utilized, this carryforward will begin to expire in 2012.

We believe that it is more likely than not that the benefit from certain deferred tax assets will not be realized due to the history of the operating losses in the Company. In recognition of this risk, we have provided a valuation allowance on the deferred tax assets relating to these assets. The valuation allowance was $57,777,000 at December 31, 2009, which represents an increase of $6,248,000 over 2008 primarily due to additional valuation allowance requirements on U.S. deferred tax assets.

The Company is subject to taxation in the US and various state and foreign jurisdictions. As of December 31, 2009 the Company’s tax years for 2006, 2007, 2008 and 2009 are subject to examination by the U.S. tax authorities. With few exceptions, as of December 31, 2009, the Company is no longer subject to U.S. federal, state, local or foreign examinations by tax authorities for years before 2004.

Upon adoption of ASC Topic 740-10-50 on January 1, 2007 and also at December 31, 2007 and 2008, the Company had no unrecognized tax benefits. The Company does not expect unrecognized tax benefits to change significantly over the next 12 months.

The Company recognizes interest and penalties related to unrecognized tax benefits within the interest expense line and other expense line, respectively, in the consolidated statement of operations. Accrued interest and penalties are included within the related liability lines in the consolidated balance sheet. The Company has not recorded any interest or penalties as a result of uncertain tax positions as of December 31, 2008 and 2009.

15.	Other Related Party Transactions

Consulting Agreement

On March 26, 2009, the Company entered into a consulting agreement with its former Chief Executive Offer and current Director of the Company. For the year-ended December 31, 2009, the Company incurred $189,000 in general and administrative expenses under the consultant arrangement. At December 31, 2009, the Company owed the consultant $377,000, which included amounts owed for severance of $366,000. On February 1, 2010, the Company re-hired the consultant as its Chief Executive Officer of the Company.

VERMILLION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16.	Subsequent Events (unaudited)

On November 2, 2010, the Company received notice of an award of two grants for the aggregate sum of $489,000 under the Internal Revenue Service Qualifying Therapeutic Discovery Projects Grant Program for the OVA2TM and PAD programs. The grant relates to 2010 expenditures and was awarded to therapeutic or diagnostic discovery projects that show a reasonable potential to result in new therapies or diagnostic tests that address areas of unmet medical need or that prevent, detect or treat chronic or acute diseases and conditions.

On November 10, 2010, we entered into Amendment No. 4 (the “Amendment”) to the Strategic Alliance Agreement with Quest. Pursuant to the Amendment, Quest will have the exclusive right to commercialize the OVA1 Test for up to three additional years from the period as specified in the Strategic Alliance Agreement. The Amendment also establishes royalties, fees, and other payments related to the performance of the OVA1 Test. Quest will pay the Company a fixed payment of $50 per OVA1 Test performed, as well as 33% of its “gross margin,” as the term is defined in the Amendment.

4,000,000 Shares

Vermillion, Inc.

Common Stock

PROSPECTUS

                    , 2011

Roth Capital Partners

Neither we nor the selling stockholder has authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information in this prospectus is current as of the date of this prospectus. You should not assume that this prospectus is accurate as of any other date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The estimated expenses to be borne by us in connection with the offering are as follows:

SEC registration fee	$2,002.73
Placement Agent fees
Legal fees and expenses
Accounting fees and expenses
Miscellaneous fees and expenses
Total

The Company will bear all of the expenses shown above, unless the over-allotment option is exercised, in which case the selling stockholder will reimburse the Company for her pro rata portion of the selling expenses in addition to paying her applicable underwriting discounts and commissions.

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended, or the Securities Act. Our Second Amended and Restated Certificate of Incorporation and our Bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.

Through December 31, 2010, we distributed 226,904 shares of our common stock to our Directors pursuant to the Debtor’s Incentive Plan approved by the Bankruptcy Court. The shares were issued to the Directors as incentive payments for their services rendered to help achieve a successful restructuring of the Company, and therefore no consideration was paid by the Directors to the Company in exchange of the shares. The shares issued are exempted from the registration requirement pursuant to Section 1145(a)(1) of the Bankruptcy Code.

On January 7, 2010, Vermillion closed a private placement transaction with a group of investors. Vermillion received $43,050,000 in gross proceeds from the sale of 2,327,869 shares of its common stock at a price of $18.4932 per share. The shares of Vermillion’s common stock issued in connection with the private placement will be exempted from the registration requirement pursuant to Regulation D of the Securities Act. Accordingly, these restricted shares are subject to the resale limitations of Rule 144 under the Securities Act, as a transaction not involving a public offering because, among other things, the investors were accredited investors at the time of the transaction and appropriate legends were affixed to the instruments representing such securities issued in such transaction.

From November 30, 2009, through January 22, 2010, Vermillion exchanged 428,906 shares of its common stock for $7,100,000 in principal and unpaid interest of $732,000 related to the convertible senior notes due September 1, 2011 (the “7.00% Notes”). From October 21, 2009 through November 19, 2009, $4,400,000 in principal related to the 7.00% Notes was converted into 220,000 shares of Vermillion’s common stock. The offer and issuance of the securities was exempt from registration under Section 3(a)(9) of the Securities Act.

From November 24, 2009 to January 22, 2010, Vermillion exchanged a total of 15,794 shares of its common stock for $305,000 in principal and $18,000 in unpaid interest related to the convertible senior notes due September 1, 2009 (the “4.50% Notes”). The offer and issuance of the securities was exempt from registration under Section 3(a)(9) of the Securities Act.

From October 5, 2009, through April 12, 2010, Vermillion issued 990 shares of its common stock for $12,000 from the cash exercise of its warrants dated August 3, 2006, with an exercise price of $12.60 per share (the “August 3 Warrants”), and 3,496 shares of its common stock from the cashless exercise of 8,625 underlying common stock shares of its August 3 Warrants. From October 5, 2009, through April 12, 2010, Vermillion issued 990 shares of its common stock for $12,000 from the cash exercise of its warrants dated November 15, 2006, with an exercise price of $12.60 per share (the “November 15 Warrants”), and 3,486 shares of its common stock from the cashless exercise of 8,625 underlying common stock shares of its November 15 Warrants. From September 29, 2009, through March 4, 2010, Vermillion issued 392,120 shares of its common stock for $3,627,000 from the cash exercise of its warrants dated August 29, 2007, with an exercise price of $9.25 per share (the “2007 Warrants”), and 521,213 shares of its common stock from the cashless exercise of 1,435,678 underlying common stock shares of its 2007 Warrants. The offer and issuance of securities is subject to the resale limitations of Rule 144 under the Securities Act.

Item 16.	Exhibits and Financial Statements Schedules.

The exhibits filed as part of this Registration Statement are listed in the exhibit index immediately preceding such exhibits, which index is incorporated herein by reference.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission, or SEC, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the following Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 2nd day of February, 2011.

VERMILLION, INC.

By:	/s/ GAIL S. PAGE
Gail S. Page
Director and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gail S. Page and Sandra A. Gardiner, or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ GAIL S. PAGE Gail S. Page	Executive Chair of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	February 2nd, 2011

/s/ SANDRA A. GARDINER Sandra A. Gardiner	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 2nd, 2011

/s/ JAMES S. BURNS James S. Burns	Director	February 2nd, 2011

/s/ JOHN F. HAMILTON John F. Hamilton	Director	February 2nd, 2011

/s/ PETER S. RODDY Peter S. Roddy	Director	February 2nd, 2011

/s/ CARL SEVERINGHAUS Carl Severinghaus	Director	February 2nd, 2011

/s/ WILLIAM C. WALLEN, PH.D. William C. Wallen, Ph.D.	Director	February 2nd, 2011

EXHIBIT INDEX

Number	Description of Document

1.1	Form of Underwriting Agreement*

2.1	Disclosure Statement for Debtor’s (Vermillion, Inc.’s) Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated November 24, 2009(1)

2.2	Disclosure Statement for Debtor’s (Vermillion, Inc.’s) First Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated December 3, 2009(2)

2.3	Findings of Fact, Conclusions of Law and Order Confirming Debtor’s (Vermillion Inc.’s) Second Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated January 7, 2010(3)

3.1	Fourth Amended and Restated Certificate of Incorporation of Vermillion, Inc., dated January 22, 2010(4)

3.2	Third Amended and Restated Certificate of Incorporation of Vermillion, Inc.(5)

3.3	Second Amended and Restated Certificate of Incorporation of Vermillion, Inc.(6)

3.4	Amended and Restated Bylaws of Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.)(7)

4.1	Form of Vermillion, Inc.’s (formerly Ciphergen Biosystems, Inc.) Common Stock Certificate(7)

4.2	Indenture between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and U.S. Bank National Association dated August 22, 2003(8)

4.3	First Supplemental Indenture between Vermillion, Inc. and U.S. Bank National Association dated December 11, 2008(9)

4.4	Indenture between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and U.S. Bank National Association dated November 15, 2006(10)

4.5	Preferred Shares Rights Agreement between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and Continental Stock Transfer & Trust Company dated March 20, 2002(11)

4.6	Amendment to Rights Agreement between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and Wells Fargo Bank, N.A. dated July 22, 2005(12)

4.7	Second Amendment to Rights Agreement between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and Wells Fargo Bank, N.A. dated September 30, 2005(13)

4.8	Third Amendment to Rights Agreement between Vermillion, Inc. and Wells Fargo Bank, N.A. dated September 11, 2007(14)

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP*

10.1	Fourth Amended and Restated Investors Rights Agreement dated March 3, 2000(15)

10.2	1993 Stock Option Plan(15)

10.3	Form of Stock Option Agreement(16)

10.4	2000 Stock Plan and related form of Stock Option Agreement(7)

10.5	Amended and Restated 2000 Employee Stock Purchase Plan(17)

10.6	Vermillion, Inc. 2010 Stock Incentive Plan(18)

10.7	Ciphergen Biosystems, Inc. 401(k) Plan(19)

10.8	Registration Rights Agreement dated August 22, 2003, of Vermillion, Inc.’s (formerly Ciphergen Biosystems, Inc.) 4.50% Convertible Senior Notes due September 1, 2008(8)

Number	Description of Document

10.9	Form of Exchange and Redemption Agreement dated November 3, 2006 between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and certain holders of its 4.50% Convertible Senior Notes due September 1, 2008(20)

10.10	Registration Rights Agreement dated November 15, 2006, between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and Initial Purchasers of its 7.00% Convertible Senior Notes due September 1, 2011(10)

10.11	Letter Agreement between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and Oppenheimer & Co. Inc. dated August 3, 2006(21)

10.12	Warrant with Oppenheimer & Co. Inc. dated August 3, 2006(21)

10.13	Warrant with Oppenheimer & Co. Inc. dated November 15, 2006(21)

10.14	Engagement Letter between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and Oppenheimer & Co. Inc. dated August 3, 2006(21)

10.15	Placement Agent Agreement between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and Oppenheimer & Co. Inc. dated March 28, 2007(21)

10.16	Securities Purchase Agreement by and among Vermillion, Inc. and the purchasers party thereto dated August 23, 2007(6)

10.17	Form of Warrant(17)

10.18	Form of Securities Purchase Agreement between Vermillion, Inc. and the purchasers party thereto dated December 24, 2009(22)

10.19	Employment Agreement between Sandra A. Gardiner and Vermillion, Inc. dated April 9, 2010(23)

10.20	Employment Agreement between Gail S. Page and Vermillion, Inc. dated September 28, 2010(24)

10.21	Employment Agreement between Eric T. Fung, M.D. and Vermillion, Inc. dated September 28, 2010(24)

10.22	Form of Severance Agreement between key executive employees and Vermillion, Inc.(25)

10.23	Separation Agreement and Release between Debra A. Young and Vermillion, Inc. dated November 1, 2007(26)

10.24	Form of Proprietary Information Agreement between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and certain of its employees(7)

10.25	Consulting Agreement between Richard G. Taylor and Vermillion, Inc. dated August 26, 2008(25)

10.26	Lease Agreement between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and John Arrillaga, Trustee of the John Arrillaga Survivor’s Trust and Richard T. Peery, Trustee of the Richard T. Peery Separate Property Trust, dated January 28, 2000, and Amendment No. 1 dated August 8, 2000(27)

10.27	MAS License Agreement with IllumeSys Pacific, Inc. dated April 7, 1997(7)

10.28	MAS License Agreement with Ciphergen Technologies, Inc. (formerly ISP Acquisition Corporation) dated April 7, 1997(7)

10.29	Settlement Agreement and Mutual General Release by and among Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.), IllumeSys Pacific, Inc., Ciphergen Technologies, Inc., Molecular Analytical Systems, Inc., LumiCyte, Inc., and T. William Hutchens dated May 28, 2003(28)†

10.30	Assignment Agreement by and among Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.), IllumeSys Pacific, Inc., Ciphergen Technologies, Inc., Molecular Analytical Systems, Inc., LumiCyte, Inc., and T. William Hutchens dated May 28, 2003(28)†

Number	Description of Document

10.31	License Agreement between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and Molecular Analytical Systems, Inc. dated May 28, 2003(28)†

10.32	Collaborative Research Agreement between University College London, UCL Biomedica plc and Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) dated September 22, 2005(29)†

10.33	Distribution and Marketing Agreement between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and Ciphergen Biosystems KK dated March 24, 1999(30)

10.34	Strategic Alliance Agreement between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and Quest Diagnostics Incorporated dated July 22, 2005(12)†

10.35	Amendment to Strategic Alliance Agreement between Vermillion, Inc. and Quest Diagnostics Incorporated dated October 7, 2009(31)

10.36	Amendment No. 4 to Strategic Alliance Agreement between Vermillion Inc. and Quest Diagnostics Incorporated dated November 10, 2010(36)

10.37	Stock Purchase Agreement between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and Quest Diagnostics Incorporated dated July 22, 2005(12)

10.38	Warrant between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and Quest Diagnostics Incorporated dated July 22, 2005(32)

10.39	Amendment to Warrant between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and Quest Diagnostics Incorporated dated August 29, 2007(33)

10.40	Letter Agreement dated August 29, 2007 between Vermillion, Inc. and Quest Diagnostics Incorporated(6)

10.41	Credit Agreement between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and Quest Diagnostics Incorporated dated July 22, 2005(12)

10.42	Debtor-In-Possession Credit and Security Agreement between Vermillion, Inc. and Quest Diagnostics Incorporated dated October 7, 2009(31)

10.43	Memorialization Agreement between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and Quest Diagnostics Incorporated dated January 12, 2006(6)

10.44	Asset Purchase Agreement between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and Bio-Rad Laboratories, Inc. dated August 14, 2006(12)

10.45	Asset Purchase Agreement between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and Bio-Rad Laboratories, Inc. dated August 14, 2006(34)

10.46	Amendment to Asset Purchase Agreement between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and Bio-Rad Laboratories, Inc. dated November 13, 2006(6)

10.47	Stock Purchase Agreement between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and Bio-Rad Laboratories, Inc. dated November 13, 2006(6)

10.48	Transition Services Agreement between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and Bio-Rad Laboratories, Inc. dated November 13, 2006(21)†

10.49	Amendment No. 1 to Transition Services Agreement between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and Bio-Rad Laboratories, Inc. dated May 11, 2007(6)

10.50	Amendment No. 2 to Transition Services Agreement between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and Bio-Rad Laboratories, Inc. dated June 15, 2007(6)

10.51	Manufacture and Supply Agreement between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and Bio-Rad Laboratories, Inc. dated November 13, 2006(21)†

10.52	Amendment No. 1 to Manufacture and Supply Agreement between Vermillion, Inc. and Bio-Rad Laboratories, Inc. dated August 27, 2007(6)

Number	Description of Document

10.53	Cross License Agreement between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and Bio-Rad Laboratories, Inc. dated November 13, 2006(21)†

10.54	Sublicense Agreement between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and Bio-Rad Laboratories, Inc. dated November 13, 2006(6)

10.55	Letter Agreement between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and Bio-Rad Laboratories, Inc. dated November 13, 2006(6)

10.56	Sublease Agreement between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and Bio-Rad Laboratories, Inc. dated November 13, 2006(21)†

21.0	Subsidiaries of Registrant(35)

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm*

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1)*

24	Power of Attorney (included in Part II of the Registration Statement)*

*	Filed herewith
(1)	Incorporated by reference to our Current Report on Form 8-K filed on November 25, 2009 (File No. 000-31617)
(2)	Incorporated by reference to our Current Report on Form 8-K filed on December 4, 2009 (File No. 000-31617)
(3)	Incorporated by reference to our Current Report on Form 8-K filed on January 12, 2010 (File No. 000-31617)
(4)	Incorporated by reference to our Current Report on Form 8-K filed on January 25, 2010 (File No. 000-31617)
(5)	Incorporated by reference to our Current Report on Form 8-K filed on March 3, 2008 (File No. 000-31617)
(6)	Incorporated by reference to our Registration Statement on Form S-1 filed on September 27, 2007 (File No. 333-146354)
(7)	Incorporated by reference to our Registration Statement on Form S-1/A filed on August 24, 2000 (File No. 333-32812)
(8)	Incorporated by reference to our Registration Statement on Form S-3 filed on October 8, 2003 (File No. 333-109556)
(9)	Incorporated by reference to our Current Report on Form 8-K filed on December 17, 2008 (File No. 000-31617)
(10)	Incorporated by reference to our Current Report on Form 8-K filed on November 21, 2006 (File No. 000-31617)
(11)	Incorporated by reference to our Registration Statement on Form 8-A filed on March 21, 2002 (File No. 000-31617)
(12)	Incorporated by reference to our Current Report on Form 8-K filed on July 28, 2005 (File No. 000-31617)
(13)	Incorporated by reference to our Current Report on Form 8-K filed on October 4, 2005 (File No. 000-31617)
(14)	Incorporated by reference to our Current Report on Form 8-K filed on September 12, 2007 (File No. 000-31617)
(15)	Incorporated by reference to our Registration Statement on Form S-1 filed on March 20, 2000 (File No. 333-32812)
(16)	Incorporated by reference to our Registration Statement on Form S-1/A filed on August 24, 2000 (File No. 333-32812)
(17)	Incorporated by reference to our Quarterly Report on form 10-Q filed on November 14, 2007 (File No. 333-32812)
(18)	Incorporated by reference to our Current Report on Form 8-K filed on February 12, 2010 (File No. 000-31617)
(19)	Incorporated by reference to our Annual Report on Form 10-K filed on March 22, 2005 (File No. 000-31617)

(20)	Incorporated by reference to our Current Report on Form 8-K filed on November 6, 2006 (File No. 000-31617)
(21)	Incorporated by reference to our Registration Statement on Form S-1/A filed on November 27, 2007 (File No. 333-146354)
(22)	Incorporated by reference to our Current Report on Form 8-K filed on December 29, 2009 (File No. 000-31617)
(23)	Incorporated by reference to our Current Report on Form 8-K filed on April 22, 2010 (File No. 000-31617)
(24)	Incorporated by reference to our Current Report on Form 8-K filed on September 30, 2010 (File No. 000-31617)
(25)	Incorporated by reference to our Current Report on Form 8-K filed on August 29, 2008 (File No. 000-31617)
(26)	Incorporated by reference to our Current Report on Form 8-K filed on November 5, 2007 (File No. 000-31617)
(27)	Incorporated by reference to our Registration Statement on Form S-1/A filed on September 27, 2000 (File No. 333-32812)
(28)	Incorporated by reference to our Current Report on Form 8-K filed on June 11, 2003 (File No. 000-31617)
(29)	Incorporated by reference to our Annual Report on Form 10-K filed on March 17, 2006 (File No. 000-31617)
(30)	Incorporated by reference to our Registration Statement on Form S-1/A filed on September 22, 2000 (File No. 333-32812)
(31)	Incorporated by reference to our Current Report on Form 8-K filed on October 21, 2009 (File No. 000-31617)
(32)	Incorporated by reference to our Current Report on Form 8-K filed on July 22, 2005 (File No. 000-31617)
(33)	Incorporated by reference to our Current Report on Form 8-K filed on August 29, 2007 (File No. 000-31617)
(34)	Incorporated by reference to our Preliminary Proxy Statement on Schedule 14a filed on September 12, 2006 (File No. 000-31617)
(35)	Incorporated by reference to our Annual Report on Form 10-K filed on May 20, 2010 (File No. 000-31617)
(36)	Incorporated by reference to our Current Report on Form 8-K filed on November 12, 2010 (File No. 000-34810)
†	Certain portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.